     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 17, 1998


                                                   REGISTRATION NUMBER 333-26307
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT NO. 10


                                       TO

                                   FORM SB-2
                            ------------------------
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        TEAM COMMUNICATIONS GROUP, INC.
          (NAME OF SMALL BUSINESS ISSUER AS SPECIFIED IN ITS CHARTER)

             CALIFORNIA                              3652                              95-5419215
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL                (IRS EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)              IDENTIFICATION NO.)

                            ------------------------

                        TEAM COMMUNICATIONS GROUP, INC.
                      12300 WILSHIRE BOULEVARD, SUITE 400
                         LOS ANGELES, CALIFORNIA 90025
                                 (310) 442-3500
   (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES.)
                            ------------------------

                                 DREW S. LEVIN
                      12300 WILSHIRE BOULEVARD, SUITE 400
                         LOS ANGELES, CALIFORNIA 90025
                                 (310) 442-3500
 (NAMES, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                   COPIES TO:

                BRUCE P. VANN, ESQ.                                  JAMES M. JENKINS, ESQ.
           KELLY LYTTON MINTZ & VANN LLP                             CRAIG S. WITTLIN, ESQ.
        1900 AVENUE OF THE STARS, SUITE 1450                      HARTER, SECREST & EMERY LLP
           LOS ANGELES, CALIFORNIA 90067                               700 MIDTOWN TOWER
            TELEPHONE NO: (310) 277-5333                         ROCHESTER, NEW YORK 14604-2070
            FACSIMILE NO: (310) 277-5953                          TELEPHONE NO: (716) 232-6500
                                                                  FACSIMILE NO: (716) 232-2152

                            ------------------------

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: as soon as practicable after the effective date of this registration statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, as amended, check the following box.   [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.   [ ]

                        CALCULATION OF REGISTRATION FEE


===========================================================================================================================
                                                                    PROPOSED MAXIMUM     PROPOSED MAXIMUM         AMOUNT OF
          TITLE OF EACH CLASS OF                        AMOUNT        OFFERING PRICE            AGGREGATE      REGISTRATION
       SECURITIES TO BE REGISTERED            TO BE REGISTERED          PER SHARE(1)    OFFERING PRICE(1)               FEE
---------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value................       1,725,000(2)            $ 7.00            $12,075,000         $3,659.09
Common Stock Underlying Warrants..........         595,278               $ 1.00            $   595,278         $  175.61
Common Stock Underlying Convertible
  Note....................................         199,748               $ 7.00            $ 1,398,236         $  412.48
Representatives' Warrant..................               1               $15.00            $        15         $    0.00
Common Stock Underlying Representatives'
  Warrant.................................         150,000               $ 8.40            $ 1,260,000         $  371.70
TOTAL.....................................                                                                     $4,618.88
===========================================================================================================================



 *  $4,206.40 Previously paid.


(1) Estimated pursuant to Rule 457(a) solely for the purpose of calculating the registration fee.

(2) Includes 225,000 shares which may be purchased by the Underwriters to cover over-allotments, if any.

    THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   PRELIMINARY PROSPECTUS DATED JUNE 17, 1998


                        TEAM COMMUNICATIONS GROUP, INC.
                                1,500,000 SHARES

    Team Communications Group, Inc. (the "Company") hereby offers 1,500,000 shares of its Common Stock, no par value, ("Common Stock"). Prior to this offering (the "Offering"), there has been no public market for the Common Stock of the Company, and there can be no assurance that an active market will develop. The offering price is expected to be between $5.50 and $7.00 per share. The offering price of the Common Stock has been determined by negotiation between the Company and National Securities Corporation ("NSC") and Coleman & Company Securities, Inc., the representatives (the "Representatives") of the several underwriters (the "Underwriters") and is not necessarily related to the Company's asset value or any other established criteria of value. For the method of determining the initial offering price of the Common Stock, see "Risk Factors" and "Underwriting." Application has been made to have the Common Stock approved for listing on the NASDAQ SmallCap Market under the symbol "TMTV."


    The Company is also registering 795,026 shares of Common Stock issuable upon exercise of certain outstanding warrants and the conversion of a promissory note that may be resold from time to time in the future by certain securityholders (the "Selling Securityholders"). The 795,026 shares of Common Stock underlying such warrants and to be issued upon conversion of the promissory note are subject to a 12 month lock-up beginning on the date of this Prospectus. The Company has covenanted to use its best efforts to keep the Registration Statement of which this Prospectus is a part effective with the Securities and Exchange Commission in order to permit such resales, and it is expected that such resales will be made from time to time on the Nasdaq SmallCap Market, or otherwise. Such resales are subject to prospectus delivery and other requirements of the Securities Act of 1933, as amended (the "Securities Act"). The Company will not receive any proceeds from the market sales of the shares of Common Stock issuable upon exercise of such warrants other than proceeds relating to the exercise price of such warrants. The Company is paying all costs and expenses of registering these shares of Common Stock. See "Offering by Selling Securityholders."

                            ------------------------

THE SHARES OF COMMON STOCK OFFERED HEREBY ARE HIGHLY SPECULATIVE, INVOLVE A HIGH
 DEGREE OF RISK AND IMMEDIATE AND SUBSTANTIAL DILUTION AND SHOULD BE CONSIDERED ONLY BY INVESTORS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK
                         FACTORS" BEGINNING ON PAGE 8.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

================================================================================================================
                                                                          UNDERWRITING
                                                                          DISCOUNTS AND          PROCEEDS TO
                                                   PRICE TO PUBLIC       COMMISSIONS(1)          COMPANY(2)
----------------------------------------------------------------------------------------------------------------
Per Share......................................  $                     $                     $
----------------------------------------------------------------------------------------------------------------
Total(3).......................................  $                     $                     $
================================================================================================================

(1) Does not include additional compensation to be received by the Representatives in the form of (i) a non-accountable expense allowance of
    $    (or $    if the Underwriters' over-allotment option described in
    footnote (3) is exercised in full) and (ii) a warrant to purchase up to
    150,000 shares of Common Stock at $    per share (that being 120% of the
    assumed initial public offering price of $    per share), exercisable over a
    period of four years, commencing one year from the date of this Prospectus (the "Representatives' Warrant"). In addition, the Company has agreed to indemnify the Underwriters against certain civil liabilities under the Securities Act. See "Underwriting."

(2) Before deducting expenses of the Offering payable by the Company, estimated
    at $         , including the Representatives' non-accountable expense
    allowance.

(3) The Company and Joseph Cayre (the "Selling Shareholder") have granted to the Underwriters an option (together, the "Underwriters' over-allotment option"), exercisable within 45 days of the date of this Prospectus, to purchase up to 225,000 additional shares of Common Stock on the same terms and conditions as set forth above solely to cover over-allotments, if any. If all such additional shares of Common Stock are purchased, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be increased to $ , $ and $ , respectively, and the proceeds to the
    Selling Shareholder will be $         . See "Underwriting" and "Principal
    Shareholders."

    The 1,500,000 shares of Common Stock offered hereby are offered on a "firm commitment" basis by the Underwriters, subject to prior sale when, as and if delivered to and accepted by the Underwriters, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the certificates representing the shares of Common Stock will be made at the offices of National Securities Corporation, 1001 Fourth Avenue,
Suite 2200, Seattle, Washington 98154 on or about            , 1998.
                            ------------------------

NATIONAL SECURITIES CORPORATION               COLEMAN & COMPANY SECURITIES, INC.

                 The date of this Prospectus is June   , 1998.

                                    PICTURES

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITER MAY OVERALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."
                            ------------------------

The Company intends to furnish its shareholders with annual reports containing audited financial statements with a report thereon by independent accountants and quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year.

                               PROSPECTUS SUMMARY

     The following summary does not purport to be complete and is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

                                  THE COMPANY

     Since its formation in February 1995, Team Communications Group, Inc. (the "Company") has focused its efforts on the development, production and distribution of a variety of television programming, including series, specials and made-for-television movies for exploitation in the domestic and international television market. The Company derives substantially all of its revenues from production fees earned in connection with Company-originated productions, distribution fees from the exploitation of product acquired from others, and the exploitation of Company-owned programming.

     The Company's production activities have focused on (i) family programming produced for U.S. cable and network television channels such as The Discovery Channel, The Family Channel, USA Network, and the Public Broadcasting System ("PBS"), and (ii) "how-to" instructional series, such as "Simply Style," a 60-episode series which debuted during the third quarter of 1995 on The Learning Channel. In addition, the Company co-developed and co-produced a reality based five-day per week ("strip") syndicated series, called "Strange Universe," with United/Chris-Craft television stations and Rysher Entertainment. This series, which aired on United/Chris-Craft stations, involved the production of 130 episodes over its two, thirteen week commitments. The Company has also completed the production of a series of 22 half hour episodes entitled "Amazing Tails," a reality based series focusing on extraordinary pets, which has been financed in conjunction with Friskies Pet Foods, a division of Nestles Food, and advertising leader The Interpublic Group of Companies ("Interpublic"). All episodes of Amazing Tales have been produced and delivered to Interpublic, and the series is currently airing on Discovery Communications' newest channel, Animal Planet. The Company has also entered into an agreement with Discovery Communications for a second season of 26 new episodes of "Amazing Tails", which is currently completing production. Additionally, the Company is party to a joint venture agreement with Interpublic for the production, subject to certain criteria, of a minimum of four pilots over the next year for non-fiction and light entertainment programming. The Company maintains a dramatic development and production department which is developing and will produce movies-of-the-week and drama series for exhibition on network television, cable or ad hoc networks of independent stations which sometimes form to air special programming. The Company also maintains an international sales force and currently has distribution rights to approximately 335 half-hours of family and documentary series and specials, and 190 hours of dramatic series and films.

     In July 1996, the Company acquired the rights to produce a weekly dramatic television series based on the motion picture "Total Recall," which in 1990 grossed over $320 million in worldwide box office receipts. The Company has entered into an agreement with Alliance Productions, Ltd. ("Alliance"), a leading Canadian production company, pursuant to which Alliance will co-produce and finance an initial 22 episodes of the series with the Company. The Company has also entered into an agreement with Polygram Television, L.L.C. ("PolyGram"), pursuant to which PolyGram will co-finance and acquire television distribution rights to the series in the United States. Miramax Film Corp. ("Miramax"), which acquired the theatrical sequel rights to "Total Recall," has also acquired worldwide home video rights to the series from the Company. "Total Recall" has recently been pre-sold by PolyGram to the U.S. pay television service, Showtime Network. The series is scheduled to debut in late 1998 on the Showtime Network, with "first run" domestic syndication to be handled by PolyGram in 1999. In addition to reducing the Company's financial exposure, the Company anticipates that by co-producing the series with Alliance, the series will qualify for certain Canadian co-production and tax benefits. It is the intention of the parties that each episode will be produced for approximately $1,100,000, with the Company receiving 40% of the profits derived from the worldwide exploitation of television and home video, as well as merchandising tie-ins.

     The Company is also developing a wide variety of family, dramatic, reality-based and children's programing including a new pre-school series, tentatively entitled "LoCoMoTioN," which the Company hopes to place on domestic and international television in fall 1998. Although no assurance can be given that the Company will obtain a domestic timeslot, the Company is currently interviewing potential female celebrities to co-host this series, which will introduce toddlers to dance and exercise through contemporary urban music.

     The global television market has experienced substantial growth since 1985 and the Company believes this market will continue to experience substantial growth during the foreseeable future as foreign state television monopolies end and commercial broadcast outlets expand to provide increasingly varied and specialized content to consumers throughout the world. In the U.S. alone, there have been numerous new television channels which have commenced operation since 1985. Such growth has led to the development and commercialization of specialized cable and satellite channels and distribution outlets, which, in turn, has led to increased demand for top quality and cost efficient programming in many categories and subjects. Europe, Latin America and the Pacific Rim are all experiencing similar growth with respect to satellite and cable channels.

     The Company's operating strategy is to fulfill the demand for programming by: (i) expanding the activities of its three operating departments, development and production, distribution and licensing and merchandising and direct-marketing; (ii) implementing strategic acquisitions of film, television and video libraries and smaller production companies; and (iii) entering into joint ventures with, or acquisitions of, unaffiliated third parties, with the intention that such acquisitions or joint ventures would lower the Company's financial risk should it expand, as anticipated, into related activities, such as direct marketing and interactive programming. The Company intends to acquire, co-produce and co-finance other series, movies and specials from third party producers in order to increase its programming library and self distribute such product on an worldwide basis.

     The Company believes that there are business opportunities to acquire other emerging companies, as well as more established production and distribution entities, which are engaged in programming development, production, distribution and other related media investments. While the number of distribution channels has been increasing, the Company believes there are economic incentives, including economies of scale and depth of financial and programming capability, for programmers and distribution entities to consolidate. No assurance can be given that the Company will be successful in obtaining the financing necessary for these acquisitions or that, if consummated, such acquisitions would prove financially successful.

     The Company was incorporated under the laws of the State of California in February 1995. The Company's executive offices are located at 12300 Wilshire Boulevard, Suite 400, Los Angeles, California 90025, and its telephone number is
(310) 442-3500.
                            ------------------------

      NOTICE TO CALIFORNIA, MISSOURI, OREGON AND SOUTH CAROLINA INVESTORS

     Each purchaser of shares of Common Stock in California, Missouri, Oregon and South Carolina must meet one of the following suitability standards: (i) a liquid net worth (excluding home, furnishings and automobiles) of $250,000 or more and gross annual income during 1997, and estimated during 1998, of $65,000 or more from all sources or (ii) a liquid net worth (excluding home, furnishing and automobiles) of $500,000 or more. Each California, Missouri, Oregon and South Carolina resident purchasing shares of Common Stock offered hereby will be required to execute a representation letter that it comes within one of the aforementioned categories.

                        SUMMARY OF FINANCIAL INFORMATION

                                                                                                 FOR THE
                                       FOR THE       FOR THE                                   PERIOD FROM
                                        THREE         THREE                                    FEBRUARY 27,
                                       MONTHS        MONTHS        FOR THE        FOR THE          1995
                                        ENDED         ENDED       YEAR ENDED     YEAR ENDED         TO
                                      MARCH 31,     MARCH 31,    DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                        1998          1997           1997           1996           1995
                                     -----------   -----------   ------------   ------------   ------------
   STATEMENT OF OPERATIONS DATA:     (UNAUDITED)   (UNAUDITED)
Revenues...........................  $1,573,400     $ 708,400     $6,875,600     $5,749,800    $ 1,245,300
Cost of revenues...................     379,000       415,300      2,355,300      2,895,900        946,900
                                     ----------     ---------     ----------     ----------    -----------
Gross profit.......................   1,194,400       293,100      4,520,300      2,853,900        298,400
General and administrative
  expenses.........................     541,500       601,500      2,129,300      2,323,800      1,288,200
Allowance for doubtful accounts....          --            --      1,115,600             --             --
                                     ----------     ---------     ----------     ----------    -----------
Net income from operations.........     652,900      (308,400)     1,275,400        530,100       (989,800)
Interest expense...................     263,000       271,800      1,040,100        677,700         42,700
Interest income....................      48,000        72,000        211,800         58,300             --
Other income.......................          --            --             --         90,100             --
                                     ----------     ---------     ----------     ----------    -----------
Net income (loss) before income
  taxes............................     437,900      (508,200)       447,100            800     (1,032,500)
Provision for income taxes.........          --            --             --             --             --
                                     ----------     ---------     ----------     ----------    -----------
Net income (loss)..................  $  437,900     $(508,200)    $  447,100     $      800    $(1,032,500)
                                     ==========     =========     ==========     ==========    ===========
Net income (loss) per common share
  basic(1).........................  $     0.39     $   (0.45)    $     0.40     $       --    $     (0.91)
                                     ==========     =========     ==========     ==========    ===========
Weighted average number of shares
  outstanding basic(1).............   1,131,344     1,131,344      1,131,344      1,131,344      1,131,344
                                     ==========     =========     ==========     ==========    ===========
Net income (loss) per common share
  diluted(1).......................  $     0.24     $   (0.28)    $     0.25     $       --    $     (0.57)
                                     ==========     =========     ==========     ==========    ===========
Weighted average number of shares
  outstanding diluted(1)...........   1,821,800     1,821,800      1,821,800      1,821,800      1,821,800
                                     ==========     =========     ==========     ==========    ===========

                                                                    MARCH 31, 1998
                                                     ---------------------------------------------
                                                       ACTUAL       PRO-FORMA(2)    AS ADJUSTED(3)
                BALANCE SHEET DATA:                  -----------    ------------    --------------
Liquidity capital (deficit)(4).....................  $(4,541,600)   $(4,676,600)     $ 2,991,400
Total assets.......................................   13,620,500     14,570,500       17,939,700
Notes payable(5)(6)................................    5,487,700      6,572,700        2,976,900
Accrued interest(5)(6).............................    1,061,700      1,061,700          598,700
Shareholder loan and note payable(5)(6)............      740,000        740,000          500,000
Accumulated deficit(6).............................     (146,700)      (146,700)        (262,900)
Shareholders' equity...............................    1,084,400      1,084,400        8,570,800

---------------

(1) See Note 2 of Notes to Consolidated Financial Statements for information regarding the calculation of net income (loss) per share.

(2) Pro-forma amounts reflect the addition of $1,107,000 in interim financing that occurred in April and May 1998, less $100,000 of principal amount that was repaid with respect to prior indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Reserves" for a discussion of Company borrowings between December 1997 and May 1998.

(3) As adjusted to reflect: (i) the estimated net proceeds of the Offering, based upon an assumed initial public offering price of $6.25 per share, after deducting Underwriters' discounts and commissions and estimated offering expenses; (ii) the conversion of a note (the "Conversion Note"), in the principal amount of $322,000 into approximately 105,000 shares of Common Stock upon the closing of the

    Offering; (iii) the accrual of interest expense of approximately $56,000 from March 31, 1998 through May 31, 1998 from the debt to be repaid from the Offering; (iv) the pro-forma amount; and (v) the Extraordinary Loss (see footnote 6 below). See "Use of Proceeds," "Capitalization" and "Description of Securities."

(4) Represents (i) cash and cash equivalents plus accounts receivable (net), and the amount due from an officer of the Company, less (ii) accounts payable, accrued expenses and other liabilities, deferred revenue, accrued participations, notes payable, shareholder loan and note payable, and accrued interest.

(5) See Notes 5 and 7 of Notes to Consolidated Financial Statements.

(6) An aggregate of $4,014,400 principal amount of indebtedness outstanding as of March 31, 1998 will be repaid with the proceeds of the Offering. Of this amount, $2,819,000 was issued concurrently with warrants, and therefore, the notes are recorded on the Company's financial statements at a lesser value and a value is ascribed to the warrants which management believes reflects the market value of the warrants; this value is reflected as a debt issuance discount and is amortized over the term of all such notes resulting in an effective interest rate of approximately 25%. Upon repayment of such debt, the Company will recognize an extraordinary loss equal to the value ascribed to such warrants. While the entire $2,819,000 principal amount of indebtedness will actually be repaid from the Offering, as adjusted reflects the repayment of the recorded value of such debt as of May 31, 1998 -- a value of $2,702,800 will be ascribed to said debt and a value of $116,200 will be ascribed to the warrants, resulting in the recognition of extraordinary loss of $116,200 (the "Extraordinary Loss") which becomes part of accumulated deficit.

                                  THE OFFERING

Common Stock Offered by the
Company.............................     1,500,000 shares

Common Stock Outstanding after the
Offering............................     2,831,092 shares(1)

Use of Proceeds.....................     Repayment of loans, accrued interest on
                                         loans, acquisition of foreign
                                         distribution rights to made for
                                         television movies, acquisition of
                                         foreign distribution rights to existing
                                         television series and corporate
                                         overhead and working capital, including
                                         salaries and wages.

Proposed Nasdaq SmallCap Market
Symbol..............................     "TMTV"
---------------

(1) Includes up to 199,748 shares which will be issued to a shareholder to satisfy certain contractual anti-dilution rights. See "Certain Transactions -- Transactions with Morris Wolfson and Others."
                            ------------------------

                                  RISK FACTORS

     THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BELOW.
                            ------------------------

     Except as otherwise specified, all information in this Prospectus: (i) assumes no exercise of the Underwriters' over-allotment option, the Representatives' Warrant, outstanding warrants to purchase 595,278 shares of Common Stock, 206,750 stock options outstanding or 130,750 stock options reserved for issuance under the Company's stock option plans; (ii) assumes no conversion of outstanding convertible notes except the Conversion Note; and
(iii) gives effect to a 2.2776-for-1 reverse stock split which occurred in January 1997 and a 1.0277-for-1 reverse stock split which occurred in April 1997. See "Management," "Description of Securities" and "Underwriting."

                                  RISK FACTORS

     An investment in the Common Stock offered hereby is speculative, involves a high degree of risk and should only be made by persons who can afford the loss of their entire investment. In addition to the other information in this Prospectus, each prospective investor should carefully consider the following factors in evaluating the Company and its business before purchasing any shares of Common Stock offered hereby. No investor should participate in the Offering unless such investor can afford a complete loss of his or her investment. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and discussed elsewhere in this Prospectus.

     GOING CONCERN ASSUMPTION. The Company's independent accountants' report on the Company's financial statements for the fiscal years ended December 31, 1995, December 31, 1996 and December 31, 1997 contains an explanatory paragraph indicating that the Company's financial condition raises substantial doubt as to the Company's ability to continue as a going concern. There can be no assurance that future financial statements will not include a similar explanatory paragraph if the Company is unable to raise sufficient funds or generate sufficient cash flow from operations to cover the cost of its operations. The existence of such an explanatory paragraph, which states that there exists doubt as to the Company's ability to operate as a going concern, may have a material adverse effect on the Company's relationship with third parties who are concerned about the ability of the Company to complete projects that it is contractually required to develop or produce, and could also impact the ability of the Company to complete future financings.

     LIMITED OPERATING HISTORY; LIQUIDITY DEFICIT. The Company, which was formed in February 1995, has a limited operating history. Accordingly, prospective purchasers hereunder have limited information upon which an evaluation of the Company's business and prospects can be based. Although the Company has generated profitable operations during the fiscal years ended December 31, 1996 and 1997 and the first quarter of 1998, it has experienced a negative cash flow from operations during such periods. No assurance can be given that the Company will continue to be profitable in the foreseeable future or that it will be able to generate positive cash flow from its operations. The Company will be unable to implement its business plan without the proceeds of the Offering. Implementation of the Company's business plan is subject to all the risks inherent in the establishment of a new business enterprise, including potential operating losses. In addition, the Company will be subject to certain factors affecting the entertainment industry generally, such as sensitivity to general economic conditions, critical acceptance of its products and intense competition. The likelihood of the success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the formation of a new business. Accordingly a purchase of the shares of Common Stock offered hereby should be considered to be a highly speculative investment.

     As of March 31, 1998, the Company had an accumulated deficit of ($146,700) and a liquidity deficit of $(4,541,600), such deficit being defined as (i) cash and cash equivalents plus accounts receivable (net), and the amount due from officer less (ii) accounts payable, accrued expenses and other liabilities, deferred revenue, accrued participations, notes payable, shareholder loan and note payable, and accrued interest.

     ADDITIONAL CAPITAL REQUIREMENTS; ENCUMBRANCE OF ASSETS; NO ASSURANCE OF FUTURE FINANCINGS. The entertainment industry is highly capital intensive. Management believes that if the Offering is completed, the net proceeds thereof, together with projected cash flow from operations, will be sufficient to permit the Company to conduct its operations as currently contemplated for only the next 12 months. Such belief is based upon certain assumptions, including assumptions regarding: (i) anticipated level of operations of the Company; (ii) the anticipated sales of the Company's original and acquired programming; and
(iii) anticipated expenditures required by the Company for the development and production of additional programming, including "Total Recall." However, if anticipated operations require additional financing, or the anticipated level of sales does not materialize, the Company will be forced to seek additional financing during this 12 month period. There can be no assurance that any additional financing will be available on acceptable terms, or at all, when required by the Company. Moreover, if additional financing is not available, the

Company could be required to reduce or suspend its operations, seek an acquisition partner or sell securities on terms that may be highly dilutive or otherwise disadvantageous to investors purchasing the shares of Common Stock offered hereby. Certain of these transactions would require the approval of the Representatives if they occurred within 13 months from the effective date of the Offering. The Company has in the past, and may continue to experience, operational difficulties or delays in development or production due to working capital constraints. Any such difficulties or delays could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Going Concern Assumption," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and Note 11 of Notes to Consolidated Financial Statements.

     At the conclusion of the Offering, and after giving effect to the Company's planned use of the proceeds of the Offering, the Company will have approximately $3,477,000 of indebtedness, which indebtedness is secured by substantially all of the assets of the Company. The Company intends to enter into multiple lines of credit with Mercantile National Bank (the "Proposed Bank Facility"), which lines of credit would permit borrowings pursuant to specified borrowing bases made up of the value of the Company's library, accounts receivable and other assets, including cash. The Company currently intends to repay and replace up to $3,477,000 of indebtedness remaining after the Offering with proceeds from the Proposed Bank Facility. No assurance can be given that the Proposed Bank Facility will be entered into or that the Company will be able to use proceeds from such facility as indicated herein.

     COMPETITION. The entertainment industry is highly competitive. The Company competes with, and will compete with, many organizations, including major film studios, independent production companies, individual producers, and others, including networks, who are seeking the rights to literary properties, the services of creative and technical personnel, the financing for production of film and television projects, and favorable arrangements for the distribution of completed films. Many of the Company's present and future competitors are organizations of substantially larger size and capacity, with far greater financial, human and other resources and longer operating histories than the Company. Moreover, the entertainment industry is currently evolving into an industry in which certain multi-national, multi-media entities, including Viacom/Paramount Pictures, The News Corporation, The Walt Disney Company/Cap Cities-ABC, Time Warner/Turner Broadcasting and Westinghouse/CBS are anticipated to be in a position, by virtue of their control over key film, magazine, and/or television content, and their control of key network and cable outlets, to dominate certain communications industries activities. These competitors have numerous competitive advantages, including the ability to acquire and attract superior properties, personnel, actors and/or celebrity hosts and financing.

     DEPENDENCE ON EMERGING MARKETS; DEPENDENCE ON FOREIGN SALES. A substantial portion of the Company's revenues to date have been, and for the foreseeable future may be, derived from the sale or license of its products to recently established domestic television or cable networks such as the WB Network, UPN, The Discovery Channel and The Learning Channel, (i.e., not the traditional free network markets of CBS, NBC, ABC and Fox), and the growing specialized pay market, as well as the foreign television networks. The Company's success will depend in large part upon the development and expansion of these markets. The Company cannot predict the size of such markets or the rate at which they will grow. If the television market serviced by the Company fails to grow, grows more slowly than anticipated, or becomes saturated with competitors, the Company's business, financial condition, and results of operations would be materially adversely affected.

     In addition to the foregoing, a substantial portion of the Company's revenues are dependent on sales to sub-licensees and sub-distributors not domiciled in the U.S. The marketing and distribution efforts of these entities could impact the ability of the Company to realize overages with respect to its product. Moreover, the collectibility of receivables from these customers is subject to all of the risks associated with doing business with foreign companies including rapid changes in the political and economic climates of such countries. Should the Company be involved in a protracted dispute with respect to the manner in which its product is distributed, or should the Company be forced to initiate collection activities in order to enforce the terms of the applicable sub-license or sub-distributor agreement, the potential profitability of any particular product may be adversely effected.

     Included in receivables as of March 31, 1998 are trade receivables (less the allowance for doubtful accounts) from entities domiciled outside the United States of $7,690,700. These receivables represent 100% of all trade receivables and 57% of the total assets of the Company. Any difficulty or delay in the collection of these receivables would have a material adverse effect on the Company. Of this amount, $5,953,000 of such receivables are from: (i) Latin America Programming-TV; (ii) 1291873 Ontario Limited, an affiliate of Micro Entertainment, a Canadian distribution company; and (iii) Beyond Entertainment, a publicly held Australian company. In each case, management also has a pre-existing relationship with such licensees, and believes that all amounts owing from these licensees will be paid in a timely manner. For additional information regarding the Company's reliance on customers, see "Risk
Factors -- Reliance on Significant Customers."



     The recent and ongoing economic crisis in Southeast Asia may impact the Company's future sales for South Korea, Thailand and Indonesia. The Company is unable to predict future levels of sales in this region. At this time, the Company does not have any sales in this region which would be affected by the economic condition of this region.


     RELIANCE ON SIGNIFICANT CUSTOMERS. Revenues for the fiscal year ended December 31, 1997 included approximately $3,156,500 from Beyond Distribution Pty., Ltd. ("Beyond Distribution"), which accounted for 46% of the Company's revenues for the year ended December 31, 1997. Revenues in the year ended December 31, 1996 included approximately $680,000 recognized from the license and related guaranty from The Gemini Corporation and Mel Giniger and Associates (collectively, the "Giniger Entities"), relating to the Company's current library and certain future product for Latin America and Europe. The revenues attributable to the guaranty (the "Giniger Guaranty") were 12% of the applicable revenues for the year ended December 31, 1996. Alliance, which licenses a variety of product from the Company's library for Canada, and King Records Company, Ltd., which acquired various library products for Japan, were obligated to pay the Company the sums of $764,100 and $996,300 respectively, or 13% and 17% of revenues, respectively, for the year ended December 31, 1996.

     Revenues in the year ended December 31, 1996 also included a license fee from Interpublic of $1,441,700 and a license fee from Eurolink of $618,400. Both such licenses relate to the series "Amazing Tails." Revenues attributed to the Interpublic and Eurolink agreements respecting "Amazing Tails" constituted 25% and 11%, respectively, of revenues during the year ended December 31, 1996.

     Neither the revenues relating to the Giniger Guaranty nor the revenues related to the production of "Amazing Tails" should be considered to be recurring revenues. If the Company does not produce a series in fiscal 1998, or obtain other significant foreign sales, the Company's revenues will be materially reduced.


     Investors should note that three customers represent 100% of the Company's sales through the March 31, 1998 period, and that these receivables represent 9.5% of the Company's total assets. While management believes that each of the licensees are reasonable credit risks (and are, in fact, leading distributors in their respective territories) any failure to pay could have a material adverse impact on the Company. For additional information, see Note 2 to the Company's Consolidated Financial Statements and "Risk Factors -- Allowance for Doubtful Accounts."


     ALLOWANCE FOR DOUBTFUL ACCOUNTS. In the year ended December 31, 1997, the Company wrote off as an allowance for doubtful accounts the aggregate sum of $1,115,600, which amount consisted of: (i) $660,000 relating to a license agreement with Eurolink, a Middle Eastern entity; (ii) $170,600 relating to the Giniger Guaranty (for a discussion of the significance of each of those agreements, see "Risk-Factors -- Reliance on Significant Customers"); and (iii) $285,000 relating to the license of certain of the Company's product to Alliance. When the Company is required to discontinue a licensee who has defaulted under a license agreement, the Company has the right to cancel the defaulted agreement and re-license the product. With respect to the Eurolink reserve, the Company was able to make an alternative license arrangement with another third party distributor requiring the payment to the Company of an identical $660,000 license fee. The Alliance reserve relates to an overall restructuring of the Company's agreements with Alliance, including extensions on the Company's obligation to repay certain amounts which have been advanced by Alliance in connection with the pre-production financing of "Total Recall". See "Management Discussion and Analysis of

Financial Condition and Results of Operations -- year ended December 31, 1997 verses year ended December 31, 1996."


     As of March 31, 1998, the Company had $7,690,700 in receivables; 32%, 29% and 17% of which relates to Beyond Distribution, Latin American
Programming -- TV and 1291873 Ontario Limited, an affiliate of Micro Entertainment, a Canadian distribution company, respectively. Should the Company be required to make an additional allowance for doubtful accounts with respect to these receivables, the Company's results of operations and financial condition in future periods could be adversely affected.


     PRODUCTION RISKS. There can be no assurance that once the Company commits to fund the production of a series licensed to a network, that such network will order and exhibit a sufficient number of episodes to enable the Company to syndicate the series. Typically, at least 65 episodes of a series must be produced for it to be "stripped" or syndicated in the daily re-run market. Networks generally can cancel a series at stated intervals and, accordingly, do not commit in advance to exhibit a series for more than a limited period. If a series is cancelled (or not carried for the period necessary to create enough episodes for syndication purposes), there is a significant chance that the production costs of the project will not be fully recovered. In that event, the financial condition of the Company could be materially and adversely affected. Similar risks apply even if a series is produced for a non-network medium. See "Business -- Operations" for a discussion of the financing of series and how deficits are potentially recouped. In addition, for the three month periods ended March 31, 1998 and 1997, respectively, the Company had approximately $1,553,500 and $2,040,800, respectively, in development costs associated with projects for which the Company is actively pursuing production commitments, but which have not been set for principal photography. See "Risk
Factors -- Development Costs" for a discussion of the potential impact if such costs were to be written off or otherwise amortized on an accelerated basis.

     FLUCTUATIONS IN OPERATING RESULTS. The Company's revenues and results of operations are significantly dependent upon the timing and success of the television programming it distributes, which cannot be predicted with certainty. Revenues may not be recognized for any particular program until such program has been delivered to the licensee and is available (i.e., there are no contractural restrictions (otherwise referred to as "holdbacks") requiring the delays in the release of programming for a particular market) for exploitation in the market in which it has been licensed. Production delays may impact the timing of when revenues may be recognized under generally accepted accounting principles. The majority of the Company's product is sold at the industry's major selling markets, the most important of which are MIP-TV and MIPCOM-TV (the International Film and Program Market for TV, Video, Cable & Satellite) which take place in France in the second and fourth quarters, respectively. Finally, production commitments are typically obtained from networks in the spring (second) quarter, although production activity and delivery may not occur until subsequent periods. As a result of the foregoing, the Company may experience significant quarterly variations in its operations, and results in any particular quarter may not be indicative of results in subsequent periods.

     The Company's results will also be affected by the allocation of revenue between Company-owned product as compared to product owned by third party producers but distributed by the Company, for which the Company receives a sales commission. In the latter instance, the Company's expenses as a percentage of revenue will typically be higher, because the Company records, as an expense, the participations owing to the copyright owners. In instances where the Company is exploiting product which it has either produced or acquired on an outright basis, the Company does not record such expenses, and its margins will typically be higher than margins on product it is distributing on an agency basis.

     SPECULATIVE NATURE OF ENTERTAINMENT BUSINESS. Substantially all of the Company's revenues are derived from the production and distribution of its television series and made-for-television features. The entertainment industry in general, and the development, production and distribution of television programs, in particular, is highly speculative and involves a substantial degree of risk. Since each project is an individual artistic work and its commercial success is primarily determined by audience reaction, which is volatile and unpredictable, there can be no assurance as to the economic success of any entertainment property. Even if a production is a critical or artistic success, there is no assurance that it will generate sufficient audience acceptance to become profitable.

     DEPENDENCE UPON KEY PERSONNEL. The Company is, and will be, heavily dependent on the services of Drew S. Levin, its Chairman of the Board, President and Chief Executive Officer. The loss of the services of Mr. Levin for any substantial length of time would materially adversely affect the Company's results of operations and financial condition. Mr. Levin is party to an employment agreement with the Company which expires in the year 2002. See "Management -- Employment Agreements." The Company has also obtained a "key-man" insurance policy covering Mr. Levin in the amount of $1,000,000.

     In addition, the Company is highly dependent upon its ability to attract and retain highly qualified personnel. Competition for such personnel is intense. There can be no assurance that persons having the requisite skills and experience will be available on terms acceptable to the Company or at all.

     ABILITY TO MANAGE GROWTH. Subject to obtaining sufficient financing, the Company intends to pursue a strategy which management believes may result in rapid growth. As the Company's anticipated development, production and distribution activities increase, it is essential that the Company maintain effective controls and procedures regarding critical accounting and budgeting areas, as well as obtain and/or retain experienced personnel. There can be no assurance that rapid growth will occur or that, if such growth does occur, that the Company will be able to attract qualified personnel or successfully manage such expanded operations.

     DEVELOPMENT COSTS. Included in the Company's assets as of March 31, 1998 and March 31, 1997, are approximately $1,553,500 and $2,040,800, respectively, in television program costs in respect of projects for which the Company is actively pursuing production commitments, but which have not been set for principal photography. As of March 31, 1998, approximately $789,300 of this amount relates to the acquisition of the rights to produce a television series based on the feature film "Total Recall" and approximately $451,000 relates to expenditures in respect of "LoCoMoTioN." The Company intends, consistent with the standards set by the Financial Accounting Standards Board, including Statement of Financial Accounting Standards ("SFAS") No. 53, to write off the costs of all development projects when they are abandoned or, even if still being developed, if they have not been set for principal photography within three years of their initial development activity. In the event the Company is unable to produce either "Total Recall" or "LoCoMoTioN," the Company would incur a significant write-down with respect to the development costs of such projects, which, in turn, may adversely affect ongoing financing activities.

     REPAYMENT OF INSIDER DEBT; PROCEEDS OF OFFERING TO BENEFIT AFFILIATES OR SHAREHOLDERS. Upon the closing of the Offering, a non-management shareholder of the Company will receive approximately $240,000 for repayment of indebtedness. Concurrently with, or shortly after the closing of the Offering, other shareholders are also anticipated to receive approximately $3,477,000, which payment would eliminate all other shareholder debt. It is anticipated that such amounts will be obtained from the Proposed Bank Facility. See "Use of Proceeds" and "Certain Transactions."

     PREFERRED STOCK; POSSIBLE ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER PROVISIONS. Certain provisions of the Company's Articles of Incorporation and Bylaws and certain other contractual provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. Certain of these provisions allow the Company to issue preferred stock with rights senior to those of the Common Stock without any further vote or action by the shareholders, and impose various procedural and other requirements which could make it more difficult for shareholders to affect certain corporate actions. These provisions could also have the effect of delaying or preventing a change in control of the Company. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock. The Company has agreed that for a 13 month period following the closing of the Offering it will not, without the prior written consent of the Representatives, issue any equity securities.

     VOLATILITY OF SHARE PRICE; LACK OF ACTIVE TRADING MARKET. The trading price of the Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results, general trends in the entertainment industry and other factors. Although the Company has applied to list the Common

Stock on the Nasdaq SmallCap Market, there can be no assurance that such listing application will be approved. Furthermore, should such application be approved, there can be no assurance that an active trading market will develop in the Common Stock or that purchasers of the shares of Common Stock will be able to resell their shares at prices equal to or greater than the initial public offering price. The market for the Common Stock will depend upon, among other things, the number of holders thereof, the interest of securities dealers in maintaining a market for the Common Stock and other factors beyond the control of the Company. The limited number of freely tradeable shares available in the Offering may have a negative impact in the development of an active trading market. The Nasdaq SmallCap Market requires a minimum of three market makers in the Company's Common Stock and the Company has been advised by the Representatives that they intend to seek market makers for the Common Stock. There can be no assurance that the Representatives will be able to find any market makers for the Company's Common Stock or that such market makers, once found, will continue to make a market in the Company's Common Stock. See "Underwriting."


     ARBITRARY DETERMINATION OF OFFERING PRICE. The initial public offering price of the Common Stock has been arbitrarily determined by negotiations between the Company and the Representatives and bears no relationship to such established valuation criteria such as assets, book value or prospective earnings of the Company. No assurance can be given that the initial offering price will be sustained or that, in the absence of an active trading market, that shareholders will have sufficient liquidity to readily dispose of their shares. The trading price of the Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results, changes in earnings estimates by analysts following the Company, if any, and general factors affecting the entertainment industry, as well as general economic, political and market conditions, and other factors and such factors could cause the market price of the Common Stock to fluctuate substantially. Due to analysts' expectations of continued growth, if any, and the high price/earnings ratio at which the Common Stock may trade, any shortfall in expectations could have an immediate and significant adverse effect on the trading price of the Common Stock. In addition the stock markets of the U.S. have, from time to time, experienced significant price and volume fluctuations that are unrelated or disproportionate to the operating performance of any individual company. Such fluctuations could adversely affect the price of the Company's Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Securities" and "Underwriting."

     IMMEDIATE SUBSTANTIAL DILUTION; DISPARITY OF SHARE CONSIDERATION; NO DIVIDENDS ANTICIPATED. Assuming an initial public offering price of $6.25 per share, purchasers of the shares of Common Stock offered hereby will experience immediate substantial dilution of $3.22 per share, or 52% of their investment, based upon the net tangible book value of the Company at March 31, 1998. As a result, the purchasers of the shares of Common Stock offered hereby will bear a disproportionate part of the financial risk associated with the Company's business while effective control will remain with the existing shareholders and management. Also, based upon an assumed initial public offering price of $6.25 per share, there will be a substantial disparity between the total consideration and the average price per share paid by the Company's existing shareholders ($1,231,000 and $0.92, respectively), and that paid by new investors in the Offering ($9,375,000 and $6.25, respectively). See "Dilution."

     The Company has not paid dividends since its inception and does not intend to pay any dividends to its shareholders in the foreseeable future. No assurance can be given that it will pay dividends at any time. The Company presently intends to retain future earnings, if any, for the development and expansion of its business. See "Dividend Policy."

     SHARES ELIGIBLE FOR ADDITIONAL SALE; EXERCISE OF REGISTRATION RIGHTS. Sale of substantial amounts of the Company's Common Stock in the public market or the prospect of such sales could materially adversely affect the market price of the Common Stock. Upon completion of the Offering, the Company will have outstanding approximately 2,831,092 shares of Common Stock. Of these shares, approximately 1,331,092 shares are restricted shares ("Restricted Shares") under the Securities Act. The 1,500,000 shares of Common Stock offered hereby will be immediately eligible for sale in the public market without restriction on the date of this Prospectus, subject to the lockup agreements described below. In addition, the Company has issued options and warrants which entitle the holders thereof to purchase 768,278 shares of Common Stock (collectively referred to herein as the "Warrant Shares") 595,728 shares of which are being currently registered (the

"Registered Warrant Shares"), pursuant to the Registration Statement of which this Prospectus is a part. Holders of substantially all of the Restricted Shares and the Warrant Shares have entered, or are expected to enter, into lockup agreements under which the holders of such shares agree not to sell or otherwise hypothecate or dispose of any of their shares for 12 months after the date of this Prospectus without the prior written consent of the Representatives. The Representatives may release some or all of the shares from the lockup at their discretion from time to time without notice to the public. The Representatives have no formal policy with respect to such determinations, and may elect to release such shares or decline to release such shares as they may determine in their sole and absolute discretion. Additionally, the Representatives' Warrant may be exercised at any time during the four year period beginning 12 months after the closing of the Offering, in which case up to 150,000 shares of Common Stock would be eligible for sale in the public markets. The Company also intends to file a registration statement on Form S-8 under the Securities Act to register the sale of approximately 337,500 shares of Common Stock reserved for issuance under its 1995 and 1996 Stock Plans. Shares of Common Stock issued upon exercise of options after the effective date of the registration statement on Form S-8 will be available for sale in the public market, subject in some cases to volume and other limitations, including limitations imposed by the lockup agreements referred to above. Sales in the public market of substantial amounts of Common Stock (including sales in connection with an exercise of certain registration rights by one or more holders) or the perception that such sales could occur could depress prevailing market prices for the Common Stock. See "Shares Eligible for Future Sale," "Underwriting" and "Description of Securities."

     No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sales, will have on the market price of the Common Stock prevailing from time to time, should the Company complete the Offering and a market price for its securities be established. Should a market in the Company's securities develop, sales of substantial amounts of Common Stock, or the perception that such sales may occur, could adversely affect prevailing market prices for the Common Stock in the event a market does develop.

     BROAD DISCRETION OF MANAGEMENT TO ALLOCATE OFFERING PROCEEDS. The Company expects that the proceeds of the Offering will be used for repayment of loans, accrued interest on loans, acquisition of foreign distribution rights to made for television movies and television series, corporate overhead and general working capital. The Company is not currently able to estimate precisely the allocation of the proceeds among such uses, and the timing and amount of expenditures will vary depending upon numerous factors. The Company's management will have broad discretion to allocate the proceeds of the Offering and to determine the timing of expenditures. See "Use of Proceeds."

     FORWARD-LOOKING STATEMENTS. Although not applicable as a safe harbor to limit the Company's liability for sales made in the Offering, this Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"). Such forward-looking statements may be deemed to include, among other things, the Company's plans to produce "Total Recall" and "LoCoMoTioN" in 1998 or 1999, and establish new strategic alliances and business relationships and acquire additional libraries of films and television series or companies. Such forward-looking statements also may include the Company's planned uses of the proceeds of the Offering. Actual results could differ from those projected in any forward-looking statements for the reasons detailed in the other sections of this "Risk Factors" portion of this Prospectus, as well as elsewhere in this Prospectus. The forward-looking statements are made as of the date of this Prospectus and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 1,500,000 shares offered by the Company hereby at an assumed initial public offering price of $6.25 per share, are estimated to be approximately $7,602,000, after deducting underwriting discounts and commissions and estimated offering expenses. The Company currently intends to use the estimated net proceeds of the Offering as follows:

                                                 APPROXIMATE         PERCENTAGE
                                                NET PROCEEDS       OF NET PROCEEDS
                                                -------------      ---------------
Repayment of loans(1).........................   $4,014,000              53%
Accrued interest on loans.....................      519,000               7%
Acquisition of foreign distribution rights to
  made for television movies and existing
  television series...........................   $1,750,000              23%
Corporate overhead and general working
  capital, including salaries and wages.......   $1,319,000              17%


Also being registered pursuant to this Registration Statement are approximately 595,000 shares of Common Stock issuable upon the exercise of certain outstanding warrants, which warrants have an exercise price of $1.00 per share, 150,000 shares of Common Stock underlying the Representatives' Warrant, having an
exercise price of $     per share (that being 120% of the initial public
offering price per share), and 199,748 shares of Common Stock issuable upon the conversion of a promissory note. The aggregate proceeds which could be derived from the exercise of all of the above described warrants and the conversion of the promissory note are approximately $1,800,000. If received by the Company, such funds would be applied to general working capital and the reduction of any secured debt.

---------------
(1) The Company currently has outstanding approximately $6,573,000 of indebtedness (excluding $740,000 of shareholder loans and notes payable). Approximately $4,014,000 of such indebtedness will be repaid from the proceeds of the Offering as follows: (i) $964,000 for repayment of the 10% convertible secured notes issued between February and April 1997 (the "February 1997 Notes"); (ii) $880,000 for repayment of the 12% secured notes issued between February and June 1996 (the "February 1996 Notes"); (iii) $975,000 for repayment of the 10% convertible secured notes issued between June and October 1996 (the "June 1996 Notes"); (iv) $240,000 for repayment of indebtedness owed to Joseph Cayre, a shareholder of the Company; and (v) $955,000 for the repayment of $235,000 in principal and fees from a secured note issued in March, and $720,000 of principal, interest and fees from a 12% secured note issued in April of 1998. The February 1997 Notes, the February 1996 Notes and the June 1996 Notes are referred to herein as the "Bridge Notes." The maturity date on the February 1996 Notes has been extended until the earlier of June 30, 1998 or the completion of an initial public offering. Prior to effectiveness of the Offering, the balance of Company indebtedness (or approximately $3,477,000) will be extended through June 30, 1998, although it is anticipated that up to the amount of such indebtedness will be repaid from and replaced with the proceeds of the Proposed Bank Facility. If the Proposed Bank Facility is not in place by June 30, 1998, the Company may need to allocate a greater percentage of the proceeds of the Offering to repay the debt obligations that would have been repaid by virtue of such facility. As described in footnote (2) to "Capitalization," the ascribed value of the indebtedness to be repaid from the proceeds of the Offering on the Company's financial statements is less than the outstanding principal balance of said indebtedness. The foregoing repayment schedule assumes conversion of the Conversion Note as well as the waiver of all conversion rights by the holders of the Bridge Notes which have convertibility rights. See "Risk Factors -- Additional Capital Requirements; Encumbrance of Assets; No Assurance of Future Financings" and "Certain Transactions." The loan proceeds which are being repaid through the funds being raised hereby were used primarily by the Company for working capital, the acquisition of library product and the acquisition of the right to produce television product based on the feature film "Total Recall."

     The Company believes that there are a number of libraries and single or multiple television series, movies or special programming owned by unrelated third parties of which the Company may be able to acquire either ownership of, or long-term distribution rights to. At this date, the Company has not entered into any discussions with respect to any such acquisition with any such third party.

     The Company anticipates that the net proceeds of the Offering, together with projected cash flow from operations will be sufficient to permit the Company to conduct its operations as currently contemplated for only the next 12 months. Such belief is based upon certain assumptions, including assumptions regarding the sales of the Company's original programming and anticipated expenditures required for the development and production of additional programming, and there can be no assurance that such resources will be sufficient for such purpose. The Company will be required to raise substantial additional capital in the future in order to further expand its production and distribution capabilities. There can be no assurances that additional financing will be available, or if available, that it will be on acceptable terms. In addition, contingencies may arise which may require the Company to obtain additional capital prior to such planned expansion.

     The foregoing uses of proceeds are estimates only, and there may be significant variations in the use of proceeds due to changes in current economic and industry conditions, as well as changes in the Company's business and financial condition. The amount and timing of expenditures will vary depending on a number of factors, including changes in the Company's contemplated operations and industry conditions. In addition, to the extent that favorable acquisition opportunities present themselves, both with respect to the acquisition of product or entities in allied fields, the use of proceeds contemplated hereunder may be varied significantly.

     These contingencies could also include a changing environment for the production of syndicated television series and a deterioration in the anticipated pricing structure with respect to the sales of the Company's product in certain foreign territories. Alternative uses of the proceeds could include increasing development of Company-owned product, increasing the number of co-productions with other entities, and financing movies of the week or new television series, to the extent that the budgets for such programing are not otherwise covered by distribution commitments.

     Pending use of the proceeds from the Offering as set forth above, the Company intends to invest all or a portion of such proceeds in short-term certificates of deposit, U.S. government obligations, money market investments and short-term investment grade securities.

                                DIVIDEND POLICY

     The Company has not paid any dividends on its Common Stock since its inception and does not intend to pay any dividends in the foreseeable future. The Company currently intends to retain earnings, if any, in the development and expansion of its business. The declaration of dividends in the future will be at the election of the Board of Directors and will depend upon the earnings, capital requirements, cash flow and financial condition, general economic conditions, and other pertinent factors, including contractual prohibitions with respect to the payment of dividends, which are expected to be included in the Proposed Bank Facility.

                                 CAPITALIZATION

     The following table sets forth the short-term debt and capitalization of the Company (i) at March 31, 1998, and (ii) as adjusted to reflect: (a) the sale of 1,500,000 shares of Common Stock pursuant to the Offering at an assumed initial public offering price of $6.25 and the application of the estimated net proceeds therefrom; (b) the issuance through May 1, 1998 of 1,107,000 in loans by security holders of the Company or their affiliates; and (c) the conversion of the Conversion Note and the Extraordinary Loss. See "Use of Proceeds."

                                                                   MARCH 31, 1998
                                                              -------------------------
                                                                ACTUAL      AS ADJUSTED
                                                              ----------    -----------
Short-term debt(1)..........................................  $6,227,700    $ 3,011,900
                                                              ==========    ===========
Long-term debt(2)...........................................           0        465,000
                                                              ----------    -----------
Shareholders' equity:
  Preferred stock, $.01 par value; 2,000,000 shares
     authorized; no shares issued and outstanding actual,
     pro forma and as adjusted..............................          --             --
  Common stock, no par value; 18,000,000 shares authorized,
     1,131,344 issued and outstanding actual, and 2,831,092
     issued and outstanding as adjusted.....................       1,000          1,000
     Paid-in capital(2).....................................   1,230,100      8,832,700
     Accumulated deficit(2).................................    (146,700)      (262,900)
                                                              ----------    -----------
          Total shareholders' equity........................   1,084,400      8,570,800
                                                              ----------    -----------
Total capitalization........................................  $7,312,100    $12,047,700
                                                              ==========    ===========

---------------

(1) See Notes 5 and 7 of Notes to Consolidated Financial Statements.

(2) An aggregate of $4,014,400 principal amount of indebtedness outstanding as of March 31, 1998 will be repaid with the proceeds of the Offering. Of this amount, $2,819,000 was issued concurrently with warrants and therefore, the notes are recorded on the Company's financial statements at a lesser value and a value is ascribed to the warrants which management believes reflects the market value of the warrants. This value is reflected as a debt issuance discount and is amortized over the term of all such notes resulting in an effective interest rate of approximately 25%. Upon repayment of such debt, the Company will recognize an extraordinary loss equal to the value ascribed to such warrants. While this entire $2,819,000 principal amount of indebtedness will actually be repaid from the Offering, the "as adjusted" column reflects the repayment of the recorded value of such debt as of May 31, 1998 -- a value of $2,702,800 will be ascribed to said debt and a value of $116,200 will be ascribed to the warrants, resulting in the recognition of the Extraordinary Loss of $116,200 which becomes part of accumulated deficit.

                                    DILUTION

     At March 31, 1998, the Company had an adjusted net tangible book value of $1,084,400, or $0.96 per share of Common Stock. After giving effect: (i) to the sale by the Company of 1,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $6.25 per share, and the initial application of the estimated net proceeds therefrom; (ii) the issuance of an additional 199,748 shares to an investor upon satisfaction of certain contractual anti-dilution rights (See "Certain Transactions -- Transactions with Morris Wolfson and Others"); (iii) the conversion of the Conversion Note; and
(iv) the Extraordinary Loss, the net tangible book value of the Company at such date would have been approximately $8,570,800 or $3.03 per share. This represents an immediate increase in net tangible book value of $2.07 per share to the current shareholders and an immediate dilution of $3.22 per share to new shareholders. Dilution represents the difference between the initial public offering price paid by purchasers in the Offering and the net tangible book value per share immediately after completion of the Offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............           $6.25
  Pro forma net tangible book value per share before the
     Offering...............................................  $0.96
     Increase in net tangible book value per share
      attributable to the sale of the Common Stock offered
      hereby................................................   2.07
                                                              -----
Adjusted net tangible book value per share after the
  Offering..................................................            3.03
                                                                       -----
Dilution per share to new shareholders(1)...................           $3.22
                                                                       -----

---------------

 (1) Represents dilution of approximately 52% to purchasers of Common Stock offered hereby.

     The following table sets forth: (i) the number of shares of Common Stock purchased from the Company by new shareholders pursuant to the Offering and acquired from the Company by the current shareholders of the Company (including the shares to be obtained upon conversion of the Conversion Note); (ii) the total consideration paid to the Company; and (iii) the respective average purchase price per share.

                                      SHARES PURCHASED       TOTAL CONSIDERATION
                                    --------------------    ----------------------        AVERAGE
                                     NUMBER      PERCENT      AMOUNT       PERCENT    PRICE PER SHARE
                                    ---------    -------    -----------    -------    ---------------
Current shareholders..............  1,331,092      47.0%    $ 1,231,100      11.6%         $0.92
New shareholders..................  1,500,000      53.0%      9,375,000      88.4%          6.25
                                    ---------     -----     -----------     -----
          Total...................  2,831,092       100%    $10,606,100       100%
                                    =========     =====     ===========     =====

---------------

(1) The information set forth above does not reflect 337,500 shares of Common Stock reserved for issuance under the Company's 1995 and 1996 Stock Option Plans (of which approximately 206,750 shares are issuable upon exercise of stock options outstanding as of the date of this Prospectus) and 150,000 shares of Common Stock issuable upon exercise of the Representatives' Warrant. See "Management -- Stock Option Plans" and "Underwriting."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated statement of operations data for the period ended December 31, 1995, the years ended December 31, 1996 and December 31, 1997, the three months ended March 31, 1997 and March 31, 1998 and the consolidated balance sheet data at such dates are derived from the Company's Consolidated Financial Statements included elsewhere in this Prospectus that have been audited by Stonefield Josephson, Inc., for 1996 and 1997, indicated in their respective reports which are also included elsewhere in this Prospectus. Such selected consolidated financial data should be read in conjunction with those Consolidated Financial Statements and Notes thereto. For a discussion of the appointment of Stonefield Josephson, Inc., see "Experts."

                                       FOR THE       FOR THE                                      FOR THE
                                        THREE         THREE                                     PERIOD FROM
                                       MONTHS        MONTHS        FOR THE        FOR THE      FEBRUARY 1995
                                        ENDED         ENDED       YEAR ENDED     YEAR ENDED       THROUGH
                                      MARCH 31,     MARCH 31,    DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                        1998          1997           1997           1996           1995
                                     -----------   -----------   ------------   ------------   -------------
   STATEMENT OF OPERATIONS DATA:     (UNAUDITED)   (UNAUDITED)
Revenues...........................  $1,573,400     $ 708,400     $6,875,600     $5,749,800     $ 1,245,300
Cost of revenues...................     379,000       415,300      2,355,300      2,895,900         946,900
                                     ----------     ---------     ----------     ----------     -----------
Gross profits......................   1,194,400       293,100      4,520,300      2,853,900         298,400

General and administrative
  expenses.........................     541,500       601,500      2,129,300      2,323,800       1,288,200
Allowance for doubtful accounts....          --            --      1,115,600             --              --
                                     ----------     ---------     ----------     ----------     -----------

Net income from operations.........     652,900      (308,400)     1,275,400        530,100        (989,800)

Interest expense...................     263,000       271,800      1,040,100        677,700          42,700
Interest income....................      48,000        72,000        211,800         58,300              --
Other income.......................          --            --             --         90,100              --
                                     ----------     ---------     ----------     ----------     -----------
Net income (loss) before income
  taxes............................  $  437,900     $(508,200)       447,100            800      (1,032,500)
                                     ----------     ---------     ----------     ----------     -----------
Net income (loss)..................  $  437,900     $(508,200)    $  447,100     $      800     $(1,032,500)
                                     ==========     =========     ==========     ==========     ===========

Net income (loss) per common share
  basic(1).........................  $     0.39     $   (0.45)    $     0.40     $       --     $     (0.91)
                                     ==========     =========     ==========     ==========     ===========

Weighted average number of shares
  outstanding basic(1).............   1,131,344     1,131,344      1,131,344      1,131,344       1,131,344
                                     ==========     =========     ==========     ==========     ===========

Net income (loss) per common share
  diluted(1).......................  $     0.24     $   (0.28)    $     0.25     $       --     $     (0.57)
                                     ==========     =========     ==========     ==========     ===========

Weighted average number of shares
  outstanding diluted..............   1,821,800     1,821,800      1,821,800      1,821,800       1,821,800
                                     ==========     =========     ==========     ==========     ===========

                                                                    MARCH 31, 1998
                                                     --------------------------------------------
                                                       ACTUAL       PROFORMA(2)    AS ADJUSTED(3)
                BALANCE SHEET DATA:                  -----------    -----------    --------------
Liquidity capital (deficit)(4).....................  $(4,541,600)   $(4,676,600)    $ 2,991,400
Total assets.......................................   13,620,500     14,570,500      17,939,700
Notes payable(5)(6)................................    5,487,700      6,572,700       2,976,900
Accrued interest(5)(6).............................    1,061,700      1,061,700         598,700
Shareholder loan and note payable..................      740,000        740,000         500,000
Accumulated deficit(6).............................     (146,700)      (146,700)       (262,900)
Shareholders' equity...............................    1,084,400      1,084,400       8,570,800

---------------

(1) See Note 2 of Notes to Consolidated Financial Statements for information regarding the calculation of net income (loss) per share.

(2) Pro-forma amounts reflect the addition of $1,107,000 in interim financing that occurred in April and May 1998, less $100,000 that was repaid in respect of prior indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Reserves" for a discussion of Company borrowings between December 1997 and April 1998.

(3) As adjusted to reflect: (i) the estimated net proceeds of the Offering, based upon an assumed initial public offering price of $6.25 per share, after deducting Underwriter's discounts and commissions and estimated offering expenses; (ii) the conversion of a note (the "Conversion Note"), in the principal amount of $322,000 into approximately 105,000 shares of Common Stock upon the closing of the Offering; (iii) interest of approximately $56,000 which accrued from March 31, 1998 through May 31, 1998 from the debt to be repaid from the Offering; (iv) the pro-forma amounts; and (v) the Extraordinary Loss (see footnote 6 below). See "Use of Proceeds," "Capitalization" and "Description of Securities."

(4) Represents (i) cash and cash equivalents plus accounts receivables (net), and the amount due from officer, less (ii) accounts payable, accrued expenses and other liabilities, deferred revenue, accrued participations, notes payable, shareholder loan and note payable, and accrued interest.

(5) See Notes 5 and 7 of Notes to Consolidated Financial Statements.

(6) An aggregate of $4,014,400 principal amount of indebtedness outstanding as of March 31, 1998 will be repaid with the proceeds of the Offering. Of this amount, $2,819,000 was issued concurrently with warrants, and therefore, the notes are recorded on the Company's financial statements at a lesser value and a value is ascribed to the warrants which management believes reflects the market value of the warrants; this value is reflected as a debt issuance discount and is amortized over the term of all such notes resulting in an effective interest rate of approximately 25%. Upon repayment of such debt, the Company will recognize an extraordinary loss equal to the value ascribed to such warrants. While the entire $2,819,000 principal amount of indebtedness will actually be repaid from the Offering, as adjusted reflects the repayment of the recorded value of such debt as of May 31, 1998 -- a value of $2,702,800 will be ascribed to said debt and a value of $116,200 will be ascribed to the warrants, resulting in the recognition of extraordinary loss of $116,200 (the "Extraordinary Loss") which becomes part of accumulated deficit.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following discussion in "Risk Factors" and elsewhere in this Prospectus. The following discussion should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

GENERAL

     The Company derives substantially all of its revenues from production fees earned in connection with Company originated productions, distribution fees from the exploitation of product acquired from others, and the exploitation of Company-owned programming. The Company was incorporated in February 1995 and commenced operations in March 1995.

     The Company is engaged in developing concepts and acquiring literary and other story properties, the most promising of which serve as the basis for the production of series, pilot films, or made-for-television features. If a script is accepted for production as a television feature or pilot, or if a pilot is accepted for production as a series, the Company and the network or distributor negotiate a license fee or distribution advance. This fee is a flat sum payment through which the Company generally attempts to cover a significant portion of its production costs and overhead. If programming is produced for an entity like PBS, which does not pay significant license fees or distribution advances (and in fact, may not pay any fee), the Company attempts to provide corporate sponsors or agreements for the license of ancillary rights such as foreign or home video distribution.

     With respect to series for the networks or pay cable channels, the Company generally attempts to negotiate significant license fees for both series and movies of the week. In many cases, the Company may invest additional sums in excess of network license fees to produce the best possible made-for-television features, as such features are an essential sales tool in gaining network acceptance of a projected series, if applicable. In these cases, the Company will attempt to cover the excess of production costs from working capital, third-party financing, sales of the episodes in the foreign marketplace, or a combination of these financing techniques. Where necessary or desirable, the Company may seek to obtain funding in excess of network license fees from a studio or a third party who will provide such financing in return for a share of the profits from the syndication of such programming. Similarly, for television series, the Company may invest amounts in excess of network license fees in order to gain audience acceptance for the series and to enhance the potential value of future syndication rights.

     The Company recognizes revenues from licensing agreements covering entertainment product when the product is available to the licensee for telecast, exhibition or distribution, and other conditions of the licensing agreements have been met in accordance with Statement of Financial Accounting Standards ("SFAS") No. 53 "Financial Reporting by Producers and Distributors of Motion Picture Films."

     The Company, as required by SFAS No. 53, values its film cost at the lower of unamortized cost or net realizable value on an individual title basis. Film costs represent those costs incurred in the development, production and distribution of television projects. These costs have been capitalized in accordance with SFAS No. 53. Amortization of film cost is charged to expense and third party participations are accrued using the individual film forecast method whereby expense is recognized in the proportion that current year revenues bear to an estimate of ultimate revenues. These estimates of revenues are prepared and reviewed by management. The Company anticipates that a majority of its production or acquisition costs for its projects will be amortized within three years from the completion or acquisition of such project, with the balance amortized over an additional two years.

     The Company's trade receivables historically increase as revenue increases. The Company, in accordance with SFAS No. 5, records an allowance for doubtful accounts based, in part, on historical bad debt experience. In 1997, the Company recorded as an allowance for doubtful accounts, $1,115,600. See "Risk Factors -- Allowance for Doubtful Accounts" and "Results of Operations -- The year ended December 31, 1997 versus the year ended December 31, 1996"). Typically, when the Company makes a sale of a product, the purchaser of such product agrees to a payment schedule, usually based upon a time table which is either tied to milestones in the development of the product or the time period of the contract. If customers fail to make scheduled payments, the Company's license agreements provide that the Company can repossess and resell such product. Because these payments often are spread out over a period of time, up to two years, the payments to be made in the future are recorded as discounted trade receivables. As sales increase, the Company's trade receivables balance will increase accordingly. The Company believes it has adequate resources to collect its trade receivables.

RESULTS OF OPERATIONS


     The three months ended March 31, 1998 versus the three months ended March 31, 1997. Revenues for the three months ended March 31, 1998 were $1,573,400 compared with $708,400 for the three months ended March 31, 1997. Revenues for the three months ended March 31, 1998 were comprised of $825,000 from the sale of an acquired library of 11 movies of the week acquired from Beyond Entertainment, which was resold to Latin American Programming-TV for all territories in Latin America (except Brazil) and $748,400 from the recognition of revenue from the sale of the second season of "Amazing Tails" to both the Discovery Channel's Animal Planet Network and 1291873 Ontario Limited, an affiliate of Micro Entertainment, a Canadian distribution company. Revenues for the three months ended March 31, 1997 included: (i) $510,000 from the distribution of the Company's acquired library, 97% of which were derived from sales to Beyond Distribution; (ii) $140,000 from the sale of the first season of "Amazing Tails", 87% of which were derived from sales to Beyond Distribution; and (iii) $60,000 as royalty revenue from the series "Strange Universe". For the three months ended March 31, 1997 approximately 92% of revenues were attributable to the exploitation of product outside the domestic (i.e., U.S. and Canadian) market. The concentration of sales in the foreign market is attributable to the absence of any programming being produced by the Company directly for the domestic market in such period. Within the foreign market, allocations among the four principal geographic regions in which the Company does business, Europe, South America, Asia and Australia and Africa, vary from period to period. The variations in revenue relate to the type of product being offered, as well as local economic trends and conditions, and the emergence of multiple broadcasting channels in the applicable territory. See Note 8 to the Consolidated Financial Statements for a breakdown of the geographic distribution of sales of the Company's product.


     Cost of revenues was $379,000 for the three months ended March 31, 1998, as compared to $415,300 for the three months ended March 31, 1997, such slight decrease attributable to the Company deriving more of its revenue from distribution activity relating to its own product (or products acquired on an outright basis), rather than product acquired from third parties under license agreements. Third party distribution activity has a lower gross margin because distribution fees of up to 70% are paid to the producers of the product. However, amortization expense, as calculated under FASB 53 has comparatively lower rates. For the period ended March 31, 1997, the Company's revenue attributable to product produced by others, for which producers are allocated a higher percentage of revenue as a participation expense, was more than similar product in the comparable period in 1998, when the Company distributed more product which it either owned outright or which was produced by the Company. For this product, the Company's margins are typically higher as no participation expenses need to be paid to the product's copyright owners. For a discussion in how the product mix may affect quarterly results, see "Risk
Factors -- Fluctuations in Operating Results."

     Gross profit margins improved from 41% for the three months ended March 31, 1997 to 76% for the three months ended March 31, 1998, primarily because of increased margins attributable to product produced by the Company.

     General and administrative expenses were $541,500 for the three months ended March 31, 1998, as compared to $601,500 for the three months ended March 31, 1997. The decrease was primarily due to the amortization expense relating to the capitalized costs of the February 1996 loan having been fully amortized by year end 1997, and as such no related amortization expense was taken in 1998.

     Interest expense was $263,000 for the three months ended March 31, 1998, as compared to $271,000 for the three months ended March 31, 1997.

     Interest income was $48,000 for the three months ended March 31, 1998, as compared to $72,000 for the three months ended March 31, 1997. The decrease is due to more interest income derived from amortization of the discount taken under the guidelines of APB 21. Less income was taken in 1998 because a majority of discount has already been amortized.

     Net income was $437,900 for the three months ended March 31, 1998 as compared to a net loss of $(508,200) for the three months ended March 31, 1997. The increase is attributable to an increase in sales and significantly higher gross margin on product sold during 1998.


     Trade receivables increased by $950,000 for the three months ended March 31, 1998 due to increased revenues. Included in receivables as of March 31, 1998 are receivables from entities domiciled outside the United States of $7,754,500. These receivables represent approximately all receivables and 57% of the total assets of the Company. This represents an increase of 14% from the $6,740,800 of receivables as of December 31, 1997. The Company's receivables are typically in excess of one year, and thus will tend to grow at a rate in excess of any increase in revenues. The Company believes that these receivables will be collected as they mature, and that all outstanding amounts with respect to such obligations will be collected within two years. Any difficulty or delay in the collection of these receivables would have a material adverse effect on the Company. Of this amount, $5,953,000 of such receivables are from Latin America Programming-TV, 1291873 Ontario Limited, an affiliate of Micro Entertainment, a Canadian distribution company, and Beyond Entertainment, a publicly held Australian company. In each case, management also has a pre-existing relationship with such licensees, and believes that all amounts owing from these licensees will be paid in a timely manner. For additional information regarding the Company's reliance on customers see "Risk Factors -- Reliance on Significant Customers" and "Allowance for Doubtful Accounts", as well as Note 2 to the Company's Consolidated Financial Statements. For a further description of the Company's treatment of its trade receivables, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General." The Company believes its existing allowance for doubtful accounts reserve is adequate and that it has adequate resources to collect its trade receivables.


     Year ended December 31, 1997 versus year ended December 31, 1996. Revenues for the twelve months ended December 31, 1997 were $6,875,600 compared with $5,749,800 for the twelve months ended December 31, 1996. Revenues for the year ended December 31, 1996 included: (i) $1,441,700 from the recognition of revenues from Interpublic for the completion of the series "Amazing Tails", which accounted for 25% of revenues during such period; (ii) a revenue guarantee received from the sale of certain library rights; and (iii) revenue from the sales generated by the existing library. Included in this amount are revenues of approximately $680,000 arising from a license of a certain portion of the Company's film library to the Giniger Entities, with respect to the sale of a certain portion of the Company's library in certain Latin America countries and Europe. These revenues were 12% of all revenues in such period. Finally, revenues in the period included $618,000 from Eurolink respecting additional sales of "Amazing Tails", which was approximately 11% of the Company's revenue during such period. For the twelve month period ended December 31, 1997, approximately 80% of the Company's revenues were attributed to the exploitation of product outside the domestic (i.e. U.S. and Canadian) market. The concentration relative to the foreign market is attributable to less programming being produced by the Company directly for the domestic market in such period. In prior periods, revenues were generated approximately 40% from the domestic market and 60% from the foreign market. Within the foreign market, allocations among the four principal geographic regions in which the Company does business, Europe, Asia and Australia, South America and Africa, vary from period to period. The variations in revenues relate to the type of product being offered, as well as local economic trends and conditions, and the emergence of multiple broadcasting channels in the applicable territory. See Note 8 to the Consolidated Financial Statements for a breakdown of the geographic distribution of sales of the Company's product.

     Cost of revenues was $2,355,300 for the twelve months ended December 31, 1997, as compared to $2,895,900 for the twelve months ended December 31, 1996. As a percentage of revenue, however, cost of revenue was 34% of revenue for the twelve months ended December 31, 1997 compared to 50% of revenue to the comparable period in 1996. This decrease is attributable to the Company deriving more of its revenue from distribution activity relating to its own product rather than product acquired from third parties under license agreements. Third party distribution activity has a lower gross margin because distribution fees of up to 70% are paid to the producers of the product. However, amortization expense, as calculated under FASB 53, has comparatively lower rates. For the period ended December 31, 1996, the Company's revenue attributable to product produced by others, for which producers are allocated a higher percentage of revenue as a participation expense, was less than similar product in the comparable period in 1997, when the Company distributed more product which it either owned outright or which was produced by the Company. For this product, the Company's margins are typically higher as no participation expenses need be paid to the product's copyright owners. For a discussion in how the product mix may affect quarterly results, see "Risk Factors -- Fluctuations in Operating Results."

     Gross profit margin improved from 50% for the twelve months ended December 31, 1996 to 66% for the twelve months ended December 31, 1997, primarily because of higher profit margins on produced and acquired product.

     General and administrative expenses were $2,129,300 for the twelve months ended December 31, 1997, as compared to $2,323,800 for the twelve months ended December 31, 1996. The decrease was principally attributable to the Company having more debt issuance costs associated with two bridge notes in 1996, as compared to debt issuance costs associated with only one bridge note in 1997.

     Allowance for doubtful accounts was $1,115,600 for the twelve months ended December 31, 1997, as compared to no allowance for doubtful accounts for the twelve months ended December 31, 1996. The allowance for doubtful accounts consists of the following: (i) $660,000 for the write off of the Eurolink receivable; (ii) $170,600 for the write off of the Giniger Guaranty; and (iii) $285,000 for the write off of the Alliance receivable. Regarding the Eurolink receivable, the Company had sold the rights to "Amazing Tails" for a majority of the Western European territories to Eurolink, a London based company. Eurolink subsequently experienced financial difficulties and was unable to pay amounts due to the Company under the contract for "Amazing Tails." The Company therefore reasserted its rights to "Amazing Tails" and wrote off the entire receivable under the Eurolink contract. Eurolink and the Company are unrelated entities and had an arms length relationship. The write down of the Alliance receivable occurred as a result of a restructuring of the Company's obligations to Alliance. Pursuant to such agreements, Alliance and the Company agreed to: (i) extend the "Total Recall" promissory note; and convert the minimum guarantee to a profit sharing arrangement, which allows Alliance to recoups its advance of $225,000, plus entitles Alliance to receive a 30% distribution fee and actual distribution materials costs prior to the Company and Alliance splitting the remaining receipts. Although the Company believes that it will receive more than the $225,000 that it has already received from licensing such programing, because of this new structure, the Company will be unable to recognize any more revenue with respect to its license agreements with Alliance until Alliance recoups its advance and costs. The write down of the Giniger Guaranty was due to the Company selling the rights to Water Rats I, prior to the Giniger Entities doing so.

     Interest expense was $1,040,100 for the twelve months ended December 31, 1997, as compared to $677,700 for the twelve months ended December 31, 1996. The increase was principally attributable to an increase in debt and the related interest expense, and the expenses associated with the discount of long term receivables calculated under the guidelines of APB 21.

     Interest income was $211,800 for the twelve months ended December 31, 1997, as compared to $58,300 for the twelve months ended December 31, 1996. The increase in interest income was due to the amortization of the discount taken under the guidelines of APB 21.

     Net income for the twelve months ended December 31, 1997 was $447,100, as compared with net income of $800 for the twelve months ended December 31, 1996. This increase relates to an increase in sales and a decrease in debt issuance costs as described above.

     Trade receivables increased to $6,740,800 for the twelve months ended December 31, 1997, as compared to $3,342,100 for the twelve months ended December 31, 1996, which increase was due to increased revenues. For a description of the Company's treatment of its trade receivables, see "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- General." The Company believes its existing bad debt reserve is adequate and that it has adequate resources to collect its trade receivables.

     Year ended December 31, 1996 versus the period from inception (February 27, 1995) to December 31, 1995. Revenues for the year ended December 31, 1996 were $5,749,800 compared with $1,245,300 in the period from inception (February 27, 1995) through December 31, 1995 (the "95 Period"). The revenues from the 95 Period were primarily attributable to the completion and delivery of the series "Simply Style." Revenues for the year ended December 31, 1996 included $1,441,700 from the recognition of revenues from Interpublic for the completion of the series "Amazing Tails," which revenues accounted for 25% of revenues during such period, a revenue guarantee received from the sale of certain library rights and revenue from the sales generated by the existing library. Included in this amount are revenues of approximately $680,000 arising from a license of a certain portion of the Company's film library to the Giniger Entities, with respect to the sale of a certain portion of the Company's library in certain Latin America countries and Europe. These revenues were 12% of revenues in that period. Finally, revenues in the period included $618,400 from Eurolink respecting additional sales of "Amazing Tails." This sale was approximately 11% of the Company's revenue during the period. Revenue from the Giniger Entities, Eurolink, and the production of "Amazing Tails" should not be considered to be recurring. See "Risk
Factors -- Accounts Receivable; Reliance on Significant Customers" for a further discussion of the non-recurring nature of these revenues, and recognition of future revenues from the Giniger Entities.

     Cost of revenues was $2,895,900 for the year ended December 31, 1996, as compared to $946,900 for the 95 Period, such increase being principally attributable to the increase in amortization of the product produced and acquired by the Company.

     Gross profit margin improved from 24% for the 95 Period to 50% for the year ended December 31, 1996 primarily because the profit margin on "Amazing Tails" and revenues recognized from the Giniger Entities was greater than the profit margin on "Simply Style."

     General and administrative expenses were $2,323,800 for the year ended December 31, 1996, as compared to $1,288,200 for the 95 Period, resulting primarily from increased personnel costs. As a percentage of revenues, however, general and administrative expenses decreased from 103% to 40%. The debt issuance costs were treated as an expense and not capitalized because the expected maturity dates were within one year. See "-- Liquidity and Capital Resources."

     Interest expense for the year ended December 31, 1996 was $677,700, as compared to $42,700 for the 95 Period reflecting the issuance of Bridge Notes in the period.

     Net income for the year ended December 31, 1996 was $800 compared with a net loss of ($1,032,500) incurred during the 95 Period, resulting primarily from an increase in sales activity in 1996. The 95 Period had limited sales activity, as the Company was in a start-up phase, but it included the costs associated with the Company's initial exhibition at trade shows, acquisition costs for programming and distribution, professional costs, and increases in personnel to accommodate future production activities and distribution.

LIQUIDITY AND CAPITAL RESOURCES

     The entertainment industry is highly capital intensive. As of March 31, 1998, the Company had a liquidity deficit of ($4,541,600). Liquidity deficit is defined as (i) cash and cash equivalents, accounts receivable (net), and the amount due from officer less (ii) accounts payable, accrued expenses and other liabilities, deferred revenues, accrued participations, notes payable, shareholder loan and note payable and accrued interest.

     Included in the Company's assets as of March 31, 1998, are approximately $1,553,500 relating to projects under development but which have not been set for principal photography. As of March 31, 1998, approximately $789,000 of this amount relates to the acquisition of the rights to produce a television series based on the feature film "Total Recall" and approximately $451,000 relates to expenditures for "LoCoMoTioN."

     Included in the Company's assets as of December 31, 1997, are approximately $1,502,100 relating to projects under development but which have not been set for principal photography. As of December 31, 1997, approximately $789,000 of this amount relates to the acquisition of the rights to produce a television series based on the feature film "Total Recall" and approximately $451,000 relates to expenditures for "LoCoMoTioN."

     The Company intends, consistent with the standards set by the Financial Accounting Standards Board, including SFAS No. 53, to write off the costs of all development projects when they are abandoned or, even if not abandoned, if they have not been set for principal photography within three years of their initial development activity. Development activity with respect to LoCoMoTioN began in September 1995 and with respect to Total Recall in July 1996. In the event the Company is unable to produce either "Total Recall" or "LoCoMoTioN," the Company would incur a significant write-down with respect to the development costs of such projects, which, in turn, may effect ongoing financing activities.

     The Company has received a commitment letter from Mercantile National Bank for multiple lines of credit of up to $8,175,000 (the "Proposed Bank Facility"), which lines of credit would permit borrowings pursuant to specified borrowing bases made up of the value of the library (including a value for "Total Recall"), accounts receivable and other assets, including cash. The Company currently intends to repay the $3,476,900 of indebtedness remaining after the Offering with proceeds from the Proposed Bank Facility. The Proposed Bank Facility will contain covenants relating to the Company's tangible net worth, debt to equity ratio and profitability. No assurance can be given that the Proposed Bank Facility will be entered into or that the Company will be able to use proceeds from such facility as indicated herein.

     The Company has financed its operations from its own sales and production activities, loans from its shareholders aggregating $3,771,900, the sale of the Bridge Notes aggregating $2,844,350, the special financing obtained with respect to "Total Recall" (the "Total Recall Financing") in the principal amount of $650,000, and interim financing (the "Interim Financing") discussed below of $1,107,000 which financing was required as a result of delays in completing the Offering.


     A portion of the shareholder loans are from: (i) Joseph Cayre (two loans aggregating $740,000); (ii) Morris Wolfson and entities which may be affiliates of Mr. Wolfson (including the Wolfson Family Limited Partnership) (two loans aggregating $822,000, as more fully described below); and (iii) Affida Bank (one loan in the amount of $300,000). The Cayre loans, which were made in February and August 1995, bear interest at 14% per year and 12% per year, respectively, and are subject to an agreement requiring the payment of $240,000 from the net proceeds of the Offering and the pledge of certain assets to cover the unpaid amount due thereunder. Mr. Cayre has extended the maturity date until June 30, 1998. See "Certain Transactions -- Transactions with Joseph Cayre."



     A loan in the principal amount of $322,000 was made in January 1996 by AMAE Ventures, an affiliate of Mr. Wolfson, which was used by the Company for general overhead purposes and bears interest at 12% per year. This note is due on the earlier to occur of June 30, 1998 or the closing of the Offering. The holder of such note has the right to convert the principal amount into approximately 105,000 shares of the Company's Common Stock on a fully diluted basis through the completion of the Offering, and has indicated that it intends to convert such note. An April 1996 loan by South Ferry #2 L.P., a Delaware limited partnership, in the principal amount of $500,000 was used for the pre-production of "LoCoMoTioN." This loan bears interest at 10% per year and is currently due on June 30, 1998. South Ferry #2 L.P. is entitled to receive a 2% net profit participation from the series. Finally, the Chana Sasha Foundation, an entity controlled by Mr. Wolfson, extended the Company a $400,000 line of credit on a secured basis in November 1996, which credit line has been used and subsequently repaid by funds from the Company's operations. This line of credit bore interest at 10% per year. See "Certain Transactions" for additional information regarding these transactions.


     The July 1996 proceeds from the sale of the note in the Total Recall Financing were used to acquire the rights to produce a television series based on "Total Recall." This note, which was secured by the Company's underlying rights to the "Total Recall" series bore interest at 10% per year. The principal amount of this note has been repaid. In addition, the holders of this note received an aggregate of 53,403 shares of Common Stock, warrants to acquire 21,362 shares of Common Stock at an exercise price of $.43 per share and a 15% net profit participation in the Company's interest in the series. See "Certain Transactions" for a description of the consideration paid to the Morris Wolfson Family Limited Partnership in connection with this transaction.

     In November 1996, the Company obtained a $300,000 loan from Affida Bank, which loan carries interest at 8% per year, and matures upon the earlier to occur of the closing of the Offering or June 30, 1998. Affida Bank also received warrants to acquire 25,634 shares of the Company's Common Stock at an exercise price of $.43 per share in connection with this loan. The proceeds of this loan were used for working capital.

     In February 1996, the Company commenced a private placement of its secured notes and sold to accredited investors $900,000 in principal amount of secured promissory notes which bear interest at 12% per year and are due at the earlier to occur of the closing of the Offering or June 30, 1998. This offering was changed pursuant to its original terms with respect to subsequent investors in June 1996 when the Company completed the sale to accredited investors of $975,000 principal amount of secured notes which bear interest at 10% per year and are due at the earlier to occur of the closing of the Offering or June 30, 1998. In December 1996, the Company obtained a $150,000 loan from an outside investor, which loan carries interest at 10% per year and matures upon the earlier to occur of the closing of the Offering or June 30, 1998. The proceeds of this loan were used for working capital. In February and March 1997, the Company completed the sale of $969,350 of convertible secured notes to accredited investors (the "February 1997 Notes"). Each of the foregoing notes are secured, pro-rata and pari passu, by liens on substantially all of the Company's assets, except that the February 1997 Notes are junior to the other bridge notes.

     In December 1997, the Company obtained a loan in the amount of $315,000 from Venture Management Consultants, LLC ("VMC"), which loan carries interest at 12% per year, and matures upon the earlier to occur of the closing of the Offering or June 30, 1998. Because the loan was not repaid in full by February 15, 1998, the Company is required to pay VMC an additional fee of $15,000. Included in the principal to be repaid is a $15,000 loan origination fee. As of the date hereof, $150,000 has been repaid on this note.

     Between March 1998 and May 1998, the Company arranged for short term loans (the "Interim Financing") of an aggregate of $1,642,000. A majority of such loans were made by present security holders of the Company and their affiliates. These loans mature as follows: (i) $642,000 on June 30, 1998; (ii) $235,000 on June 15, 1998; (iii) $115,000 on November 15, 1998; (iv) $150,000 on March 16,
1999; (v) $250,000 on April 1, 1999; and (vi) $250,000 on April 18, 1999. These
loans, other than the $642,000, $115,000 and $235,000 loans, accrue interest at 12% per year. The $235,000 loan includes a $35,000 origination fee and does not accrue interest. The $642,000 loan has a fixed interest amount of $78,000 and includes a $42,000 loan origination fee. The $115,000 loan includes a $15,000 loan origination fee and begins to accrue interest at 18% per year if the loan goes into default. The Company intends to repay the $235,000 and $642,000 loans upon the closing of the Offering. The Company currently does not intend to repay any other amounts owing in respect of the Interim Financing at the conclusion of the Offering. Rather, the Company intends to negotiate with the Interim Financing noteholders terms pursuant to which the Interim Financing will be replaced or exchanged for permanent subordinated debt. No such arrangements have been negotiated. If such negotiations are unsuccessful, the Company will pay all such indebtedness at their respective maturities.

     Assuming the repayment of short-term indebtedness as specified under the caption "Use of Proceeds," at the conclusion of the Offering, the Company will have approximately $3,477,000 of indebtedness, which indebtedness is due between June 30, 1998 and April 18, 1999 and is secured by substantially all of the assets of the Company.

     Management believes that if the Offering is completed, the net proceeds thereof, together with projected cash flow from operations, will be sufficient to permit the Company to conduct its operations as currently contemplated for only the next 12 months. Such belief is based upon certain assumptions, including assumptions regarding (i) the sales of the Company's original and acquired programming and (ii) anticipated expenditures required for the development and production of additional programming, including "Total Recall." After such time period, the Company has assumed that its operations will be financed by cash flow from operations, proceeds from the Proposed Bank Facility (if obtained) and/or additional financings. See "Risk Factors -- Going Concern Assumption," "-- Additional Capital Requirements; Encumbrance of Existing Assets; No Assurance of Future Financing," "Capitalization" and "Description of Securities."

     The Company's management believes that the Company's management information systems will not be affected by the "Year 2000" issue. The Company's management also believes that inflation has not had any significant effect on the Company's operations since inception.

                                    BUSINESS

     The following Business section contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" as well as elsewhere in this Prospectus.

GENERAL

     Since its formation in February 1995, the Company has focused its efforts on the development, production and distribution of a variety of television programming, including series, specials and made-for-television movies for exploitation in the domestic and international television market. The Company derives substantially all of its revenues from production fees earned in connection with Company-originated productions, distribution fees from the exploitation of product acquired from others, and the exploitation of Company-owned programming. References to the Company after December 1995 refers to Team Communications Group, Inc. (formerly known as DSL Entertainment, Inc.) and its wholly-owned subsidiaries. In December 1995, two companies under common control of the shareholders of the Company were contributed to the Company without additional consideration. References to the Company prior to December 1995 refer to those three entities on a combined basis.

     The Company's development and production activities have focused on: (i) family programming produced for U.S. cable and network television channels such as The Discovery Channel, The Family Channel, USA Network, and PBS; (ii) "how-to" instructional series, such as "Simply Style," a 60-episode series which debuted during the third quarter of 1995 on The Learning Channel; and (iii) reality based weekly and five-day per week ("strip") syndicated programming, such as "Strange Universe," a reality based series exploring abnormal occurrences which the Company co-produced with the United/Chris-Craft television stations and Rysher Entertainment. This series, which aired on United/Chris-Craft stations, involved the production of 130 episodes over its two, thirteen week commitments and has been completed. The Company has also completed production of a series of 22 half hour episodes entitled "Amazing Tails," a reality based series focusing on extraordinary pets, which has been financed in conjunction with Friskies Pet Foods, a division of Nestles Food, and advertising leader Interpublic. All episodes of "Amazing Tails" have been produced and delivered to Interpublic, and the series is airing on Discovery Communications' newest channel, Animal Planet. The Company has recently entered into an agreement with Discovery Communications for a second season of 26 new episodes of Amazing Tails, which is currently completing production. Additionally, the Company is party to a joint venture agreement with Interpublic for the production, subject to certain criteria, of a minimum of four pilots over the next year for non-fiction and light entertainment programming. The Company also maintains a dramatic development and production unit which is developing and will produce movies of the week and drama series for exhibition on network television, cable or ad hoc networks of independent stations which sometimes form to air special programming.

     In July 1996, the Company acquired the rights to produce a weekly dramatic television series based on the motion picture "Total Recall," which in 1990 grossed over $320 million in worldwide box office receipts. The Company has entered into an agreement with Alliance, a leading Canadian production company, pursuant to which Alliance will co-produce and co-finance an initial 22 episodes of the series with the Company. The Company has also entered into an agreement with PolyGram Television, L.L.C. ("PolyGram"), pursuant to which PolyGram will acquire television distribution rights to the series in the United States. Miramax Film Corp. ("Miramax"), which acquired the theatrical sequel rights to "Total Recall," has also acquired worldwide home video rights to the series from the Company.

     The Company is also developing a wide variety of family, dramatic, reality-based and children's programming including a new pre-school series, tentatively entitled "LoCoMoTioN," which the Company hopes to place on domestic and international television in the fall of 1998. Although no assurance can be given that the Company will obtain a domestic timeslot, the Company is currently interviewing for female celebrities to co-host the series, which will introduce toddlers to dance and exercise through contemporary urban music.

     The Company also maintains an international sales force and currently has distribution rights to approximately 335 half-hours of family and documentary series and specials, and 190 hours of dramatic series and films.

     The global television market has experienced substantial growth since 1985 and the Company believes this market will continue to experience substantial growth during the foreseeable future as foreign state television monopolies end and commercial broadcast outlets expand to provide increasingly varied and specialized content to the consumer. In the U.S. alone, 60 new television channels have commenced operation since 1985. Such growth has led to the development and commercialization of specialized cable and satellite channels and distribution outlets, which, in turn, has led to increased demand for top quality and cost efficient programming in many categories and subjects.

     The Company's operating strategy is to fulfill the demand for programming by: (i) expanding the activities of each of its operating departments; (ii) implementing strategic acquisitions of video libraries and smaller production companies; and (iii) entering into joint ventures with, or acquisitions of, unaffiliated third parties with the intention that such acquisitions or joint ventures would lower the Company's financial risk should it expand, as anticipated, into related activities, such as direct marketing and interactive programming. The Company intends to acquire, co-produce and co-finance other series, movies and specials from third party producers in order to increase its programming library and self distribute such product on a worldwide basis.

     The Company believes that there are unique business opportunities to acquire other emerging companies, as well as more established production and distribution entities, which are engaged in programming development, production, distribution and other related media investments. While the number of distribution channels has been increasing, the Company believes there are powerful economic incentives, including economies of scale and depth of financial and programming capability, for programmers and distribution entities to consolidate. No assurance can be given that the Company will be successful in obtaining the financing necessary for these acquisitions or that any such acquisitions will prove financially successful. No specific acquisitions have been identified and no assurance can be given that any transactions will be affected or if such acquisitions are consummated that they will be successful. In addition, a significant acquisition of product or another company could require the Company to obtain additional financing. No assurance can be given that such financing will be available at all, or that it will be on terms that are favorable to the Company.

     The Company anticipates that the net proceeds of the Offering, together with projected cash flows from operations, will be sufficient to permit the Company to conduct its operations as currently contemplated for only the next 12 months. Such belief is based upon certain assumptions, including assumptions regarding, (i) the sales of the Company's original and acquired programming, and
(ii) anticipated expenditures required for the development and production of additional programming, including "Total Recall." After such time period, the Company has assumed that its operations will be financed by internally generated funds and proceeds from additional financings. See "Risk Factors -- Going Concern Assumption," "-- Additional Capital Requirements, Encumbrance of Existing Assets; No Assurance of Future Financing," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of
Securities -- Notes."

OPERATIONS

     The Company currently operates three principal departments: (i) development and production; (ii) distribution; and (iii) licensing, merchandising, and direct-marketing.

  PRODUCTION

     The production of television programming involves the development of a creative concept into a television script or teleplay, the selection of talent (including actors, directors, and other creative personnel), and the filming, technical, and post-production work necessary to create a finished product ready for exhibition. Such programming is generally produced for initial prime-time exhibition on one of the major U.S. networks, which include CBS, NBC, ABC and Fox. Such programming may also be produced for new networks such as United Paramount ("UPN"), and Warner Bros. ("WB"), first-run pay television exhibition or directly for syndication (i.e., independent or non-network) television, including PBS, as well as a number of basic and pay cable channels or services, including HBO, Showtime, the Disney Channel, The Learning Channel, The Discovery Channel, Arts and Entertainment Network and the History Channel.

     The Company is engaged in developing concepts and acquiring literary and other story properties, the most promising of which serve as the basis for the production of series, pilot films, or made-for-television features. Once an idea has been commissioned by the Company, it is presented to a network or other distributor for acceptance. If a script is accepted for production as a television feature or pilot, or if a pilot is accepted for production as a series, the Company and the network or distributor negotiate a license fee or distribution advance. This fee is a flat sum payment through which the Company generally attempts to cover a significant portion of its production costs and overhead.

     Entertainment companies in general attempt to finance the development costs for television programming from their working capital and seek to cover a substantial portion of their production costs, including overhead, through license fees. If programming is produced for an entity like PBS, which does not pay significant license fees or distribution advances (and in many instances, may not pay any fee), the Company attempts to provide corporate sponsors or agreements for the license of ancillary rights such as foreign or home video distribution. Even without a fee or advance, the Company believes that it can defray a significant portion of the production costs of PBS programming using these alternative financing methods, thus availing itself of the key demographics of PBS viewership, particularly in children's programming.

     With respect to series for the networks or pay cable channels, the Company generally attempts to negotiate significant license fees for both series and movies of the week. In many cases, the Company may invest additional sums in excess of network license fees to produce the best possible made-for-television feature, as such features are an essential sales tool in gaining network acceptance of a projected series, if applicable. In these cases, the Company will attempt to cover the excess of production costs from working capital, third-party financing, sales of the episodes in the foreign marketplace, or a combination of these financing techniques. Where necessary or desirable, the Company may seek to obtain funding in excess of network license fees from a studio or a third party who will provide such financing in return for a share of the profits from the syndication of such programming. Similarly, for television series, the Company may invest amounts in excess of network license fees in order to gain audience acceptance for the series and to enhance the potential value of future syndication rights.

     There can be no assurance, however, that once the Company commits to fund production of a series licensed to a network, the network will order and exhibit sufficient episodes to enable the Company to syndicate the series. Typically, at least 65 episodes of a series must be produced for it to be "stripped" or syndicated in the daily re-run market. Generally, networks can cancel a series at stated intervals and, accordingly, do not commit in advance to exhibit a series for more than a limited period. If a series is canceled (or not carried for the period necessary to create enough episodes for syndication purposes), there is a significant chance that the production costs of the project will not be fully recovered. Similar risks apply even if the series is produced for a non-network medium. The Company believes, however, that foreign pre-sales and international co-production opportunities will provide sufficient options to obtain production financing and additional revenue potential. Moreover, basic cable channels continue to provide outlets of series of between 13 to 26 episodes per season.

     The Company intends to focus its production activity in the following areas or genres:

     Movies of the Week and Mini-Series; Drama Series. It is the Company's intention to expand the production of dramatic programming, over the next 24 months. Such programming, if any, will be licensed in foreign markets through the Company's sales personnel where the Company does not have foreign partners. The Company has acquired the rights to produce a weekly dramatic television series based on the motion picture "Total Recall," which generated over $320 million in world-wide box office receipts in 1990. The Company has entered into an agreement with Alliance, a leading Canadian production company, pursuant to which Alliance will co-produce and co-finance an initial 22 episodes of the series with the Company. The Company has also entered into an agreement with PolyGram, pursuant to which PolyGram will co-finance and acquire television distribution rights to the series in the U.S. only. The domestic deal with PolyGram includes a 22 episode commitment in exchange for a license fee and a percentage of the net profits of the series. PolyGram has recently pre-sold the series to the U.S. pay television network, ShowTime Network. The series is scheduled to debut late 1998 with "first run" domestic syndication to be handled by PolyGram in 1999. Miramax, which acquired the theatrical sequel rights to "Total Recall," has also acquired worldwide home video rights to the series from the Company. Based upon the initial pre-sales of the series with Polygram, Miramax and various international broadcasters, the financial conditions contained in the co-production agreement with Alliance have been satisfied. In addition to reducing the Company's financial exposure, the Company anticipates that by co-producing the series with Alliance, the series will qualify for certain Canadian co-production and tax benefits. The proceeds from the foreign distribution of the series, after recoupment of production costs, will be allocated 40% to the Company and 60% to Alliance. It is the intention of the parties that each episode will be produced for approximately $1,100,000 per episode, with the Company receiving 40% of the profits derived from the exploitation of the series on worldwide television, home video and merchandising rights to the series.

     As of the date hereof, television and home video pre-sales of approximately $15 million have been made with respect to "Total Recall" for the U.S. (Polygram), all of Asia and the Middle East, and parts of Europe, Latin America and Canada. Still remaining for licensing, among other areas, are most of the European territories, and parts of Latin America. "Total Recall" has recently been pre-sold to the U.S. pay television service, Showtime Network. The series is scheduled to debut in July 1998 with domestic syndication to be handled by PolyGram in 1999. As a result of the Showtime Network sale, the Company anticipates that its U.S. revenues should be significantly higher for 1999 versus 1998.

     The Company has entered into agreements with the Family Channel for the development of two movies of the week. The first, "Quake" is a story about an earthquake in New York City. The script for "Quake" has been approved and paid for by the Family Channel, and is currently in production by Northquake Productions, Inc., a special purpose production company established to produce this project. The Company will receive an advance against its ownership interest in the profit participation in this project, and an executive producing fee. This movie of the week is scheduled to air on the Family Channel in August 1998. The second movie of the week, "Down Fall" is about an avalanche at an exclusive ski resort. The script for "Down Fall" which has already been written, was paid for by the Family Channel. "Down Fall" is in the final stages of development and the Company anticipates that it will commence preproduction on this project in time to utilize some of the production staff from "Quake" as it concludes production. The Company has advanced approximately $90,000 for the "Quake" production, and expects to recoup a majority of these costs. No funds have been advanced for the "Down Fall" production as of this date.

     The acquisition of the one hour dramatic series "Water Rats", a high suspense police action drama set in Sydney, Australia (52 episodes delivered for the first and second season), and the one hour dramatic series "Cover Story", which takes place on the set of a television entertainment magazine program (26 episodes delivered), both of which were acquired from the Australian production company Southern Star, are examples of the Company's strategy to acquire programming from third parties. The Company has the rights for distribution in all Latin American countries, including Mexico and Puerto Rico, and has cumulative sales of approximately $1.0 million for Mexican broadcast television and pan-Latin American satellite broadcast television with the majority of terrestrial broadcast rights remaining available for sale.

     The Company has also recently acquired Latin American home video and television distribution rights to 78 hours of dramatic series from Beyond Distribution PTY Ltd., a leading Australian production company. Such acquisition brings the total hours of dramatic programming licensed by the Company in Latin America to 156.

     Live Action and Animated Children's Programming. To take advantage of what it believes is a significant television market for children's programming, the Company intends to develop and produce inventive and original shows, including both animated series and live-action series. The Company has commenced pre-production of "LoCoMoTioN," a program which incorporates, songs, games and exercise to stimulate both the bodies and the minds of preschool children, and hopes to sell the show to domestic and international television markets in the fall of 1998. If the show is successful, it is anticipated that it will provide the Company with licensing and merchandising opportunities.

     The Company continues to acquire programming on an ongoing basis. In October 1996, the Company acquired certain additional foreign distribution rights to three family movies from Feature Films for Families.

In December 19, 1996, the Company acquired thirteen half-hour episodes for international distribution of the series "Jelly Bean Jungle," a children's series featuring live action and puppets.

     Non-Fiction/Light Entertainment Programming. With the rapid expansion of national cable and network programming outlets, consumer demand for non-fiction, reality based "docudrama" programming has increased. Channels such as Fox, United Paramount, the Warners' Brothers Network, TBS, The Discovery Channel, The Learning Channel and Lifetime have found quality non-fiction programming to be a mainstay of their programming portfolio. The Company intends to capitalize upon the programming expertise developed by management prior to the formation of the Company, including the work by Mr. Levin in the production and distribution of "Future Quest," a 22 episode, half-hour PBS-TV series which explores technology, science and pop culture, to develop innovative programming of this genre. "Future Quest" is hosted by film actor Jeff Goldblum and presents, on a weekly basis, a gallery of futurists, scientists and social commentators. The show was underwritten with a corporate grant from AT&T Corp. Other programming previously produced by Mr. Levin and previously distributed by the Company in this genre includes "Hollywood Stuntmakers," "FX Masters," "Legends of Hollywood" and "Mysterious Forces Beyond."

     The Company has an extensive development slate of new series which are currently being pre-sold in the international marketplace. Such new programs include "Strange Universe," a 130 half-hour five day per week ("strip") syndicated series which was produced in association with United/Chris-Craft television stations and Rysher Entertainment. "Amazing Tails," a weekly series of 22 half hours featuring people and their pets, was initially financed by a presale for approximately $1,441,700 to Interpublic for domestic distribution and broadcast. To date, the Company has also licensed "Amazing Tails" in Japan for $300,000 and in the United Kingdom, France, Italy, Spain, Portugal and Greece for an aggregate of $595,000. The Company has entered into an agreement with Discovery Communications for a second season of 26 new episodes of "Amazing Tails," which is currently completing production.

     The Company has entered into a "first look" arrangement with Interpublic pursuant to which the Company and Interpublic have agreed to fund, subject to the conditions contained therein, a minimum of four non-fiction or light entertainment pilots. Series which are developed from the pilots will be co-financed by each entity, and Interpublic will use its best efforts to seek an advertising sponsor for each series.

     Current co-productions include "America's Scenic Railway Journeys," a six hour documentary mini-series devoted to famous railway journeys. The Company has co-produced this series with Oregon Public Television for the PBS Network and has paid Oregon Public Television an advance for the international distribution rights to the mini-series.

     Syndicated Strip Shows. The Company is making a significant creative and development effort to provide syndicated daily programming, especially talk shows and reality series. The Company is currently developing a talk show "strip" anticipated for the fall 1998 season entitled "Chrystal Rose." Ms. Rose is a noted British talk show personality whose series was aired on the United Kingdom's ITV Network. No assurance can be given that the Company will be able to obtain sufficient station clearances to produce this show in the U.S. The Company has also successfully licensed formats for such game shows as "Young Matchmakers,"which has been successfully launched on Holland's RTL4 channel, and is now being presented to domestic broadcasters.

     "How To" and Instructional Programming. From gardening and style to cooking and home repair, "how to" and instructional programming is an expanding market in which the Company has strived to develop, produce, and distribute a variety of programs which both entertain and educate. "Simply Style," a 60 episode "strip" created by the Company for The Discovery Channel and hosted by fashion expert Leah Feldon, is the first such series produced by the Company. Within the "how to" genre, Mr. Levin previously produced "Laurie Cooks Light and Easy," which consists of 65 one-half hour episodes previously distributed by the Company. Hosted by Laurie Burrows Grad, this daily strip presented simple recipes prepared in a healthy manner. The show attracted celebrities such as Jill St. John, Steve Sax, Dom Deluise, Wolfgang Puck, Michael Tucker and Jill Eikenberry.

  DISTRIBUTION

     An active part of the Company's business is the presentation of its own product and product acquired from third-party producers to the international marketplace. The Company's current library includes 335 half hours of reality based series, mini-series and specials and 190 hours of dramatic series and film programming. This includes drama and non-fiction programming as well as movies of the week, and children's animation. With the rapid increase of networks and channels, there is an expanding demand for top-quality programming. To access these markets, the Company's distribution personnel attend such major international trade shows as MIPCOM-TV, Monte Carlo Television Festival, MIP-TV and NATPE.

     In territories such as Latin America, the Company uses subdistributors such as the Giniger Entities. The Company uses agents in such territories because it believes that these agents typically have long-standing relationships in those territories where the Company might have difficulty accessing purchasers or in obtaining favorable prices from such purchasers.

     The Company has also entered into an agreement with Australia's Southern Star to distribute its successful drama series "Water Rats" in Latin America, including Mexico and Puerto Rico, through the Giniger Entities.

     In addition, the Company has an active "format" business overseas, where it represents and "reformats" successful foreign shows for the domestic marketplace and vice versa. The Company also currently represents several other custom formats which are under consideration in numerous territories.

  LICENSING, MERCHANDISING AND DIRECT MARKETING

     The Company's strategic objectives encompass the exploitation of additional revenue streams through licensing and merchandising efforts. The Company hopes to generate new profit centers from toy, publishing, CD-ROM, housewares, stationary, video, apparel, and other product category licenses. Although no assurance can be given that this strategy can be successfully implemented, the Company and Alliance, the co-producer of "Total Recall," have begun to focus on the marketing and merchandising rights that are available with respect to the "Total Recall" series.

     The Company also intends to focus on certain types of instructional or "how to" programming that can be translated into direct marketing opportunities. By their design, aspects of each how to, or instructional program can be extended into a continuity club, infomercial, and retail products. For example, should it have sufficient financing, the Company intends to develop from the series "Amazing Tails" a pet "fan" club, with commercial tie-ins with its sponsors.

POSSIBLE ACQUISITIONS; JOINT VENTURES

     The Company believes that there are numerous opportunities to acquire other production and distribution companies, as well as existing programming libraries. The Company believes that these acquisitions, if successful, will result in synergistic opportunities, and may increase the Company's revenue and income growth. No specific acquisition candidates have been identified, and no assurance can be given that any transactions will be effected, or if effected, will be successful.

     The Company is also committed to establishing joint ventures with strategic partners in order to expand the Company's operations without significantly increasing its costs. For example, the Company has completed a "first negotiation" arrangement with Interpublic which would give Interpublic the first opportunity to provide sponsorship, commercial underwriting, and financing of the Company's children's and "how to" series.

COMPETITION

     The entertainment industry is highly competitive. The Company competes with, and will compete with, many organizations, including major film studios, independent production companies, individual producers and others, including networks, who are seeking the rights to attractive literary properties, the services of creative and technical personnel, the financing for production of film and television projects and favorable arrangements for the distribution of completed films. Many of the Company's present and future competitors are organizations of substantially larger size and capacity, with far greater financial and personnel resources and longer operating history than the Company. Moreover, the entertainment industry is currently evolving into an industry in which certain multinational, multi-media entities, including Viacom/Paramount Pictures, The News Corporation/Twentieth Century Fox, The Walt Disney Company/Cap Cities-ABC, Time Warner/Turner Broadcasting and Westinghouse/CBS are anticipated to be in a position, by virtue of their control over key film, magazine, and/or television content and their control of key network and cable outlets, to dominate certain communications industries activities. These competitors have numerous competitive advantages, including the ability to acquire and attract superior properties, personnel, actors and/or celebrity hosts and financing.

EMPLOYEES

     The Company currently employs 12 full-time employees, six of whom are members of senior management. From time to time, as projects go into production, temporary employees are also employed by the Company.

PROPERTIES

     The Company currently rents its office space at 12300 Wilshire Boulevard, Los Angeles, California from an unaffiliated third party, pursuant to a 36 month lease that commenced on May 15, 1995 which was recently extended for an additional 12 months. The lease terminates on May 14, 1999. The Company rents approximately 4,600 square feet at a monthly rate of $2.10 per square foot. Mr. Levin has personally guaranteed the obligations under the lease. The Company believes that its current offices are adequate for its requirements, and that additional space, if required, is available throughout the Los Angeles area at commercially reasonable rates.

LEGAL PROCEEDINGS AND OTHER MATTERS

     In May 1997, the Company filed and served a complaint in a matter styled Team Communications Group, Inc. vs. Michael Jacobs. This action is against a former employee for, inter alia, unfair competition and breach of fiduciary duty. Mr. Jacobs filed a complaint on the same day, styled Jacobs vs. Team Communications Group, Inc. alleging breach of employment contract, fraud, and also seeking an accounting. The Company intends to vigorously pursue its action, and to defend itself in the counter-suit. The two actions have been consolidated by the Court. In respect to the foregoing claim, the Company notes that the claim is in the early phases of discovery and, accordingly, no reserves have been taken. The Company's preliminary assessment of the merits of the claim, even assuming that the allegations therein were to be determined against the Company, is that this matter is not expected to have a material adverse impact on the Company's results of operations or liquidity and capital resources.


     In April 1998, the Company was served with a complaint in a matter styled Program Power Entertainment, Inc. vs. Team Communications Group, Inc., filed in Superior Court for the County of Los Angeles. In the complaint, the plaintiff, a producer of four hours of programming (the "Programs") distributed internationally by the Company, alleges, among other things, that the Company failed to use its best efforts to maximize income from the distribution of the Programs by licensing the Programs in conjunction with other producers' programs, allocating revenues from such licenses among the producers to the detriment of the plaintiff, and that the Company failed to properly account to the plaintiff for such revenue. The complaint seeks an accounting and damages as may be established at trial. The Company intends to file an answer and to vigorously defend itself.


     At this time the outcome of any of the above matters cannot be determined by the Company with any certainty.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company, together with their respective ages and positions with the Company, are as follows:

        NAME          AGE                             POSITION
        ----          ---                             --------
Drew S. Levin         43    President, Chief Executive Officer and Chairman of the Board
Paul Yamamoto         44    Executive Vice President and Director
Eric Elias            43    Senior Vice President, Business and Legal Affairs
Michael Latiner       28    Senior Vice President, Finance and Secretary
Declan O'Brien        32    Vice President, Development
Robert Morhaim        40    Vice President, Development and Production
Bruce P. Vann         42    Nominated Director(1)(2)
Seth M. Willenson     50    Nominated Director(1)(2)
Michael Jay Solomon   60    Nominated Director(1)(2)

---------------
(1) Proposed member of the Compensation Committee.

(2) Proposed member of the Audit Committee.

     Drew S. Levin has been President and Chairman of the Board of the Company since its formation in 1995. From 1987 through 1994, he was President of DSL Productions, Inc. ("DSP"), a privately held company that was sold to The Producer's Entertainment Group, Inc. ("TPEG") in 1994. Through February 1995, he continued to act as president of DSP, which operated as a subsidiary of TPEG. Mr. Levin has produced and co-produced hundreds of hours of programming, including "Pop Culture Meets Pure Science," for which Mr. Levin received an Emmy Award, "Laurie Cooks Light & Easy," "Future Quest" and "Simply Style." Mr. Levin has extensive experience in international co-productions, including co-producing a domestic and international version of "Top of the Pops" with the British Broadcasting Company for the CBS television network.

     Paul Yamamoto has been Executive Vice President since September 1996 and a Director since December 1996. Mr. Yamamoto was a managing partner of the Favored Artists Agency from 1989 through 1992. From 1992 through July 1995, Mr. Yamamoto was self employed and ran his own management and production company. In August 1995, Mr. Yamamoto became the executive vice president of the Larry Thompson Organization, where he served until September 1996. Mr. Yamamoto intends to resign from the Board of Directors upon effectiveness of the Offering and the reconstitution of the Board of Directors, as described herein.

     Eric Elias has served in the capacity as Senior Vice President, Business and Legal Affairs since the Company's formation in 1995. Mr. Elias has previously served as corporate counsel and general manager for a retail and wholesale leisure electronics firm and, for the past twelve years, has been in general private practice of law, providing business and legal affairs services for television production entities similar to the Company.

     Michael Latiner has been Senior Vice President, Finance and Secretary since August 1997. From 1991 to 1994 Mr. Latiner was with Deloitte & Touche LLP where he was a member of the Audit Group. From 1994 to 1995 Mr. Latiner was with Price Waterhouse LLP where he was a member of the Entertainment, Media, and Communications Group. From 1995 to 1997 Mr. Latiner was with 20th Century Fox where he served as the Manager of Financial Reporting.

     Declan O'Brien has been Vice President, Development since April 13, 1998. For the past 5 years, Mr. O'Brien has worked for several television and motion picture companies located at The Walt Disney Company Studios. From 1996 to 1998, Mr. O'Brien served as Director of Development at Goldenring Productions. Prior to 1996, he was involved in production at Touchstone Pictures. Mr. O'Brien holds a Bachelor of Arts degree from California State University, Pomona, where he was graduated with honors.

     Robert Morhaim has been Vice President, Production since February 1997. From 1991 until 1994, Mr. Morhaim was Director of Development at Arnold Shapiro Productions in Los Angeles. From 1994 to February 1997, Mr. Morhaim produced the one-hour syndicated series, "Sightings," for Paramount Domestic Television.

     Bruce P. Vann, who has agreed to become a member of the Board of Directors upon the conclusion of the Offering and the completion of certain other matters (including the appointment of a Chief Financial Officer and the acquisition of directors and officers insurance), is a 1980 graduate of Duke Law School. Mr. Vann is an attorney who has been in private practice of law in Los Angeles for over 16 years. From 1989 to 1994, Mr. Vann was a partner in the Los Angeles office of Keck, Mahin & Cate. He is currently a partner in the firm of Kelly Lytton Mintz & Vann LLP, counsel to the Company. Mr. Vann also serves as Senior Vice President, Business and Legal Affairs of Largo Entertainment, Inc., a subsidiary of The Victor Company of Japan. Mr. Vann is a member of the Board of Directors of J2 Communications, a company listed on the Nasdaq SmallCap Market.

     Seth Willenson, who has agreed to become a member of the Board of Directors upon the conclusion of the Offering and the completion of certain other matters (including the appointment of a Chief Financial Officer and the acquisition of directors and officers insurance), has over 25 years experience in the entertainment business. For the past seven years, he has been the President of Seth Willenson, Inc., a marketing and management consulting firm in Los Angeles, California. Mr. Willenson has produced nine films, including; "Jezebel's Kiss," "Delusion," "Gas, Food and Lodging," "Top Dog" and "Pocahontas: The Legend." He has lectured extensively on the entertainment business, including speaking at The Sundance Film Festival, the Sundance Producer's Workshop, the University of California at Los Angeles, the University of Southern California and The Aspen Institute. Mr. Willenson was graduated from Cornell University in 1968 and attended the Annenburg School of Communications at the University of Pennsylvania.

     Michael Jay Solomon, who has agreed to become a member of the Board of Directors upon the conclusion of the Offering and the completion of certain other matters (including the appointment of a Chief Financial Officer and the acquisition of directors and officers insurance), has over 41 years experience in the entertainment business. In 1978, Mr. Solomon founded Telepictures Corp., serving as its Chairman of the Board and Chief Executive Officer. In 1985, Telepictures Corp. merged with Lorimar Inc., with Mr. Solomon being appointed as the combined companies' President. From 1989 to April 1994, Mr. Solomon was President of Warner Bros. International Television, heading up that company's sales and marketing to television, cable and satellite companies outside of the United States. For the past four years, Mr. Solomon has been Chairman and Chief Executive Officer of Solomon Broadcasting International, a television communications company which he formed in April 1994. In 1997, Mr. Solomon became the U.S. representative of Telefonica, Spain, in its new digital Pay TV, Pay-Per-View and Basic Cable Television System -- Via Digital. Mr. Solomon serves on the Boards of Directors of the International Council of the National Academy of Television Arts and Sciences and the New York University Stern School of Business.

     Directors are elected for one year terms at the Company's annual meeting of shareholders and serve until the due election and qualification of their successors. Officers are appointed by the Board of Directors and serve at the discretion of the Board of Directors.

     Although the Company's directors do not receive any compensation for their services as directors, it is anticipated that, following the Offering, non-management directors will receive a fee for each Board of Directors meeting attended, plus reimbursement for expenses. Additionally, certain non-management members of the Board of Directors will receive mandatory stock option grants pursuant to the Company's 1996 Directors Plan.

EXECUTIVE COMPENSATION

     The following table provides certain summary information concerning the compensation earned for services rendered in all capacities to the Company for the fiscal years ended December 31, 1995, 1996 and 1997 by the Company's Chief Executive Officer and the Company's other executive officer whose salary and bonus exceeded $100,000 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------

                                                                          STOCK      ALL OTHER
    NAME AND PRINCIPAL POSITION(1)       YEAR     SALARY      BONUS      OPTIONS    COMPENSATION
    ------------------------------       ----    --------    --------    -------    ------------
Drew S. Levin(5)                         1997    $240,000    $125,000
  Chairman of the Board, President       1996    $350,000    $ 45,000(2)       (3)   $15,000(4)
  and Chief Executive Officer            1995    $350,000    $     --                $13,750(4)
Paul Yamamoto                            1997    $164,397    $           20,000
  Executive Vice-President

---------------
(1) Other than salary described herein, the Company did not pay the Named Executive Officers any compensation, including incidental personal benefits in excess of 10% of such individual Named Executive Officer's salary.

(2) For the fiscal year ended December 31, 1996, Mr. Levin was entitled, pursuant to the terms of his prior agreement, to a bonus equal to certain producer's fees relating to the series "Amazing Tails." During such period Mr. Levin received $45,000 and, pursuant to the terms of his new employment agreement (which will be effective upon the closing of the Offering), has agreed to apply the balance of such accrued but unpaid bonus ($175,000) to repay certain loans made to him by the Company. See "Certain Transactions." This amount ($175,000) will be reflected in Mr. Levin's compensation for fiscal 1998. In the future, Mr. Levin will not receive production bonuses. The loan balance is $147,241 as of the date hereof. Such amount is net of amounts owed to Mr. Levin for accrued producer fees and the bonus effective April 1, 1998. See "Certain Transactions."

(3) Pursuant to the terms of Mr. Levin's restated employment agreement, Mr. Levin will be granted options to acquire 85,000 shares of the Company's Common Stock, exercisable at the Company's initial public offering price. These options shall be deemed fully vested.

(4) Mr. Levin was entitled to receive a car allowance of $1,250 each month for all or a portion of the year. In lieu of these payments, Mr. Levin applied such amounts to reduce his loan balance.

(5) For the fiscal year ending December 31, 1998, the Company has granted Mr. Levin a bonus, effective as of April 1, 1998, of $70,000 in respect of his services for 1997. This amount is in addition to his agreed upon contractual compensation.

EMPLOYMENT AGREEMENTS

     Mr. Levin has entered into an employment agreement with the Company (the "Levin Agreement") providing for his services to the Company as President and Chief Executive Officer effective January 1, 1997 through December 31, 2001. Pursuant to the Levin Agreement, Mr. Levin will receive a salary of $240,000, plus $125,000 per annum as an advance against a pro-rata portion of producer's fees earned by Mr. Levin. Producer's fees in excess of $125,000 will be retained by the Company. Mr. Levin has agreed that any producer's fees relating to Company produced programming shall be allocated to the Company. Pursuant to the Levin Agreement, Mr. Levin will receive: (i) from 5% to 7.5% of the Company's pre-tax profit beginning in 1997 pursuant to a formula based on specified earnings levels (no such payments were made in 1997); and (ii) options to acquire an aggregate of 85,000 shares of the Company's Common Stock at a per share exercise price equal to the initial public offering price, which options shall be deemed fully vested. The Levin Agreement also provides that certain unpaid bonus compensation owing to Mr. Levin will be applied to his loan from the Company. See "Certain Transactions."

     Mr. Paul Yamamoto has entered into an employment agreement with the Company, providing for his services as an Executive Vice President from January 20, 1997 to June 20, 1999, which agreement was amended as of October 4, 1997 (the "Yamamoto Agreement"). Pursuant to the Yamamoto Agreement, Mr. Yamamoto's compensation is as follows: (i) from January 20, 1997 to June 30, 1997, such compensation was based on an annual rate of $125,000, plus a performance bonus based on an annual rate of up to $25,000 to be paid weekly; (ii) from July 1, 1997 to December 31, 1997, such compensation was based on an annual rate of $125,000 plus a performance bonus at a rate of up to $50,000 to be paid weekly; and (iii) from January 1, 1998 to June 20, 1999, his base compensation will be at the annual rate of $200,000. This is in addition to an additional bonus of 2 1/2% of the Company's pre-tax profits up to $3,000,000 and then 4% thereafter pursuant to a formula based upon specified earnings levels, payable annually at the end of each calendar year. Mr. Yamamoto will also receive options to acquire 20,000 shares of Common Stock per year at $1.00 per share, such options to vest over the course of his employment on terms no less favorable than granted to other employees of the Company.

STOCK OPTION PLANS

     On December 14, 1995, the Company's Board of Directors approved, and recommended for adoption by the shareholders, who adopted such plans in March 1996, the 1995 Stock Option Plan and the 1995 Stock Option Plan for Non-Employee Directors (collectively, the "1995 Plans"). As of the date hereof, 78,000 options were outstanding under the 1995 Plans. In January 1997, the Company's shareholders voted to freeze the 1995 Plans and adopt two new plans, the Team Communications Group, Inc. Stock Awards Plan (the "1996 Employee Plan") and the Team Communications Group, Inc. Directors' Stock Option Plan (the "1996 Directors Plan," and together with the 1996 Employee Plan, (the "1996 Option Plans").

     The following summary is qualified in its entirety by reference to the full text of the 1996 Option Plans. Unless otherwise indicated, the summary is applicable to each plan, as well as to the 1995 Plans.

     The 1996 Plans. The 1996 Option Plans provide for the granting of awards of incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), nonqualified stock options ("NSOs"), and stock appreciation rights ("SARs") (awards of ISOs, NSOs, and SARs are sometimes hereinafter collectively referred to herein as "Awards").

     Purpose. The purpose of the 1996 Option Plans is to provide key employees, officers, and directors with an additional incentive to promote the success of the Company's business and to encourage employees to remain in the employ of the Company.

     Administration-Employee Plan. The 1996 Employee Plan is to be administered by a committee of two or more directors of the Company; provided however, that if the Company becomes subject to Section 12 of the Exchange Act, such directors shall be "non-employee directors" as such term is used in Rule 16b-3 and, if feasible, such directors shall be "Outside Directors;" and provided further that if there are not at least two such "non-employee directors," any grants or awards hereunder to an individual subject to Section 16 of the Exchange Act shall also be approved by the Board of Directors of the Company. "Outside Director" shall have the meaning set forth in Treasury Regulation sec. 1.162-27(e)(3) as amended from time to time and as interpreted by the Internal Revenue Service.

     1996 Directors Plan. Directors who are not employees of the Company will, on the effective date of this offering and each annual anniversary thereof, receive options to purchase 2,500 shares of Common Stock. The option price per share of Common Stock purchasable upon exercise of such stock options shall be 100% of the fair market value on the date of grant. Such options shall be exercisable immediately on the date of grant by payment in full of the purchase price in cash. The aggregate number of shares of Common Stock that may be granted pursuant to the 1996 Directors Plan is 20,000.

     1996 Employee Stock Plan. The aggregate number of shares of Common Stock that may be granted under the 1996 Employee Plan is 180,000. The Employee Plan provides for the authority by the Employee Plan Committee to grant ISOs to any key employee of the Company or any affiliate of the Company and to determine the terms and conditions of each grant, including without limitation, the number of shares subject to each ISO. The ISO exercise price will also be determined by the Committee and will not be less than the fair market value of the Common Stock on the date of grant. The exercise price will not be less than 110% of such fair market value and the exercise period will not exceed five years if the participant was the holder of more than 10% of the Company's outstanding voting securities.

     The Manner of Exercise. The exercise price for options granted under the 1996 Option Plans may be paid in cash or shares of Common Stock, including shares of Common Stock which the participants received upon the exercise of one or more options provided that, with respect to ISOs, such shares have been held by the participant for at least the greater of two years from the date the option was granted or one year after the shares of Common Stock were transferred to the participant.

     The option exercise price may also be paid by the participant's delivery of an election directing the Company to withhold shares of Common Stock from the Common Stock otherwise due upon exercise of the option.

                              CERTAIN TRANSACTIONS

  EMPLOYMENT AGREEMENT WITH DREW LEVIN; SHORT TERM BORROWINGS BY MR. LEVIN

     See "Management -- Employment Agreements" for a description of the arrangements between the Company and Mr. Levin relevant to his employment agreement and the amendment thereof.

     The Company had due from officer balances of $214,400, $195,500 and $11,300 at March 31, 1998, December 31, 1997 and December 31, 1996, respectively, representing short-term interest free loans made by the Company to Mr. Levin, less producer's fees earned for services on a Company production. At March 31, 1998, December 31, 1997 and December 31, 1996, the amount of such loans owed by Mr. Levin to the Company (which also represents the highest amount borrowed during such periods) was $214,400, $195,500 and $11,300, respectively. As of the date hereof, the amount of such loans is $147,241. Such amount is net of amounts owed to Mr. Levin for accrued producer fees and bonus effective April 1, 1998. Mr. Levin was owed producer's fees in the aggregate amount of $175,000 at March 31, 1998, the year ended December 31, 1997 and the year ended December 31, 1996, respectively. Any future borrowings by any officer of the Company will require the approval of a majority of the disinterested members of the Board. There is no interest being charged on the amount Mr. Levin owes the Company and there is no interest accruing on the producer fees owed by the Company to Mr. Levin.

     In connection with the Company's facilities, Mr. Levin has personally guaranteed the obligations under the Company's lease. See
"Business -- Properties."

  TRANSACTIONS WITH JOSEPH CAYRE

     As of the date hereof, the Company was indebted to Joseph Cayre, one of its original shareholders, in respect of loans made in April and August 1995 in the amount of $500,000 and $240,000, respectively. Interest on these loans currently accrues at the rate of 12% per year and 14% per year, respectively. Mr. Cayre has waived the interest that accrued on these loans prior to December 31, 1996. This interest expense, at fair value, was recorded as either a corresponding credit to paid in capital (in fiscal 1996), or accrued liabilities (in fiscal 1997 and in fiscal 1995), which will be offset against paid in capital upon settlement of the obligations. Mr. Cayre's loans are currently secured by Mr. Levin's shares and all of the assets of the Company.

     Mr. Cayre and Mr. Levin have agreed, subject to documentation, that as of the closing of the Offering, Mr. Cayre will receive payment of $240,000 in respect of the amounts owed to him, and the remaining debt, subject to adequate collateralization (which may include cash collateral) shall be extended until June 30, 1998. Mr. Cayre also has the right to sell up to 30,000 shares of Common Stock in the Underwriters' over-allotment option, if such option is exercised by the Representatives. Subject to the foregoing, Mr. Levin and Mr. Cayre have also agreed, to restructure Mr. Cayre's investment in the Company. Mr. Cayre agreed that upon the closing of the Offering, Mr. Cayre's interest in the Company would be reduced to 214,874 shares of the Company's Common Stock by transferring to Mr. Levin 195,774 shares of the Company's common stock held by Mr. Cayre. Mr. Cayre will also enter into a consulting agreement with the Company pursuant to which he will be paid $200,000 through September 30, 1998. In February 1996, in connection with a prior restructuring of this indebtedness, Mr. Cayre received options to purchase 48,743 shares of Common Stock at a price of $.43 per share, which options are exercisable at the time of the Company's initial public offering.

  TRANSACTIONS WITH MORRIS WOLFSON AND OTHERS


     In January 1996, the Company entered into a transaction with AMAE Ventures, an affiliate of Mr. Wolfson, pursuant to which AMAE Ventures acquired 4% of the Company's outstanding Common Stock and lent to the Company the sum of $322,000, which amount was used by the Company for general overhead purposes and bears interest at 12% per year. This note is due on the earlier to occur of June 30, 1998 or the closing of the Offering, and will be subject to certain anti-dilutive provisions. Interest on this line accrues at 10% per year. The holder of such note has the right to convert the principal amount into 3% of the Company's Common Stock on a fully diluted basis through the completion of the Offering, and has indicated that it intends to convert such note. An April 1996 loan by South Ferry #2 L.P., a Delaware limited partnership, in the principal amount of $500,000 was used for the pre-production of "LoCoMoTioN." This loan bears interest at 10% per year and is due on the earlier to occur of June 30, 1998 or upon the closing of the Offering. In connection with such loan, South Ferry #2 L.P. received 29,905 warrants exercisable at $.43 per share upon the closing of the Offering and a 2% net profit participation from the series. South Ferry #2, L.P. is an entity controlled by Mr. Wolfson's brother and has an arms length relationship with the Company. Finally, the Chana Sasha Foundation, an entity controlled by Mr. Wolfson, extended the Company a $400,000 line of credit on a secured basis in November 1996, which credit line has been used and subsequently repaid by funds from the Company's operations. In addition the Company issued to Chana Sasha Foundation and others 6,408 shares of the Company's Common Stock in consideration for such extension of credit.


     The terms of AMAE Ventures' original agreement with the Company, as indicated above, enables such entity (or its investors) to receive up to an additional 199,748 shares of Common Stock upon the completion of the Offering.

     The July 1996 proceeds from the sale of the notes in the Total Recall Financing were used to acquire the rights to produce a television series based on "Total Recall." These notes, which are secured by the Company's underlying rights to the "Total Recall" series, bear interest at 10% per year and are due at the first to occur of June 30, 1997 or the closing of the Offering. The holders of these notes, ACA Equities, D&M Investments and Gilbert Karsenty, have agreed to extend the maturity date thereto through June 30, 1998. In addition, the holders of these notes received an aggregate of 53,403 shares of common stock, warrants to acquire 21,361 shares of Common Stock at an exercise price of $.43 upon the closing of the Offering and a 15% net profit participation in the Company's interest in the series. This loan was repaid through an advance from Alliance.

  TPEG AGREEMENTS

     Beginning in early 1995, The Producer's Entertainment Group, Inc. ("TPEG") and Mr. Levin entered into a series of agreements (the "TPEG Agreements") which provided for, among other things: (i) for the formation of the Company and the retention by TPEG of a 19.9% ownership interest in the Company; (ii) the grant to the Company of distribution rights to certain product produced by DSP Productions, Inc. ("DSP"), (DSP was sold by Mr. Levin and other shareholders to TPEG in 1994); (iii) the assignment to the Company of certain of DSP's entire new production and development distribution portfolio; and (iv) production financing for the series "Simply Style." Certain disputes arose between Mr. Levin and Mr. Cayre, on the one hand, and TPEG on the other hand, which resulted in the execution of a settlement agreement (the "TPEG Settlement Agreement") with TPEG pursuant to which TPEG was obligated to complete the transfer of "Simply Style" to the Company. The Company also agreed to repurchase from TPEG, for $178,000, a sufficient number of Company shares to reduce TPEG's holding in the Company to 5%, on a fully diluted basis through the completion of the Offering. On June 28, 1996, the Company's Board of Directors determined that, in light of the Company's liquidity position at that time and its inability to complete the TPEG Settlement Agreement pursuant to its terms, it was advisable to assign the obligation to effectuate the TPEG Settlement Agreement to Mr. Levin. Consequently, Mr. Levin and a group of investors repurchased the entire holdings of TPEG in the Company.

  LOAN FROM AFFIDA BANK

     In November 1996, the Company obtained a $300,000 loan from Affida Bank, which loan carries interest at 8% per year, and matures upon the earlier of the closing of the Offering or June 30, 1998. Affida Bank also received warrants to acquire 25,634 shares of the Company's Common Stock at an exercise price of $0.43 per share in connection with this loan, which warrants are exercisable upon the closing of the Offering. The proceeds of this loan were used for working capital. Affida Bank, domiciled in Switzerland, is a merchant bank and has an arms length relationship with the Company.

  TRANSACTIONS WITH BRUCE P. VANN


     Mr. Vann, who has agreed to become a member of the Board of Directors upon the consummation of the Offering and upon the completion of certain other matters, including the appointment of a Chief Financial Officer and the acquisition of directors and officers insurance, acquired in October of 1996 options to purchase 10,000 shares of Common Stock at a price of $1.00 per share, plus 4,273 shares of Common Stock which he received in lieu of fees relating to the acquisition of "Total Recall." Kelly Lytton Mintz & Vann LLP, where Mr. Vann is a partner, is counsel to the Company, and has received fees from the Company through December 31, 1996 of approximately $46,000, and has received approximately $78,000 during the fiscal year ended December 31, 1997. As of June 1, 1998, the Company owes Kelly Lytton Mintz & Vann LLP approximately $170,000 in legal fees.


  TRANSACTIONS WITH ERIC ELIAS

     Mr. Elias, who serves as Senior Vice President, Business and Legal Affairs, is paid through his private law firm. In 1997 Mr. Elias received approximately $125,000, including expense reimbursements, for such legal services.

     The Company believes that the foregoing transactions were on terms no less favorable to the Company than those available from unaffiliated parties. It is the Company's current policy that all transactions with officers, directors, 5% shareholders and their affiliates will be entered into only if such transactions are approved by a majority of the disinterested independent directors, and on terms no less favorable to the Company than could be obtained from unaffiliated parties and are reasonably expected to benefit the Company.

                             PRINCIPAL SHAREHOLDERS


     The following table sets forth, as of June 1, 1998, as adjusted to reflect the sale of the shares of Common Stock offered hereby and the conversion of the Conversion Note, the ownership of the Common Stock by: (i) each person who is known by the Company to own of record or beneficially more than 5% of the outstanding Common Stock; (ii) each of the Company's directors; and (iii) all directors and executive officers of the Company as a group. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the shares indicated.



                                                                        PERCENTAGE BENEFICIALLY OWNED
                 NAME AND ADDRESS                        NUMBER       ---------------------------------
              OF BENEFICIAL OWNER(1)                  OF SHARES(2)    BEFORE OFFERING    AFTER OFFERING
              ----------------------                  ------------    ---------------    --------------
Drew S. Levin(3)..................................      685,123            48.4 %            23.5 %
Joe Cayre(4)......................................      263,617            19.1 %             9.2 %
Wolfson Family Limited Partnership................      131,283             9.9 %             4.6 %
Aaron Wolfson(6)..................................      108,642             8.1 %             3.8 %
Abraham Wolfson(7)................................      102,233             7.7 %             3.6 %
Affida Bank(8)....................................       82,305             6.2 %             2.9 %
Bruce P. Vann(9)..................................       14,273             1.1 %             *
Paul Yamamoto(10).................................       20,000             1.5 %             1   %
All officers and directors as a group (six
  persons, including nominee directors)...........      763,652            51   %            25   %

---------------

 *  Less than 1%

 (1) Address is c/o Team Communications Group, Inc., 12300 Wilshire Boulevard, Suite 400, Los Angeles, California 90025.


 (2) Gives effect to the anti-dilution provisions of the sale of 2.5% of the Company's Common Stock from Mr. Drew Levin to Mr. Morris Wolfson, Mr. Abraham Wolfson, Mr. Aaron Wolfson and Wedmore Corporation N.V. and the conversion of the Conversion Note computed on a fully diluted basis.


 (3) Includes 249,488 shares which Mr. Cayre has agreed to transfer to Mr. Levin pursuant to Mr. Levin's arrangements with Mr. Cayre. Mr. Levin has pledged his shares and his options to Mr. Cayre pursuant to Mr. Cayre's loan transaction with the Company. Includes options to acquire 85,000 shares of Common Stock which the Company has agreed to grant to Mr. Levin concurrently with the execution of his new Employment Agreement. See "Certain Transactions" and "Employment Agreements."

 (4) Includes options, which are exercisable upon the closing of the Offering, to purchase 48,743 shares of the Company's Common Stock at an exercise price of $0.43 per share. Mr. Cayre has granted the Underwriters a 45-day option to purchase up to 30,000 additional shares to cover over-allotments, if any. If the Underwriters' over-allotment option is exercised in full, Mr. Cayre will own 7.6% of the outstanding shares of Common Stock of the Company after the Offering.


 (5) Includes 59,966 shares to be issued upon conversion of certain convertible debt upon the closing of the Offering. Does not include 210,875 shares owned by Abraham and Aaron Wolfson, Mr. Morris Wolfson's brothers, of which Morris Wolfson disclaims beneficial ownership. Includes 20,506 shares owned by Chana Sasha Foundation, of which Mr. Wolfson is the President.


 (6) Includes 59,966 shares to be issued upon conversion of certain convertible debt upon the closing of the Offering. Does not include 213,010 shares owned by Morris or Abraham Wolfson, Aaron Wolfson's brothers, of which Aaron Wolfson disclaims beneficial ownership.

 (7) Includes 59,966 shares to be issued upon conversion of certain convertible debt upon the closing of the Offering. Does not include 219,419 shares owned by Morris or Aaron Wolfson, Abraham Wolfson's brothers, of which Abraham Wolfson disclaims beneficial ownership.

 (8) Includes options to purchase 3,268 shares of Common Stock at an exercise price of $0.43 per share, which are exercisable upon the closing of the Offering.

 (9) Includes options to purchase 10,000 shares of Common Stock at an exercise price of $1.00 per share, which are exercisable upon the closing of the Offering.

(10) Includes options to purchase 10,000 shares of Common Stock at an exercise price of $1.00 per share, which are exercisable upon the closing of the Offering.

                      OFFERING BY SELLING SECURITYHOLDERS

                     AND CONVERTING PROMISSORY NOTE HOLDER



     An additional 795,026 outstanding shares (the "Securityholder Shares") of Common Stock issuable upon exercise of warrants and the conversion of a promissory note held by the Selling Securityholders have been registered pursuant to the registration statement under the Securities Act, of which this Prospectus forms a part, for sale by such holders. The convertible promissory note holder is entitled to convert the note into 7% of the Company's outstanding Common Stock on a fully diluted basis through the date of the Company's initial public offering. The Securityholder Shares may be sold subsequent to the effective date of the Offering if a current prospectus relating to the Securityholder Shares is in effect and the Securityholder Shares are qualified for sale. None of the shares being registered by the Selling Securityholders pursuant to this registration statement are being offered for sale in connection with the Offering. The shares of Common Stock underlying any such warrants and the convertible note are subject to a 12 month lock-up beginning on the date of this Prospectus. The Company will not receive any proceeds from the market sales of the Securityholder Shares, although it will receive the proceeds from the exercise of the warrants held by the Selling Securityholders. The Company is paying all costs and expenses of registering the Securityholder Shares. Sales of the Securityholder Shares or the potential of such sales could have an adverse effect on the market price of the Company's Common Stock. See "Risk Factors -- Shares Eligible for Future Sale."

     The Selling Securityholders and the number of Securityholder Shares held by each are as listed below.


                                                              SECURITYHOLDER
                  SELLING SECURITYHOLDERS                         SHARES
                  -----------------------                     --------------
Alan Parnes.................................................       5,000
Arab International Trust Co.................................      10,000
Duck Partners, LP...........................................      20,000
Gary & Paula Wayton.........................................      10,000
Michael Rosenbaum...........................................      20,000
RMK Financial LLC...........................................      15,000
Robert Bain.................................................      20,000
Robert Frankel..............................................       7,470
Roger Triemstra.............................................      10,000
Roland McAbee...............................................       6,400
Swan Alley (Nominees) Limited...............................      20,000
Van Moer Santerre & Cie.....................................      50,000
Mathew & Barbara Geisser....................................       3,204
Central Scale Co............................................       9,613
Vijaya Rani Rekhala/Vijay-Kumar Rekhala, M.D................       6,408
United Congregation Mesorah.................................       6,408
Samuel F. Marinelli.........................................       3,204
Mildred J. Geiss............................................       3,204
Jon G. Kastnendieck.........................................       6,408
Cooperative Holding Corporation.............................      12,817
Aaron Wolfson...............................................      72,783
Abraham Wolfson.............................................      66,374
Arielle Wolfson.............................................      66,374
Eli Levitin.................................................      19,850
Levpol......................................................       6,408
Wellington Corporation, N.V.................................       4,272
Crescent Capital Company, LLC...............................       8,544
Arthur Steinberg IRA Rollover...............................       2,136
Robert Steinberg IRA Rollover...............................       2,136
Robert Sam Steinberg -- A Partnership.......................       2,136
Heiko Thieme................................................       4,272
Third World Trust Company LTD...............................       4,272
Alpha Ventures..............................................       8,544
Tuch Family Trust...........................................       2,136
Alfred Ross.................................................       4,272
Fred Chanowski..............................................       2,136
Allen Goodman...............................................       4,272
Felix D. Paige..............................................       8,544
Andrew G. Rogal.............................................       4,272
Mark J. Levine..............................................       2,136
Joseph Sullivan.............................................       4,272
Robert Gopen................................................       2,136
Colony Financial Services...................................       2,136

                                                              SECURITYHOLDER
                  SELLING SECURITYHOLDERS                         SHARES
                  -----------------------                     --------------
John Carberry...............................................       2,136
Daniel & Thalia Federbush...................................       4,272
Michael S. Berlin, M.D......................................       4,272
Phillip Tewel...............................................      29,191
Joe Cayre...................................................      48,743
South Ferry #2..............................................      29,906
ACA Equities................................................       4,700
D&M Investment Corp.........................................       8,545
Gilbert Karsenty............................................       1,709
Chana Sasha.................................................       6,408
Affida Bank.................................................      60,950
Bill Nesmith................................................         681
Mike Sposato................................................         681
Bob Dorfman.................................................       2,349
Bristol Capital.............................................      20,934
Venture Management Consultants, LLC.........................      20,000
                                                                 -------
          Total.............................................     795,026
                                                                 =======


     There are no other material relationships between any of the Selling Securityholders and the Company, nor have any such material relationships existed within the past three years. The Company has been informed by the Representatives that there are no agreements between the Representatives and any Selling Securityholder regarding the distribution of any Securityholder Shares.

     The sale of the Securityholder Shares by the Selling Securityholders may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Securityholders) in the over-the-counter market or in negotiated transactions, a combination of such methods of sale or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

     Selling Securityholders may effect such transactions by selling their securities directly to purchasers, through broker-dealers acting as agents for the Selling Securityholders or to broker-dealers who may purchase shares as principals and thereafter sell the securities from time to time in the Nasdaq SmallCap Market in negotiated transactions or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers from whom such broker-dealer may act as agents or to whom they may sell as principals or otherwise (which compensation as to a particular broker-dealer may exceed customary commissions).

     At the time a particular offer of Securityholder Shares is made by or on behalf of a Selling Securityholder, to the extent required, a prospectus will be distributed which will set forth the number of Securityholder Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for any Securityholder Shares purchased from the Selling Securityholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

     If any of the following events occurs, this Prospectus will be amended to include additional disclosure before offers and sales of the Securityholder Shares are made: (i) to the extent such securities are sold at a fixed price or by option at a price other than the prevailing market price, such price would be set forth in this Prospectus; (ii) if the securities are sold in block transactions and the purchaser wishes to resell, such arrangements would be described in this Prospectus; and (iii) if the compensation paid to broker-dealers is other than usual and customary discounts, concessions or commissions, disclosure of the terms of the transaction would be included in this Prospectus. This Prospectus would also disclose if there are other changes to the stated plan of distribution, including arrangements that either individually or as a group would constitute an orchestrated distribution of the Securityholder Shares.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of Securityholder Shares may not simultaneously engage in market making activities with respect to any securities of the Company for a period of at least two (and up to nine) business days prior to the commencement of such distribution. Accordingly, in the event that the Representatives are engaged in a distribution of the Securityholder Shares, they will not be able to make a market in the Company's securities during the applicable restrictive period. However, the Representatives have not agreed to nor are they obligated to act as broker-dealer in the sale of the Securityholder Shares and the Selling Securityholders may be required, and in the event that the Representative is a market maker, will likely be required, to sell such securities through another broker-dealer. In addition, each Selling Securityholder desiring to sell Securityholder Shares will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-6 and 10b-7, which provisions may limit the timing of the purchases and sales of shares of the Company's securities by such Selling Securityholders.

     The Selling Securityholders and broker-dealers, if any, acting in connection with such sales might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the securities may be deemed underwriting discounts and commissions under the Securities Act.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

     The Company is authorized to issue up to 18,000,000 shares of Common Stock, no par value. Holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. There is cumulative voting for election of directors. Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, if any, holders of Common Stock are entitled to receive ratably, dividends when, as and if declared by the Board of Directors out of funds legally available therefor and, upon the liquidation, dissolution, or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding shares of Common Stock are validly authorized and issued, fully paid, and nonassessable.

PREFERRED STOCK

     The Company is authorized to issue up to 2,000,000 shares of Preferred Stock. The Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by shareholders and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The Company has no present plans for the issuance of shares of Preferred Stock and any issuance of such Preferred Stock for a period of thirteen months from the date of this Prospectus will require the consent of the Representatives prior to such issuance. The issuance of any Preferred Stock could adversely affect the rights of the holders of Common Stock and therefore, reduce the value of the Common Stock. The ability of the Board of Directors to issue Preferred Stock could also discourage, delay or prevent a takeover of the Company. See "Risk Factors -- Preferred Stock; Possible Anti-Takeover Effects of Certain Charter Provisions."

WARRANTS

     In connection with the issuance of its prior secured notes, the Company issued an aggregate of 447,354 warrants, each warrant entitling the holder thereof to acquire one share of Common Stock; 224,293 warrants are exercisable at an exercise price equal to $0.43 per share, 29,191 warrants are exercisable at an exercise price equal to $0.97 per share and 193,870 warrants are exercisable at $0.97 per share, subject to adjustment as hereinafter provided. The warrants may be exercised, at the option of the holder thereof, at any time from the date of this Prospectus and terminating on the earlier to occur of the third anniversary of the effective date of the Offering or June 30, 2000, whichever is earlier (the "Termination Date"). Unless previously exercised, the right to exercise the warrants will terminate on the Termination Date.

     The Company has also issued 147,924 warrants to other consultants and investors in connection with prior financings of the Company. Of these warrants, 21,362 are exercisable at $1.07 per share and 126,562 are exercisable at $0.43 per share, all of which are exercisable upon the closing of the Offering.

     The warrantholders have the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership of the shares of Common Stock issuable upon the exercise of the warrants, with a resulting dilution in the interests of the Company's shareholders by reason of exercise of warrants at a time when the exercise price is less than the market price for the Common Stock. Further, the terms on which the Company could obtain additional capital during the life of the warrants may be adversely affected. The warrant holders may be expected to exercise their warrants at a time when the Company would, in all likelihood, be able to obtain any needed capital by an offering of Common Stock on terms more favorable than those provided for by the warrants.

     The holders of the warrants will not have any of the rights or privileges of shareholders of the Company, including voting rights and rights to receive dividends, prior to exercise of the warrants. The Company will reserve out of its authorized but unissued shares a sufficient number of shares of Common Stock for issuance on exercise of the warrants. The Common Stock issuable on exercise of the warrants will be, when issued, duly authorized and validly issued, fully paid, and nonassessable.

     For a holder to exercise the warrants, there must be a current registration statement in effect with the Commission and registration or qualification with, or approval from, various state securities agencies with respect to the shares or other securities underlying the warrants, or an opinion of counsel for the Company that there is an exemption from registration or qualification.

     Antidilution. In the event that the Company shall at any time: (i) declare a dividend, or make a distribution, on the outstanding Common Stock payable in shares of its capital stock; (ii) subdivide the outstanding Common Stock into a greater number of shares of Common Stock; (iii) combine the outstanding Common Stock into a smaller number of shares; or (iv) issue any shares of its capital stock by reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then, in each case, the exercise price per warrant share in effect at the time of the record date for the determination of shareholders entitled to receive such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the price determined by multiplying such exercise price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action, and the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action. Upon such adjustments to the exercise price, the number of warrant shares issuable upon exercise of each warrant shall simultaneously be adjusted by multiplying the number of warrant shares theretofore issuable upon exercise of such warrant by the exercise price theretofore in effect and dividing the product so obtained by the exercise price, as adjusted.

     Reorganizations. In the event of any reclassification, capital reorganization or other similar change of outstanding Common Stock, any consolidation or merger involving the Company (other than a consolidation or merger which does not result in any reclassification, capital reorganization, or other similar change in the outstanding Common Stock), or a sale or conveyance to another corporation of the property of the Company as, or substantially as, an entirety, each warrant will thereupon become exercisable only for the kind and number of shares of stock or other securities, assets or cash to which a holder of the number of shares of Common Stock issuable (at the time of such reclassification, reorganization, consolidation, merger or sale) upon exercise of such warrant would have been entitled upon such reclassification, reorganization, consolidation, merger or sale. In the case above, the effect of these provisions would be that the holder of a warrant would thereafter be limited to exercising such warrant at the exercise price in effect at such time for the amount of cash per share that a warrant holder would have received had such holder exercised such warrant and received Common Stock immediately prior to the effective date of such cash merger or transaction.

Depending upon the terms of such cash merger or transaction, the aggregate amount of cash so received could be more or less than the exercise price of the warrant.

     Exercise Procedure. Each holder of a warrant may exercise such warrant by surrendering the certificate evidencing such warrant, with the subscription form on the reverse side of such certificate properly completed and executed, together with payment of the exercise price, to the Company at its executive offices. Such offices will initially be located at 12300 Wilshire Blvd., Los Angeles, California 90025. The exercise price will be payable by cash or by certified or official bank check payable in U.S. Dollars to the order of the Company. If fewer than all of the warrants evidenced by a warrant certificate are exercised, a new certificate will be issued for the remaining number of warrants. Certificates evidencing the warrants may be exchanged for new certificates of different denominations by presenting the warrant certificates at the office of the Company.

REPRESENTATIVES' WARRANT

     At the closing of the Offering, the Company will issue to the Representatives the Representatives' Warrant to purchase for investment a maximum of 150,000 shares of Common Stock. The Representatives' Warrant will be exercisable for a four-year period commencing one year from the date of this
Prospectus. The exercise price of the Representative's Warrant will be $    per
share (that being 120% of the initial public offering price per share). The Representatives' Warrant will not be saleable, transferable, assignable or hypothecatable prior to its exercise date except to officers of the Representatives and members of the selling group and officers and partners thereof. The Representatives' Warrant will contain anti-dilution provisions. The Representatives' Warrant does not entitle the Representatives to any rights as shareholders of the Company until such warrant is exercised and shares are purchased thereunder. The Representatives' Warrant and the shares of Common Stock thereunder may not be offered for sale except in compliance with the applicable provisions of the Securities Act. The Company has agreed that, if it shall cause to be filed with the Securities and Exchange Commission either an amendment to the Registration Statement of which this Prospectus is part or a separate registration statement (other than a Form S-8, S-4 or comparable registration statement), the Representatives shall have the right during the seven-year period commencing on the date of this Prospectus to include in such amendment or Registration Statement the shares of Common Stock issuable upon exercise of the Representatives' Warrant at no expense to the Representatives. Additionally, the Company has agreed that for a period of 5 years from the closing of the Offering, upon written demand by a holder or holders of a majority of the Representatives' Warrant, the Company will, on one occasion, register the shares of Common Stock issuable upon exercise of the Representatives' Warrant at the expense of the Company. In addition, the Company has agreed, that during the same 5 year period, upon the written demand of any holder of the Representatives' Warrant, to promptly register the shares of Common Stock underlying such holder's warrant at the expense of such holder.

BRIDGE NOTES

     To finance its working capital needs, the Company has issued a series of bridge notes. In February 1997, the Company commenced the placement of Units consisting off $50,000 principal amount of 10% Convertible Notes (the "February 1997 Notes") and 10,000 common stock purchase warrants. The Company sold an aggregate of $969,350 principal amount of the February 1997 Notes. The principal amount of, and interest on, the February 1997 Notes shall be due and payable on the earlier to occur of (i) five business days after the completion of either an initial public offering of the Company's Common Stock (the "Initial Public Offering"), or (ii) the public or private placement of debt or equity securities with gross proceeds to the Company in excess of $5,000,000 (together with an Initial Public Offering, a "Financing Event") or the second anniversary of the Closing Date (as defined therein). The February 1997 Notes are convertible into shares of Common Stock (the "Conversion Shares") of the Company during the period commencing 60 days after the Closing Date and continuing through the effective date of the initial public offering, at which time any February 1997 Notes not so converted will be repaid. The conversion price (the "Conversion Price") is $5.00 per share, subject to an adjustment in certain events. Substantially all of the holders of these notes have waived their right to so convert.

     In June 1996 the Company commenced the placement of Units consisting of $50,000 principal amount of 10% Secured Convertible Notes (the "June 1996 Notes") and 10,000 Common Stock purchase warrants. The Company sold an aggregate of $975,000 principal amount of the June 1996 Notes. The principal amount of, and interest on, the June 1996 Notes shall be due and payable, if the holders thereof do not otherwise notify the Company that they wish to redeem their conversion feature, on the completion of the Offering. The June 1996 Notes are secured by substantially all of the assets of the Company. To the extent not otherwise repaid, the June 1996 Notes are convertible into shares of Common Stock of the Company, beginning 12 months after the completion of an initial public offering, at a conversion price of $5.00 per share, subject to an adjustment in certain events. Substantially all the holders of these notes will waive, prior to the effective date of the Offering, their right to so convert.

     In February 1996, the Company commenced the placement of Units consisting of $50,000 principal amount of 12% Secured Notes (the "February 1996 Notes") and 10,000 Common Stock purchase warrants. The Company sold an aggregate of $900,000 principal amount of the February 1996 Notes. The principal amount of, and interest on, the February 1996 Notes shall be due and payable on the second anniversary of the initial closing date thereof, and were secured by substantially all of the assets of the Company. These notes were not convertible.

     In December 1997, the Company obtained a loan in the amount of $315,000 from Venture Management Consultants, LLC ("VMC"), affiliates of shareholders of the Company, which accrues interest at 12% per year, and matures upon the earlier of the closing of the Offering or June 30, 1998. As the loan was not repaid by February 15, 1998, the Company is required to pay VMC an additional fee of $15,000. Included in the principal to be repaid is a $15,000 loan origination fee. As of the date hereof, $150,000 of principal has been repaid on this Note.


     Between March 1998 and May 1998 the Company arranged for short term loans (the "Interim Financing") of an aggregate of $1,642,000. A majority of such loans were made by present security holders of the Company and their affiliates. These loans mature as follows: (i) $642,000 on June 30, 1998; (ii) $235,000 on June 15, 1998; (iii) $115,000 on November 15, 1998; (iv) $150,000 on March 16,
1999; (v) $250,000 on April 1, 1999; and (vi) $250,000 on April 18, 1999. These
loans, other than the $642,000, $115,000 and $235,000 loans, accrue interest at 12% per year. The $235,000 loan includes a $35,000 origination fee and does not accrue interest. The $642,000 loan has a fixed interest amount of $78,000 (which has not been paid and is due upon the maturity of the loan) and includes a $42,000 loan origination fee. The $115,000 loan includes a $15,000 loan origination fee and begins to accrue interest at 18% per year if the loan goes into default. The Company currently intends to repay the $235,000 and $642,000 loans at the closing of the Offering. The Company currently does not intend to repay any other amounts owing in respect of the Interim Financing at the conclusion of the Offering. Rather, the Company intends to negotiate with the Interim Financing noteholders terms pursuant to which the Interim Financing will be replaced or exchanged for permanent subordinated debt. No such arrangements have been negotiated. If such negotiations are unsuccessful, the Company will pay all such indebtedness at their respective maturities.


TRANSFER AGENT

     The transfer agent for the Company's Common Stock is U.S. Stock Transfer Corporation, 1745 Gardena Avenue, Glendale, California 91204, telephone number
(818) 502-1404, which also is responsible for record keeping functions in connection with the same.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to the Offering, there has been no public market for the Common Stock of the Company. Sales of substantial amounts of Common Stock of the Company in the public market or the perception that such sales could occur could materially adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.


     Upon completion of the Offering, the Company will have outstanding approximately 2,831,092 shares of Common Stock. Of these shares, 1,331,092 are Restricted Shares. The 1,500,000 shares of Common Stock that are sold by the Company to the public in the Offering will be freely tradeable without restriction under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act.

     The remaining shares of Common Stock outstanding upon completion of the Offering, determined as if all outstanding warrants have been exercised, will be held by approximately 60 holders and will be "restricted securities" as that term is defined in Rule 144 as promulgated under the Securities Act ("Restricted Stock"). Restricted Stock may be sold in the public market only if registered or if qualified for an exemption from registration under Rule 144 or Rule 701 as promulgated under the Securities Act, which rules are summarized below, or pursuant to another exemption from registration. Sales of the Restricted Stock in the public market, or the availability of such shares for sale, could materially adversely affect the market price of the Common Stock. In general, under Rule 144, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Stock for at least one year (including the holding period of any prior owner other than an affiliate of the Company) would be entitled to sell within any three month period a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of notice of such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate of the Company) is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Unless otherwise restricted, such shares of Restricted Stock may therefore be sold immediately upon the completion of the Offering.

     Any employee, officer or director of or consultant to the Company who purchased his or her shares of Common Stock pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates of the Company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144, as described above. Rule 701 further provides that nonaffiliated shareholders may sell such shares in reliance on Rule 144 without having to comply with the public information, volume limitation or notice provisions of Rule 144. In both cases, a holder of Rule 701 shares is required to wait until 90 days after the date of this Prospectus before selling such shares.

     The holders of substantially all of the Company's capital stock have entered, or are anticipated to enter, into contractual "lock-up" agreements providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of the shares of stock owned by them or that could be purchased by them through the exercise of options to purchase stock of the Company for 13 months as to the Restricted Shares and 12 months as to the Warrant Shares after the date of this Prospectus without the prior written consent of the Representatives.

     Taking into account the lock-up agreements and the restrictions of Rule 144 and Rule 701 described above, no Restricted Shares or Warrant Shares will be eligible for sale immediately after the Offering and approximately all Restricted Shares will be eligible for sale beginning 13 months after the date of this Prospectus, subject, in some cases, to the volume restrictions of Rule 144.

     The Company has agreed that for a period of 13 months from the date of this Prospectus, it will not sell any securities, with the exception of the shares of Common Stock issued upon exercise of currently outstanding options, without the Representatives' prior written consent, which consent shall not be unreasonably withheld.

     The Company intends to file a registration statement on Form S-8 under the Securities Act covering shares of Common Stock reserved for issuance under the 1995 Plans and the 1996 Option Plans. Based on the number of shares reserved for issuance under such plans, such registration statement would cover approximately 337,500 shares. Such registration statement will automatically become effective upon filing. Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to affiliates of the Company, be available for sale in the open market, subject to vesting restrictions and the lock-up agreements described above.

                                  UNDERWRITING

     The Underwriters named below (the "Underwriters"), for whom National Securities Corporation ("NSC") and Coleman & Company Securities, Inc., are acting as representatives (in such capacity, the "Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement"), to purchase from the Company and the Company has agreed to sell to the Underwriters on a firm commitment basis, the respective number of shares of Common Stock set forth opposite their names:

                UNDERWRITERS                   NUMBER OF SHARES
                ------------                   ----------------
National Securities Corporation..............
Coleman & Company Securities, Inc............
                                                  ---------
          Total..............................     1,500,000
                                                  =========


     The Underwriters are committed to purchase all the shares of Common Stock offered hereby, if any of such shares of Common Stock are purchased.



     The Company has been advised by the Representatives that the Underwriters propose initially to offer the Common Stock to the public at the initial public offering price of between $5.50 and $7.00 per share, as set forth on the cover page of this Prospectus and to certain dealers at such price less concessions
not in excess of $       per share of Common Stock. Such dealers may reallow a
concession not in excess of $       per share of Common Stock to certain other
dealers who are members of the National Association of Securities Dealers, Inc. After the completion of the Offering, the public offering price, concession and reallowance may be changed.


     The Representatives have informed the Company that they do not intend to confirm sales to any account over which they exercise discretionary authority.

     The Company has agreed to enter into a one year consulting agreement with NSC, pursuant to which NSC will act as financial consultant to the Company, commencing upon the closing date of this Offering. Under the terms of this agreement, NSC, to the extent reasonably required in the conduct of the business of the Company and at the prior written request of the President of the Company, has agreed to evaluate the Company's managerial and financial requirements, assist in the preparation of budgets and business plans, advise with regard to sales planning and sales activities, and assist in financial arrangements. NSC will make available qualified personnel for this purpose. The non-refundable consulting fee of $6,000 per month for 12 months will be payable, in full, on the closing date of the Offering.


     For a period of 5 years from the closing of the Offering, NSC shall have the right to select a person to act as an observer to attend all meetings of the Company's Board of Directors. Such person shall receive all notices and other correspondence and communications sent by the Company to members of the Board of Directors, but shall not be entitled to vote at meetings of the Board of Directors. The Company has agreed to reimburse such observer for all out-of-pocket expenses incurred in connection with such observer's attendance at the meetings of the Company's Board of Directors.


     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that Underwriters may be required to make. The Company has also agreed to pay to the Representatives a non-accountable expense allowance equal to 2% of the gross proceeds derived from the sale of the Common Stock being underwritten hereby, of which $10,000 has been paid to date.

     The Company has granted to the Underwriters an over-allotment option (the "Underwriters' over-allotment option"), exercisable during the 45-day period from the date of this Prospectus, to purchase from the Company up to an additional 225,000 shares of Common Stock (that being 15% of the total number of shares of Common Stock being offered to the public hereby) at the initial public offering price per share, less underwriting discounts. Such option may be exercised only for the purpose of covering over-allotments, if any, incurred in the sale of the Common Stock offered hereby. The Underwriters have agreed, if such over-allotment option is exercised, to purchase, on a pro rata basis, the first 30,000 shares subject to the Underwriters' over-allotment option from Joe Cayre, an existing shareholder of the Company. To the extent the Underwriters' over-allotment option is exercised in whole or in part, each Underwriter will have a firm commitment, subject to certain conditions, to purchase the number of the additional shares of Common Stock proportionate to its initial commitment.

     In connection with the Offering, the Company has agreed to sell to the Representatives, for $.0001 per warrant, warrants to purchase from the Company up to 150,000 shares of Common Stock (the "Representatives' Warrant"). The
Representatives' Warrant is initially exercisable at a price of $    per share
(that being 120% of the initial public offering price per share of Common Stock) for a period of four years, commencing one year after the date of this Prospectus and the Representatives' Warrant is restricted from being sold, transferred, assigned or hypothecated for a period of 12 months from the date of this Prospectus, except to officers of the Representatives. The Representatives' Warrant provides for adjustment in the number of securities issuable upon the exercise thereof as a result of certain subdivisions and combinations of the Common Stock. The Representatives' Warrant grants to the holders thereof certain rights of registration for the securities issuable upon exercise thereof.

     For the period during which the Representatives' Warrant is exercisable, the holder(s) will have the opportunity to profit from a rise in the market value of the Company's Common Stock, with a resulting dilution in the interests of the other shareholders of the Company. The holder(s) of the Representatives' Warrant can be expected to exercise the warrants at a time when the Company would, in all likelihood, be able to obtain any needed capital from an offering of its unissued Common Stock on terms more favorable to the Company than those provided for in the Representatives' Warrant. Such facts may materially adversely affect the terms on which the Company can obtain additional financing.

     The Company's directors, executive officers and shareholders have agreed not to offer, sell, or otherwise dispose of any shares of Common Stock for a period of 13 months following the date of this Prospectus without the prior written consent of the Representatives. An appropriate legend shall be placed on the certificates of such persons representing such securities. The holders of the Warrant Shares have also agreed not to offer, sell, or otherwise dispose of any shares of the Common Stock underlying the Warrant Shares for a period of 12 months following the date of this Prospectus.

     In connection with the Offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M as promulgated under the Securities Act, pursuant to which such persons may bid for or purchase the Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the Offering than they are committed to purchase from the Company, and in such case may purchase Common Stock in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 225,000 Shares of Common Stock, by exercising the Underwriters' over-allotment option referred to above. In addition, the Representatives may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the Offering) for the account of other Underwriters, the selling concession with respect to the Common Stock that are distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the prices of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if any such transactions are undertaken, they may be discontinued at any time.

     Prior to the Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price of the Common Stock has been determined by negotiation between the Company and the Representatives and does not necessarily bear any relationship to the Company's asset value, net worth or other established criteria of value. The factors considered in such negotiations, in addition to prevailing market conditions, included the history of and prospects for the industry in which the Company competes, an assessment of the Company's management, the prospects of the Company, its capital structure, the market for initial public offerings and certain other factors as were deemed relevant.

     The foregoing is a summary of the principal terms of the agreement described above and does not purport to be complete. Reference is made to a copy of each such agreement which are filed as exhibits to the Registration Statement of which this Prospectus is a part. For a more complete description thereof, see "Additional Information."

                                 LEGAL MATTERS

     Certain legal matters in connection with the validity of the shares of Common Stock being offered hereby will be passed upon for the Company by Kelly Lytton Mintz & Vann LLP, 1900 Avenue of the Stars, Suite 1450, Los Angeles, California 90067. Bruce P. Vann, a member of Kelly Lytton Mintz & Vann LLP, is a nominee director of the Company and the beneficial owner of 4,273 shares of the Company's Common Stock and options to acquire an additional 10,000 shares of the Company's Common Stock. Certain legal matters will be passed upon for the Underwriters by Harter, Secrest & Emery LLP, 700 Midtown Tower, Rochester, New York 14604-2070 and Freshman, Marantz, Orlanski, Cooper & Klein, a law corporation, 9100 Wilshire Boulevard, Beverly Hills, California 90212 with respect to certain state securities law matters.

                                    EXPERTS

     The consolidated financial statements as of December 31, 1996 and December 31, 1997 included in the Prospectus have been so included in reliance on the report of Stonefield Josephson, Inc., independent accountants, and are so included in reliance upon their reports given on their authority as experts in auditing and accounting.

     On July 1, 1997, Price Waterhouse LLP (the "Prior Accountants") resigned as the Company's independent accountants and withdrew their report on the Company's Financial Statements for the year ended December 31, 1996. On or about August 7, 1997, the Company agreed to accept the resignation of the Prior Accountants. In connection with such decision, the Company appointed Stonefield Josephson, Inc. (the "the Stonefield Firm" or "New Accountants") to audit the year ended December 31, 1996, and review and audit subsequent periods on a going forward basis. The decision to accept the resignation of the Prior Accountants was approved by the Board of Directors of the Company. The Company further decided to restate its financial results for the year ended December 31, 1996, as more fully described below. There were no disagreements with Prior Accountants on any matters of accounting principle or practices, financial statement disclosure or auditing scope or procedure which if not resolved to the Prior Accountant's satisfaction would have caused it to make reference to the subject matter of the disagreement in connection with its report.

     The Company's decision to restate its results relates to the existence of a provision of a clause in a security agreement relating to certain licenses to "Amazing Tales" and "Total Recall" which was provided to the Prior Accountants subsequent to the date of their audit opinion. The clause related to the Company's agreements with Miramax, and had the effect of allowing Miramax to cancel its agreement to pay the minimum guarantee with respect to "Amazing Tails" if "Total Recall" was not produced. As this cross collateralization was contained in ancillary documentation, the Company did not realize that the import of such construction, notwithstanding the fact that all of the conditions precedent to the financing and production of "Total Recall" under the Alliance, Polygram and Miramax financing agreements had been fulfilled, could create a contingency with respect to the revenue recognition under the Miramax-Amazing Tails agreement. The Company had previously included this income in its financial statements for the year ended December 31, 1996, and the restatement had the effect of reducing revenues by $367,000, cost of revenues by $125,800 and net income by $241,200 or $.13 per share. See Note 2 to the Consolidated Financial Statements. In light of the Company's intention to restate its results for the year ended December 31, 1996, the Company determined to appoint the New Accountants to complete such audit as well as to audit subsequent periods. The contingency will have no impact on future earnings or operations.

     The Prior Accountants' opinion for the period ended December 31, 1995 contained an explanatory paragraph relating to the ability of the Company to function as a going concern.

     The engagement of the Stonefield Firm is effective as of August 7, 1997. No discussion was made with the Stonefield Firm as to application of any specific accounting principle. The Company has authorized the Prior Accountants to respond fully to any inquiries of the New Accountants. A copy of the letter from the Prior Accountants relating to this disclosure is attached as Exhibit 23.2 to the Registration Statement of which this Prospectus is a part.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington D.C. 20549 a Registration Statement on Form SB-2 (including all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement, including exhibits, schedules and reports filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement referred to herein set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the principal office of the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549, and at the Commission's Regional Offices located at The Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained at prescribed rates by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Registration Statement, including the exhibits and schedules thereto, can also be accessed through the EDGAR terminals in the Commission's Public Reference Rooms in Washington, Chicago and New York or through the World Wide Web at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Stonefield Josephson, Inc., Independent
  Auditors..................................................   F-2
Consolidated Balance Sheet at December 31, 1996, December
  31, 1997 and March 31, 1998...............................   F-3
Consolidated Statement of Operations for the years ended
  December 31, 1996, and December 31, 1997 and, for the
  three months ended March 31, 1997 and for the three months
  ended March 31, 1998......................................   F-4
Consolidated Statement of Cash Flows for the years ended
  December 31, 1996, and December 31, 1997 and, for the
  three months ended March 31, 1997 and for the three months
  ended March 31, 1998......................................   F-5
Consolidated Statement of Cash Flows Supplemental Schedule
  of Non Cash Activities for the years ended December 31,
  1996, and December 31, 1997 and, for the three months
  ended March 31, 1997 and for the three months ended March
  31, 1998..................................................   F-6
Consolidated Statement of Shareholders' Equity (Deficit) for
  the years ended December 31, 1996 and December 31, 1997,
  and for the three months ended March 31, 1998.............   F-7
Notes to Consolidated Financial Statements..................   F-8

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors and Shareholders
Team Communications Group, Inc.


     We have audited the consolidated balance sheets of Team Communications Group, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for the two years then ended and the financial statement schedule listed in the registration statement for the years ended December 31, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Team Communications Group, Inc. and subsidiaries at December 31, 1997 and 1996 and the consolidated results of its operations and it cash flows for the two years ended December 31, 1997 and 1996, respectively, in conformity with generally accepted accounting principles. Further, it is our opinion that the schedule referred to above presents fairly, in all material respects the information set forth therein in compliance with the applicable accounting regulations of the Securities and Exchange Commission.


     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 11, the Company has had significant losses in the past, has been dependent on outside equity investors to finance its operations, and certain notes payable are past due. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with respect to these matters are described in Note 11 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

                                          STONEFIELD JOSEPHSON, INC.
                                          CERTIFIED PUBLIC ACCOUNTANTS

Santa Monica, California
April 12, 1998

                        TEAM COMMUNICATIONS GROUP, INC.

                           CONSOLIDATED BALANCE SHEET

                                     ASSETS

                                                           MARCH 31,     DECEMBER 31,   DECEMBER 31,
                                                             1998            1997           1996
                                                         -------------   ------------   -------------
                                                          (UNAUDITED)
Cash and cash equivalents..............................  $      89,400   $   174,400     $   214,300
Trade receivables, less allowance for doubtful accounts
  of $63,800, 63,800 and 63,800, respectively (Note
  2)...................................................      7,690,700     6,740,800       3,342,100
Television program costs, less accumulated amortization
  of $3,255,900, 2,846,600 and $1,599,700, respectively
  (Note 3).............................................      4,872,300     4,287,000       3,555,900
Due from officer (Note 5)..............................        214,400       195,500          11,300
Fixed assets, net (Note 2).............................         25,400        29,000          42,100
Organizational costs and other assets (Note 2).........        728,300       578,000         144,900
                                                         -------------   -----------     -----------
          Total assets.................................  $  13,620,500   $12,004,700     $ 7,310,600
                                                         =============   ===========     ===========
                                LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable, accrued expenses and other
  liabilities (Note 2).................................  $   3,654,400   $ 3,270,500     $ 1,220,200
Deferred revenue (Note 2)..............................        624,000       575,000           4,500
Accrued participations (Note 2)........................        968,300       984,800       1,428,400
Notes payable (Note 7).................................      5,487,700     4,889,600       3,762,900
Accrued interest (Note 5 and 7)........................      1,061,700       898,300         242,000
Shareholder loan and note payable (Note 5).............        740,000       740,000         740,000
                                                         -------------   -----------     -----------
          Total liabilities............................     12,536,100    11,358,200       7,398,000
                                                         -------------   -----------     -----------
Commitments and contingencies (Notes 6 and 10)
Shareholders' deficit:
     Preferred stock, no par value; 2,000,000 shares
       authorized; no shares issued and outstanding
       (Note 10).......................................              0             0               0
     Common stock, no par value; 18,000,000 shares
       authorized; 1,131,344, 1,131,344 and 1,131,344
       shares issued and outstanding (Note 2)..........          1,000         1,000           1,000
     Paid in capital...................................      1,230,100     1,230,100         943,300
     Accumulated deficit...............................       (146,700)     (584,600)     (1,031,700)
                                                         -------------   -----------     -----------
          Total shareholders' equity (deficit).........      1,084,400       646,500         (87,400)
                                                         -------------   -----------     -----------
          Total liabilities and shareholders' equity
            (deficit)..................................  $  13,620,500   $12,004,700     $ 7,310,600
                                                         =============   ===========     ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                        TEAM COMMUNICATIONS GROUP, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                   FOR THE              FOR THE              FOR THE             FOR THE
                              THREE MONTHS ENDED   THREE MONTHS ENDED      YEAR ENDED          YEAR ENDED
                                MARCH 31, 1998       MARCH 31, 1997     DECEMBER 31, 1997   DECEMBER 31, 1996
                              ------------------   ------------------   -----------------   -----------------
                                 (UNAUDITED)          (UNAUDITED)
Revenues (Note 2)...........      $1,573,400           $ 708,400           $6,875,600          $5,749,800
Cost of revenues............         379,000             415,300            2,355,300           2,895,900
                                  ----------           ---------           ----------          ----------
Gross profit................       1,194,400             293,100            4,520,300           2,853,900

General and administrative
  expense...................         541,500             601,500            2,129,300           2,323,800
Allowance for doubtful
  accounts..................              --                  --            1,115,600                  --
                                  ----------           ---------           ----------          ----------
Net income from
  operations................         652,900            (308,400)           1,275,400             530,100

Interest expense (Note 5)...         263,000             271,800            1,040,100             677,700
Interest income.............          48,000              72,000              211,800              58,300
Other income................              --                  --                   --              90,100
                                  ----------           ---------           ----------          ----------
Net income (loss) before
  income taxes..............         437,900            (508,200)             447,100                 800
                                  ----------           ---------           ----------          ----------
Net income (loss)...........      $  437,900           $(508,200)          $  447,100          $      800
                                  ==========           =========           ==========          ==========
Net income (loss) per common
  share basic (Note 2)......      $     0.39           $   (0.45)          $     0.40          $       --
                                  ==========           =========           ==========          ==========
Weighted average number of
  shares outstanding basic
  (Note 2)..................       1,131,344           1,131,344            1,131,344           1,131,344
                                  ==========           =========           ==========          ==========
Net income (loss) per common
  share diluted (Note 2)....      $     0.24           $   (0.28)          $     0.25                  --
                                  ==========           =========           ==========          ==========
Weighted average number of
  shares outstanding diluted
  (Note 2)..................       1,821,800           1,821,800            1,821,800           1,821,800
                                  ==========           =========           ==========          ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                        TEAM COMMUNICATIONS GROUP, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                       FOR THE        FOR THE
                                                     THREE MONTHS   THREE MONTHS     FOR THE        FOR THE
                                                        ENDED          ENDED        YEAR ENDED     YEAR ENDED
                                                      MARCH 31,      MARCH 31,     DECEMBER 31,   DECEMBER 31,
                                                         1998           1997           1997           1996
                                                     ------------   ------------   ------------   ------------
                                                     (UNAUDITED)    (UNAUDITED)
OPERATING ACTIVITIES:
  Net income (loss)................................   $ 437,900      $(508,200)    $   447,100    $       800
  Adjustments to reconcile net income to cash used
    for operating activities:
    Depreciation and amortization..................       3,600          3,300          13,100         15,600
    Amortization of television program costs.......     409,300        142,400       1,455,000      1,100,800
    Allowance for doubtful accounts receivable.....          --             --       1,115,600         63,800
    Additions to television program costs..........    (994,600)      (196,800)     (2,186,200)    (4,060,600)
    Amortization of notes payable discount.........      93,000         93,000         372,000        353,300
    Changes in assets and liabilities:
      Increase in trade receivables................    (949,900)      (530,400)     (4,514,300)    (3,352,900)
      Decrease (increase) in organization costs and
         other assets..............................    (150,300)        15,300        (433,100)      (123,000)
      Increase in accounts payable, accrued expense
         and other liabilities.....................     383,900        405,000       2,050,300        939,500
      Increase (decrease) in deferred revenue......      49,000         23,400         570,500       (343,500)
      Increase (decrease) in accrued
         participations............................     (16,500)       208,200        (443,600)     1,302,300
      Increase in accrued interest.................      70,400         55,100         284,300        201,800
                                                      ---------      ---------     -----------    -----------
         Net cash used for operating activities....    (664,200)      (289,700)     (1,269,300)    (3,902,100)
                                                      ---------      ---------     -----------    -----------
INVESTING ACTIVITIES --                                      --             --
  purchase of fixed assets.........................          --             --                        (36,900)
                                                      ---------      ---------     -----------    -----------
         Net cash used for investing activities....          --         --  --              --        (36,900)
                                                      ---------      ---------     -----------    -----------
FINANCING ACTIVITIES:
  Proceeds from shareholder loan and notes
    payable........................................          --             --              --             --
  Proceeds from issuance of note payable and
    warrants.......................................     658,100        401,000       1,423,500      4,747,000
  Principal payment on loan due to stockholder.....          --             --              --        (10,000)
  Principal payment of notes payable...............     (60,000)             0         (10,000)      (748,600)
  Decrease (increase) in due from officer..........     (18,900)       (51,800)       (184,100)        30,900
  Waiver of interest on loan due to stockholder....          --             --              --         95,000
                                                      ---------      ---------     -----------    -----------
         Net cash provided by financing
           activities..............................     579,200        349,200       1,229,400      4,114,300
                                                      ---------      ---------     -----------    -----------
Net change in cash.................................     (85,000)        59,500         (39,900)       175,300
Cash at beginning of period........................     174,400        214,300         214,300         39,000
                                                      ---------      ---------     -----------    -----------
Cash at end of period..............................   $  89,400      $ 273,800     $   174,400    $   214,300
                                                      =========      =========     ===========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid....................................   $              $             $        --    $    15,100
                                                      =========      =========     ===========    ===========
  Income taxes paid................................   $              $             $     4,000    $     4,000
                                                      =========      =========     ===========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                        TEAM COMMUNICATIONS GROUP, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                  SUPPLEMENTAL SCHEDULE OF NON CASH ACTIVITIES

                                    FOR THE              FOR THE              FOR THE             FOR THE
                               THREE MONTHS ENDED   THREE MONTHS ENDED      YEAR ENDED          YEAR ENDED
                                 MARCH 31, 1998       MARCH 31, 1997     DECEMBER 31, 1997   DECEMBER 31, 1996
                               ------------------   ------------------   -----------------   -----------------
                                  (UNAUDITED)          (UNAUDITED)
Extinguishment of TPEG
  settlement payable by
  assignment of the treasury
  stock receivable...........             --              178,000             178,000             178,000
Issuance of warrants in
  conjunction with notes
  payable (Note 7):..........             --                   --             286,600             602,700
Transfer of shares by
  principal shareholder to
  notes payable holder (Note
  7).........................             --                   --                  --              45,700
Issuance of shares in
  connection with notes
  payable (Note 7)...........             --                   --                  --              84,200
Issuance of shares in
  connection with services
  provided to Company........             --                   --                  --              24,700

  The accompanying notes are an integral part of these consolidated financial statements.

                        TEAM COMMUNICATIONS GROUP, INC.

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                PREFERRED STOCK        COMMON STOCK
                               ------------------   ------------------                 TREASURY
                                NUMBER               NUMBER               PAID IN        STOCK      ACCUMULATED
                               OF SHARES   AMOUNT   OF SHARES   AMOUNT    CAPITAL     RECEIVABLE      DEFICIT
                               ---------   ------   ---------   ------   ----------   -----------   -----------
Balance at February 27,
  1995.......................       0      $   0            0   $    0   $        0    $      0     $         0
Common stock issued..........                       1,024,059    1,000
TPEG settlement (Note 10)....                                                           (87,000)
Net loss for period from
  February 27, 1995 to
  December 31, 1995..........                                                                        (1,032,500)
                                 ----      -----    ---------   ------   ----------    --------     -----------
Balance at December 31,
  1995.......................       0          0    1,024,059    1,000            0     (87,000)     (1,032,500)
Transfer of shares by
  principal shareholder to
  notes payable holder (Note
  7).........................                                                45,700
Exchange of treasury stock
  receivable with related
  party for extinguishment of
  TPEG settlement payable
  (Note 10)..................                                                91,000      87,000
Issuance of shares in
  connection with notes
  payable (Note 7)...........                          79,708        0       84,200
Issuance of warrants in
  connection with private
  placements (Note 7)........                                               602,700
Issuance of shares in
  connection with
  anti-dilution provisions of
  convertible promissory note
  (Note 7)...................                           4,292
Issuance of shares in
  connection with services
  provided to the Company....                          23,285                24,700
Waiver of interest on loan
  due to shareholder.........                                                95,000
Net income for year ended
  December 31, 1996..........                                                                               800
                                 ----      -----    ---------   ------   ----------    --------     -----------
Balance at 12/31/96..........                       1,131,344    1,000      943,300           0      (1,031,700)
Issuance of warrants in
  connection with private
  placement..................                                               286,800
Net income for year ended
  December 31, 1997..........                                                                           447,100
                                 ----      -----    ---------   ------   ----------    --------     -----------
Balance at December 31,
  1997.......................       0      $   0    1,131,344   $1,000   $1,230,100    $      0     $  (584,600)
Net income for the three
  months ended March 31, 1998
  (unaudited)................                                                                           437,900
                                 ----      -----    ---------   ------   ----------    --------     -----------
Balance at March 31, 1998....       0      $   0    1,131,344   $1,000   $1,230,100    $      0     $  (146,700)
                                 ====      =====    =========   ======   ==========    ========     ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                        TEAM COMMUNICATIONS GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- DESCRIPTION OF THE COMPANY:

     Team Communications Group, Inc. (formerly known as DSL Entertainment Group, Inc.) and its wholly owned subsidiaries (collectively, the "Company") are primarily engaged in developing, producing, and distributing television series, programs and specials, and made-for-television movies for telecast, exhibition or distribution in the domestic and foreign television markets. The Company's focus is on developing and producing children's programming and reality based programming for alternative cable channels such as the Learning Channel and the Discovery Channel as well as for channels such as PBS.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated statements include the accounts of Team Communications Group, Inc. and subsidiaries. All significant intercompany transactions and accounts have been eliminated.

  REVENUE RECOGNITION

     Revenue from licensing agreements covering entertainment product owned by the Company is recognized when the entertainment product is available to the licensee for telecast, exhibition or distribution, and other conditions of the licensing agreements have been met in accordance with Statement of Financial Accounting Standard ("SFAS") No. 53, "Financial Reporting by Producers and Distributors of Motion Picture Films." The portion of recognized revenue which is to be shared with the producers and owners of the license program material (participations payable and due to producers) is accrued as the revenue is recognized. Deferred revenues consist principally of advance payments received on television contracts for which program materials are not yet available for broadcast or exploitation. Such amounts are normally repayable by the Company only if it fails to deliver the related product to the licensee.

     Sales to three customers accounted for 100% of the Company's total operating revenue for the three months ended March 31, 1998, and sales to two major customers accounted for 90% of the Company's total operating revenue for the three months ended March 31, 1997.

     Sales to four major customers accounted for approximately 88% of the Company's total operating revenue for the year ended December 31, 1997. Sales to six major customers accounted for approximately 81% of the Company's total operating revenue for the year ended December 31, 1996.

     During 1997, the Company became aware of a clause of a security agreement, which had the potential of creating a contingency with respect to revenue from a related licensing agreement which the Company had included in its 1996 financial statements. The clause related to the Company's agreements with Miramax, and had the effect of allowing Miramax to cancel its agreement to pay the minimum guarantee with respect to "Amazing Tails" if "Total Recall" was not produced. Accordingly, the previously issued financial statements for 1996 were restated, having the effect of reducing revenues by $367,000, cost of revenues by $125,800 and net income of $241,000 ($.13 per share). The contingency will have no impact on future earnings or operations.

  CASH

     The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

  TELEVISION PROGRAM COSTS

     Television program costs are valued at the lower of unamortized cost or net realizable value on an individual title basis. Television program costs represent those costs incurred in the development, production

                        TEAM COMMUNICATIONS GROUP, INC.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) and distribution of television projects. These costs have been capitalized in accordance with SFAS No. 53. Amortization of television program costs is charged to expense and third-party participations are accrued using the individual film forecast method whereby expense is recognized in the proportion that current year revenues bear to an estimate of ultimate revenue. Such estimates of ultimate revenue are prepared and reviewed by management, and estimated losses, if any, are provided for in full. Development costs are reviewed by management and charged to expense when abandoned or, even if still being actively developed, if not set for principal photography within three years of initial development activity.

  FIXED ASSETS

     Fixed assets include office furnishings, fixtures and equipment. Office furnishings, fixtures and equipment are depreciated over a useful life of five years. All depreciation expense is calculated using Modified Accelerated Cost Recovery System. Fixed assets are net of $33,600, $30,000 and $16,700 in accumulated depreciation at March 31, 1998, December 31, 1997 and December 31, 1996, respectively.

  ORGANIZATIONAL COSTS AND OTHER ASSETS

     The balance represents security deposits, prepaid expenses and the unamortized portion of the original costs relating to the incorporation of the Company and capitalized costs in connection with the Company's initial public offering. Such capitalized costs were $530,600 and $374,600 at March 31, 1998 and December 31, 1997, respectively.

  DEBT WITH STOCK PURCHASE WARRANTS

     The proceeds received from debt issued with stock purchase warrants is allocated between the debt and the warrants, based upon the relative fair values of the two securities. Fair value of the debt element of the financial instrument is determined by discounting the future payments of principal and interest, based upon management's estimate of its borrowing rate for similar financial instruments of this risk (generally 25%), and the balance of the proceeds is accounted for as additional paid in capital. The resulting debt discount is amortized to expense over the term of the debt instrument, using the interest method. In the event of settlement of such debt in advance of the maturity date, an expense is recognized based upon the difference between the then carrying amount (i.e., face amount less unamortized discount) and amount of payment.

  UNCLASSIFIED BALANCE SHEET

     In accordance with the provisions of SFAS No. 53, the Company has elected to present an unclassified balance sheet.

  FINANCIAL INSTRUMENTS

     The carrying amounts of financial instruments including cash and cash equivalents, short term accounts receivable, accounts payable, loans payable, and deferred revenue approximated fair value as of March 31, 1998, December 31, 1997 and December 31, 1996 because of the relatively short maturity of these instruments. The carrying value of long term accounts receivable and notes payable approximated fair value as of March 31, 1998, December 31, 1997 and December 31, 1996 because the instruments are valued at the Company's effective borrowing rate.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and

                        TEAM COMMUNICATIONS GROUP, INC.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Included in television program costs in development are two projects with aggregate capitalized costs of $789,000, the development of which commenced in September of 1995 and July of 1996. In the event the Company is unable to produce either of these projects, the Company may incur significant write downs in the future.

  COMMON STOCK

     In January 1996 the Company effected a 2,397.004 for one stock split for shareholders of record on February 23, 1996. In addition, authorized shares were increased from 1,000 to 18,000,000. In January and April of 1997, the Company effected a 2.2776 and 1.0277 for one share reverse stock splits, respectively. All share and per share data in the financial statements reflect the stock split and subsequent reverse stock split for all periods presented.

  CONCENTRATION OF CREDIT RISK

     Approximately 96%, 95% and 72% of the trade receivable balance at March 31, 1998, December 31, 1997 and December 31, 1996, respectively, were represented by the same five customers.

  NET (LOSS) PER COMMON SHARE

     The Company has adopted Statement of Financial Accounting Standard No. 128, Earnings Per Share ("SFAS No. 128"), which is effective for annual and interim financial statements issued for periods ending after December 15, 1997. In accordance with SFAS No. 128, prior years per share amounts have been restated. SFAS No. 128 was issued to simplify the standards for calculating earnings per share ("EPS") previously in APB No. 15, Earnings Per Share. SFAS No. 128 replaces the presentation of primary EPS with a presentation of basic EPS. The new rules also require dual presentation of basic and diluted EPS on the face of the statement of operations.

     For the three months ended March 31, 1998, and the years ended December 31, 1997 and December 31, 1996, the per share data is based on the weighted average number of common and common equivalent shares outstanding, and are calculated in accordance with Staff Accounting Bulletin of the Securities and Exchange Commission (SAB) No. 98 whereby common stock, options or warrants to purchase common stock or other potentially dilutive instruments issued for nominal consideration must be reflected in basic and diluted per share calculations for all periods in a manner similar to a stock split, even if anti-dilutive. Accordingly, in computing basic earnings per share, nominal issuances of common stock are reflected in a manner similar to a stock split or dividend. In computing diluted earnings per share, nominal issuances of common stock and potential common stock are reflected in a manner similar to a stock split or dividend.

     The convertible debt was not included in the calculation of weighted average shares because the President and principal shareholder has personally guaranteed to the Company that he will assume any convertible debt where the debt holder wishes to convert in exchange for his own personal shares. The total number of shares that the convertible debt may convert into is approximately 199,748.

IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF:

     On April 1, 1997, the Company adopted the provision of FASB No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. This statement requires that long-lived

                        TEAM COMMUNICATIONS GROUP, INC.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair values of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this statement did not have a material impact on the Company's financial position, results of operations, or liquidity.


INTERIM FINANCIAL STATEMENTS (UNAUDITED)



     The accompanying unaudited condensed financial statements for the interim periods ended March 31, 1998 and 1997 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.


NOTE 3 -- TELEVISION PROGRAM COSTS:

     Television program costs consist of the following:

                                                            MARCH 31,    DECEMBER 31,   DECEMBER 31,
                                                               1998          1997           1996
                                                            ----------   ------------   ------------
In process and development................................  $1,553,500    $1,502,000     $1,977,000
Released, less accumulated amortization...................   3,318,800     2,785,000      1,578,900
                                                            ----------    ----------     ----------
          Total television program costs..................  $4,872,300    $4,287,000     $3,555,900
                                                            ==========    ==========     ==========

     Based on management's estimates of future gross revenue as of March 31, 1998, approximately 60% of the $3,318,800 in unamortized released television program costs will be amortized during the three years ending March 31, 2001 and 80% will be amortized during the four years ending March 31, 2002.

NOTE 4 -- INCOME TAXES:

     During the period ended December 31, 1995, the Company generated a net loss before taxes on a consolidated basis, however, since the individual subsidiaries were not eligible for consolidation until December 31, 1995, the tax provision is calculated on the individual companies, separately. One company's loss does not offset another company's income, as the companies are not consolidated for tax purposes. For the period ended March 31, 1998, March 31, 1997, December 31, 1997 and December 31, 1996, the tax provision is calculated on the consolidated basis.

     Deferred tax expense results from temporary differences in the recognition of expense for tax and financial statement reporting purposes.

                        TEAM COMMUNICATIONS GROUP, INC.

NOTE 4 -- INCOME TAXES: (CONTINUED)
     A reconciliation of the difference between the statutory federal income tax rate and the Company's effective income tax rate applied to income (loss) before income taxes are as follows for the periods ending:

                                                 MARCH 31,      MARCH 31,     DECEMBER 31,   DECEMBER 31,
                                                    1998           1997           1997           1996
                                                ------------   ------------   ------------   ------------
Statutory federal tax (benefit) rate..........       34%            34%            34%            34%
State income tax provision, net of federal
  benefit.....................................        0%             0%             0%             0%
Benefits of operating loss carryforward.......      (34)%          (34)%          (34)%          (34)%
Increase in valuation reserve against deferred
  tax asset...................................        0%             0%             0%             0%
                                                    ---            ---            ---            ---
Effective tax rate............................        0%             0%             0%             0%
                                                    ===            ===            ===            ===

     The Company accounts for taxes under SFAS No. 109, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

     The components of the net deferred tax asset are as follows:

                                                             MARCH 31,     DECEMBER 31,    DECEMBER 31,
                                                               1998            1997            1996
                                                           -------------   -------------   ------------
Net operating loss (carryforward)........................    $  35,700       $ 184,605      $ 336,620
Valuation allowance......................................    $ (35,700)      $(184,605)      (336,620)
                                                             ---------       ---------      ---------
          Net deferred tax asset.........................    $       0       $       0      $       0
                                                             =========       =========      =========
Total current and deferred taxes payable.................    $       0       $       0      $       0
                                                             =========       =========      =========

     At March 31, 1998, December 31, 1997, and December 31, 1996, the Company has a federal net operating loss carryforward of $105,000, $542,958, and $990,058, respectively, which will begin to expire in 2010.

NOTE 5 -- RELATED PARTY TRANSACTIONS:

     The due from officer balances of $214,400, $195,500 and $11,300 at March 31, 1998, December 31, 1997 and December 31, 1996, respectively, represent payments made by the Company on behalf of and short-term interest free loans made to the President and principal shareholder, less producer's fees earned by the president and principal shareholder for services on a company production.

     The shareholder loan and note payable balance are comprised of the following:

                                                          MARCH 31,    DECEMBER 31,    DECEMBER 31,
                                                            1998           1997            1996
                                                          ---------    ------------    ------------
Promissory notes:
  12% secured promissory note due June 30, 1998(i)......  $500,000       $500,000        $500,000
  14% secured promissory note due June 30, 1998(ii).....   240,000        240,000         240,000
                                                          --------       --------        --------
                                                          $740,000       $740,000        $740,000
                                                          ========       ========        ========

---------------
 (i) In April 1995, the Company entered into a $500,000 promissory note with a shareholder. The notes accrued interest at 10% through December 31, 1995 and at 12% thereafter. The note and all unpaid interest are due June 30, 1998, as amended. The note is secured by all of the President and principal shareholders' shares and the assets of the Company. The shareholder has waived all accrued interest relating to this note totaling $165,000, $150,000 and $90,000 as of March 31, 1998, December 31, 1997

                        TEAM COMMUNICATIONS GROUP, INC.

NOTE 5 -- RELATED PARTY TRANSACTIONS: (CONTINUED) and as of December 31, 1996, respectively. This interest expense, at fair value, was recorded as either a corresponding credit to paid-in capital
     (1996) or accrued liabilities (1997) which will be offset against paid-in capital upon settlement of the obligations.

(ii) In August 1995, the Company entered into a $250,000 promissory note with a shareholder. The note accrues interest at 12% through November 1, 1995 and at 14% thereafter. The note and all unpaid interest are due June 30, 1998, as amended. The note is secured by all of the President and principal shareholder's shares and the assets of the Company. The shareholder has waived all accrued interest relating to this note totaling $79,000, $70,000 and $35,000 as of March 31, 1998, December 31, 1997 and December 31, 1996, respectively. This interest expense, at fair value, was recorded as either a corresponding credit to paid-in capital (1996) or accrued liabilities
     (1997) which will be offset against paid-in capital upon settlement of the obligations. The Company issued 48,743 warrants exercisable at $0.43 in connection with the extension of the maturity date of the loan to July 1, 1996.

NOTE 6 -- COMMITMENTS AND CONTINGENCIES:

     The Company has entered into a new employment agreement with the president of the Company requiring payment, effective January 1, 1997 through December 31, 2001, of annual compensation of $240,000 plus $125,000 per annum as an advance against a pro-rata portion of producer's fees earned by Mr. Levin.

     The Company has obtained a distribution guarantee from Mel Giniger & Associates for the Latin American territories and The Gemini Corporation for the European territories (collectively the "Giniger Entities"). This guarantee relates to the Company's current library and certain future product planned for distribution in Latin America and Europe. For the year ended December 31, 1996, revenue of $680,000, was recognized against this guarantee, which represents 11% of revenue for 1996. The Company believes that the Giniger Entities ability to deliver on this distribution guarantee is predicate on its licensing the Company's product to unaffiliated third parties. As such, at December 31, 1996, the Company only recognized the portion of the guarantee for which the Giniger Entities have entered into sales agreements with unaffiliated third parties for such rights and for which program materials were available to the Giniger Entities. As of March 31, 1998, all rights held by the Giniger Entities have been conveyed back to the Company, and no revenue was recognized through this transaction for the three months then ended.

     The Company leases office space and certain office equipment. The total lease expense was $24,000, $28,000, $96,300 and $113,700 for the periods ended March 31, 1998, March 31, 1997, December 31, 1997 and December 31, 1996,
respectively. The various operating leases to which the Company is presently subject require minimum lease payments for the years ending December 31, as follows:

1998..............................................    44,600
1999..............................................     5,600
2000..............................................     4,600
2001..............................................         0
                                                    --------
                                                    $ 54,800
                                                    ========

                        TEAM COMMUNICATIONS GROUP, INC.

NOTE 7 -- NOTE PAYABLE:

     Notes payable consists of the following at March 31, 1998, December 31, 1997 and December 31, 1996:

                                                            MARCH 31,    DECEMBER 31,   DECEMBER 31,
                                                               1998          1997           1996
                                                            ----------   ------------   ------------
Private placements:
  12% secured notes due June 1998(i)......................  $  880,000    $  900,000     $  900,000
  10% secured convertible notes due June 1998(ii).........     938,400       839,000        657,000
  10% secured convertible notes due February 1999(iii)....     827,400       788,700
Promissory notes:
  12% convertible secured promissory note due June
     1998(iv).............................................     322,000       322,000        322,000
  10% secured promissory note due June 1998(v)............     500,000       500,000        500,000
  10% secured promissory note due June 1997(vi)...........           0             0        885,000
  8% secured note due June 1998(vii)......................     300,000       300,000        239,900
  10% secured note due June 1998(viii)....................     150,000       150,000        124,100
  11% unsecured promissory note past due(ix)..............     124,900       124,900        134,900
  10% secured note due on June 1998(x)....................     650,000       650,000             --
  12% secured note due June 1998(xi)......................     265,000       315,000             --
  12% secured note due April 1, 1999(xii).................     145,000            --             --
  12% secured note due March 16, 1999(xiii)...............     150,000            --             --
  Secured note due June 15, 1998(xiv).....................     235,000            --             --
                                                            ----------    ----------     ----------
                                                            $5,487,700    $4,889,600     $3,762,900
                                                            ==========    ==========     ==========

---------------

(i) During February - June 1996, the Company participated in a private placement offering. The Company sold 18 placement units to the following investors: Matthew and Barbara Geisser, Central Scale Co., Vijaya Kani Rehala, Vijay-Kumar Rekhala, M.D., United Congregation Mesorah, Samuel Marinelli, Mildred Geiss, Jon Kastendieck, Bank Leumi-Affida Bank, Cooperative Holding Corporation, Aaron Wolfson, Abraham Wolfson, Arielle Wolfson, and LEVPOL. Each unit consisted of a $50,000 note payable with interest of 12% per annum, compounded quarterly, and 6,408 Common Stock Purchase warrants. The accrued interest balance was $229,600, $202,600 and $88,400 at March 31, 1998, December 31, 1997 and December 31, 1996
      respectively. Each warrant entitles the holder to buy one share of common stock at an exercise price of $0.43. The warrants are exercisable commencing two business days following the effective date of the registration statement relating to an initial public offering and terminating on the third anniversary of that date. Through this private placement, the Company raised $900,000 and issued 115,351 warrants. Principal and interest are due no later than June 30, 1998, as amended. The notes are secured by substantially all of the assets of the Company. The fair value of the notes and the carrying amount and fair value of the associated warrants were determined by the market rate, approximately 25%, based upon management's estimate of its borrowing rate in an arm's length transaction for a financial instrument of this risk. The notes were discounted at this market rate. The value of the warrants amounted to $128,272 and is included in paid in capital.

(ii) During June - October 1996, the Company participated in a second private placement offering. The Company sold 19.5 placement units to the following investors: Wellington Corporation, Crescent Capital Company, LLC, Arthur Steinberg IRA Rollover, Robert Steinberg IRA Rollover, Robert Ram Steinberg, A Partnership, Heiko Theime, Alpha Ventures, Tuch Family Trust, Third World Trust Company LTD., Alfred Ross, Fred Chanowski, Allen Goodman, Felix Paige, Rogal America, Mark Levine, Joseph Sullivan, Robert Gopen, Colony Financial Services, John Carberry, Daniel and Thalia Federbush, and Michael Berlin. Each unit consisted of a $50,000 senior convertible note payable with interest of 10% per annum, compounded quarterly, and 4,272 Common Stock Purchase warrants. The

                        TEAM COMMUNICATIONS GROUP, INC.

NOTE 7 -- NOTE PAYABLE: (CONTINUED)
       notes are convertible at their principal amount into common stock of the Company at any time one year after the initial public offering through maturity at the conversion price of $5.00 per share subject to adjustment in certain circumstances. Each warrant entitles the holder to buy one share of common stock at an exercise price of $0.43. The warrants are exercisable commencing two business days following the effective date of the registration statement relating to an initial public offering and terminating on the third anniversary of that date. As of December 31, 1996, the Company raised $975,000 and issued 83,308 warrants. Principal and interest are due no later than May 31, 1998. The accrued interest balance was $184,400, $160,200 and $36,800 at March 31, 1998, December
       31, 1997 and December 31, 1996, respectively. The notes are secured by substantially all of the assets of the Company. The carrying amount and fair value of the notes and associated warrants were determined by the market rate, approximately 25%, for a financial instrument of this risk. The notes were discounted at this market rate. The value of the warrants amounted to $381,928 and is included in paid in capital.

(iii) During January 1997, the Company participated in a third private placement offering. The Company sold 19.4 units to the following investors: Alan Parness, Arab International Trust Co., Duck Partners, LP, Gary and Paula Wayton, Michael Rosenbaum, RMK Financial LLC, Robert Bain, Robert Frankel, Roger Triemstra, Roland McAbee, Swan Alley Limited, and Van Moer Santerr & Cie. Each unit consisted of a $50,000 senior convertible note payable with interest of 10% per annum, payable at six month intervals, and 10,000 Common Stock Purchase warrants. The notes are convertible at their principal amount into common stock of the Company at any time before the initial public offering at the conversion price of $5.00 per share subject to adjustment in certain circumstances. The maturity date of the notes will be no later than two years. Each warrant entitles the holder to buy one share of common stock at an exercise price of $.97. The warrants are exercisable commencing two business days following the effective date of the registration statement relating to an initial public offering and terminating on the third anniversary of that date. As of September 30, 1997, the Company raised $969,000 and issued 193,870 warrants. Principal and interest are due no later than February 1999. The accrued interest balance was $105,000 and $80,800, at March 31, 1998, December 31, 1997, respectively. The notes are secured by substantially all of the assets of the Company. The carrying amount and fair value of the notes and associated warrants were determined by the market rate, approximately 25%, for a financial instrument of this risk. The notes were discounted at this market rate. The value of the warrants amounted to $286,797 and is included in paid-in capital.

(iv) In January 1996, the Company entered into an agreement with AMAE Ventures, an outside investor. The Company received $322,000 in exchange for (i) a convertible secured promissory note, convertible into 3% of the Company's outstanding stock on a fully diluted basis through an initial public offering, and (ii) the transfer from the principal shareholder of 4% of the Company's issued and outstanding stock on a fully diluted basis through an initial public offering. The note accrues interest at 12% per annum and is due June 30, 1998, as amended. The note is secured by certain receivables and television distribution rights. The accrued interest balance was $121,000, $93,000 and $36,200 at March 31, 1998,
       December 31, 1997 and December 31, 1996, respectively. The fair value of the note and carrying value and fair value of the associated shares were determined by the market rate for a financial instrument of this risk.

(v) In April 1996, the Company entered into a $500,000 promissory note with South Ferry #2, L.P., an outside investor, to finance a television program. The note accrues interest at 10% per annum and is due on June 30, 1998, as amended. The accrued interest balance was $96,800, $84,300, and $29,600 at March 31, 1998, December 31, 1997 and December 31, 1996,
       respectively. The note is secured by certain assets and rights associated with the television program. There were 29,906 warrants (exercisable at $0.43 per warrant) issued in connection with this note. The fair value of the note was estimated

                        TEAM COMMUNICATIONS GROUP, INC.

NOTE 7 -- NOTE PAYABLE: (CONTINUED)

       using discounted cash flow methods based on the Company's borrowing rates, approximately 25%, for similar types of borrowing arrangements with comparable terms and maturities.

(vi) In July 1996, the Company entered into a $1,200,000 promissory note with 3 outside investors, ACA Equities, D&M Investments and Gilbert Karsenty, to acquire the television rights to "Total Recall." The note accrues interest at 10% per annum and was due on June 30, 1997, as amended. As of March 31, 1998 and December 31, 1997, there had been $1,200,000 repaid in respect to this debt. As of December 31, 1996 there had been $315,000 repaid in respect to this debt. The accrued interest balance was $83,100 at March 31, 1998 and December 31, 1997 and $47,800 at December 31, 1996. There were 53,403 shares of common stock issued in connection with the origination of this debt and 21,362 warrants (exercisable at $0.43 per warrant) were issued to extend the loan. The outside investors are also entitled to 15% of any net profits earned from the exploitation of these rights. The fair value of the notes was estimated using discounted cash flow methods based on the Company's borrowing rates, approximately 25%, for similar types of borrowing arrangements with comparable terms and maturities.

(vii) In November 1996, the Company entered into a $300,000 promissory note with Affida Bank. The note bears interest at 8% per annum, compounding quarterly, and is due the sooner of an initial public Offering or June 30, 1998. The accrued interest balance was $34,200, $8,500, $27,700, and $2,800 at March 31, 1998, December 31, 1997 and December 31, 1996,
       respectively. The note is secured by substantially all of the assets of the Company. There were 25,634 Common Stock Purchase warrants issued in connection with this note. Each warrant entitles the note holder to buy one share of common stock at an exercise price of $.43. The warrants are currently exercisable and terminate on the earlier to occur of the third anniversary of the effective date of an initial public offering or June 30, 2000. The note is secured by substantially all of the assets of the Company. The carrying amount and fair value of the notes and associated warrants were determined by the market rate, approximately 25%, for a financial instrument of this risk. The notes were discounted at this market rate. The value of the warrants amounted to $66,000 and is included in paid in capital.

(viii) In December 1996, the Company entered into a $150,000 promissory note with Phillip Tewel. The note bears interest at 10% per annum, compounding quarterly, and is due the sooner of an initial public offering or June 30, 1998. The accrued interest balance was $20,100, $16,050, and $400 at March 31, 1998, December 31, 1997 and December 31, 1996, respectively. The note is secured by substantially all of the assets of the Company. There were 29,191 Common Stock Purchase warrants issued in connection with this note. Each warrant entitles the note holder to buy one share of common stock at an exercise price of $.43. The warrants are currently exercisable and terminate on the earlier to occur of the third anniversary of the effective date of an initial public offering or June 30, 2000. The note is secured by substantially all of the assets of the Company. The carrying value of the warrants amounted to $26,500 and is included in paid-in capital.

(ix) In September 1996, the Company entered into a $150,000 unsecured promissory note with Time Life to repay an advance provided to the Company in October 1995. The note bears interest at 11% per annum from October 1995 and required payments such that the note would be repaid by March 31, 1997. As of March 31, 1998, December 31, 1997 and December 31, 1996, there was $18,500, $14,800 and $6,810, respectively, of accrued interest. During 1997, the Company made a $10,000 principal payment. During 1996, the Company made a $30,250 payment, of which $15,125 was applied to the principal balance, and $15,125 was applied to accrued interest. The holder of the note has not filed a notice of default and the Company is negotiating an extension of the payment terms.

(x) In June 1997, the Company entered into a $650,000 secured promissory note with Alliance. The note bears interest at the prime rate plus one per cent per annum from June 1996 and required payments such that the note, as amended, would be repaid by June 30, 1998. As of March 31, 1998 and

                        TEAM COMMUNICATIONS GROUP, INC.

NOTE 7 -- NOTE PAYABLE: (CONTINUED)
       December 31, 1997 there was $50,800 and $34,500, respectively of accrued interest. The note is secured by all the television rights and interest owned with regards to the "Total Recall" project. The Company intends to enter into a line of credit with Mercantile National Bank in order to repay this outstanding note.

(xi) In December 1997, the Company obtained a loan in the amount of $315,000 from Venture Management Consultants LLC ("VMC"), which carries interest at 12% per annum, and matures at the earlier of the closing of the offering or June 30, 1998. As the loan was not repaid in full by February 15, 1998, the Company is required to pay VMC an additional $15,000. Included in the principal balance is a $15,000 loan origination fee. As of December 31, 1997 there was accrued interest of $2,000. As of March 31, 1998, $50,000 of the principal under this note has been repaid. The note is secured substantially by all the assets of the Company.

(xii) In March 1998, the Company obtained a loan in the amount of $150,000 from Arab Commerce Bank, which carries interest at 12% per annum and matures on April 1, 1999. As of March 31, 1998 there was accrued interest of $750. The note is secured substantially by all the assets of the Company.

(xiii) In March 1998, the Company obtained a loan in the amount of $150,000 from Nick Kahla, which carries interest at 12% per annum and matures on March 16, 1999. As of March 31, 1998 there was accrued interest of $750. The note is secured substantially by all the assets of the Company.

(xiv) In March 1998, the Company obtained a loan in the amount of $235,000 from David Tresley, which matures on June 15, 1998. Included in the principal balance is a $35,000 loan origination fee.

NOTE 8 -- GEOGRAPHIC INFORMATION:

     The Company operates in a single industry segment, the development, production and distribution of television programming. All of the Company's operations are conducted in the United States.

     A summary of the Company's revenues by geographic area is presented below:

                                   MARCH 31,    MARCH 31,   DECEMBER 31,   DECEMBER 31,
                                      1998        1997          1997           1996
                                   ----------   ---------   ------------   ------------
North America....................  $  748,000   $ 60,000     $1,383,600     $2,221,900
Europe...........................                               307,100      1,332,900
South America....................     825,000                 3,798,900        732,400
Asia.............................                               136,000      1,306,500
Australia and Africa.............                648,400      1,250,000        156,100
                                   ----------   --------     ----------     ----------
          Total..................  $1,573,400   $708,400     $6,875,600     $5,749,800
                                   ==========   ========     ==========     ==========

NOTE 9 -- STOCK OPTION PLANS:

     The Company has established stock option plans for its employees and consultants (the "1995 Stock Option Plan") and for its non-employee directors (the "1995 Stock Option Plan for Non-Employee Directors").

     The 1995 Stock Option Plan allows for options (including Incentive Stock Options) to be granted to employees and consultants at less than fair market value at date of grant. These options may be immediately exercisable and expire over a period determined by the Stock Option Committee of the Board of Directors (the "Committee"). The Committee is comprised of two members of the Board of Directors. The total number of options available to grant under this plan is 270,000.

                        TEAM COMMUNICATIONS GROUP, INC.

NOTE 9 -- STOCK OPTION PLANS: (CONTINUED)
     The 1995 Stock Option Plan for Non-Employee Directors allows for a set number of immediately exercisable options to be granted at fair market value to non-employee members of the Board of Directors. The total number of options available to grant under this plan is 67,500. There were no options granted exercised, forfeited, expired or outstanding pursuant to the Director Plan for the nine months ended September 30, 1997 and the year ended December 31, 1996.

     A summary of the Key Employee Plan as of and for the three months ended March 31, 1998 and the years ended December 31, 1997 and December 31, 1996 is presented below:

                                                                 WEIGHTED AVERAGE
                  KEY EMPLOYEE PLAN                    SHARES     EXERCISE PRICE
                  -----------------                    -------   ----------------
Outstanding as of January 1, 1996....................       --           --
  Granted............................................   35,000        $1.14
  Exercised..........................................       --           --
  Forfeited/Expired..................................       --           --
                                                       -------
Outstanding as of March 31, 1998, December 31, 1997
  and December 31, 1996..............................   35,000
                                                       =======
Weighted-average fair value of options granted during
  the year...........................................  $  1.14
                                                       =======

     The following table summarizes information about options outstanding at March 31, 1998, December 31, 1997 and December 31, 1996:

                                SHARES EXERCISABLE AT
                                   MARCH 31, 1998,
                                  DECEMBER 31, 1997
                                         AND                 DATE
TOTAL SHARES   EXERCISE PRICE     DECEMBER 31, 1996     OPTIONS EXPIRE
------------   --------------   ---------------------   --------------
   30,000          $1.00               10,000            July 1, 2006
    5,000          $2.00                5,000            June 6, 2006
   ------                              ------
   35,000                              15,000
   ======                              ======

     The Company has elected, as permitted by FASB Statement No. 123, "Accounting for Stock Based Compensation" ("FASB 123"), to account for its stock compensation arrangements under the provisions of Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Accordingly, because the exercise price of the Company's employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     Pro forma information regarding net income and earnings per share is required by FASB 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of such pronouncement. The fair value for these options was estimated at the date of grant using the binomial option pricing model with the following weighted average assumptions: risk-free interest rate of 6.33%, no dividend yield, expected lives of two and a half years, and volatility of 0%.

     For purposes of pro forma disclosure, the estimated fair value of the options is zero, hence neither pro forma net income nor earnings per share are presented.

     During the period, the Company issued 21,362 warrants exercisable at $1.07 and 23,283 warrants exercisable at $0.43 and 2,777 shares of Common Stock to four outside parties for services provided in raising outside debt. The Company also issued 23,000 warrants exercisable at $1.00 and 20,000 warrants exercisable at $2.50 to two outside parties for services rendered to the Company, one of such parties assisted in raising capital for the Company by introducing Morris Wolfson and entities affiliated therewith to invest in the

                        TEAM COMMUNICATIONS GROUP, INC.

NOTE 9 -- STOCK OPTION PLANS: (CONTINUED)
Company, none of whom were in any way involved with this Offering and the other serves as legal counsel to the Company. The Company recognized $5,000 in compensation related to these warrants during the year ended December 31, 1996.

     In January 1997, the Company's shareholders voted to freeze the 1995 Stock Option Plans and adopt two new plans, the Team Communications Group, Inc. Stock Awards plan (the "1996 Employee Plan") and the Team Communications Group, Inc. Directors' Stock Option Plan (the "1996 Director's Plan").

     The 1996 Directors Plan allows Directors who are not employees of the Company, on the effective date of an initial public offering and each annual anniversary thereof, to receive options to purchase 2,500 shares. The option price per share of Common Stock purchasable upon exercise of such stock options shall be 100% of the fair market value on the date of grant. Such options shall be exercisable immediately on the date of grant by payment in full of the purchase price in cash. The aggregate number of shares of Common Stock that may be granted pursuant to the 1996 Directors Plan is 20,000.

     The aggregate number of shares of Common Stock that may be granted under the 1996 Employee Plan is 180,000. The Employee Plan provides for the authority by the Employee Plan Committee to grant ISO's to any key employee of the Company or any affiliate of the Company and to determine the terms and conditions of each grant, including without limitation, the number of shares subject to each ISO. The ISO exercise price will also be determined by the Committee and will not be less than the fair market value of the Common Stock on the date of grant. The exercise price will not be less than 110% of such fair market value and the exercise period will not exceed five years if the participant was the holder of more than 10% of the Company's outstanding voting securities.

NOTE 10 -- SUBSEQUENT EVENTS:

     In January 1997, the Board of Directors reduced the authorized common stock shares from 20,000,000 to 18,000,000 and authorized 2,000,000 shares of preferred stock. All references in the financial statements to number of shares of the Company's common stock and preferred stock have been retroactively restated.

     The Company has signed a letter of intent with an underwriter for the sale of its common stock to the public. The underwriter expects to sell 1,500,000 shares of common stock at $5.50 to $7.00 per share.

     The Company has received a commitment letter from Mercantile National Bank for multiple lines of credit of up to $8,175,000 (the "Proposed Bank Facility"), which lines of credit would permit borrowings pursuant to specified borrowing bases made up of the value of the library (including a value for "Total Recall"), accounts receivable and other assets, including cash. The Company currently intends to repay the $3,611,950 of indebtedness remaining after the Offering with proceeds from the Proposed Bank Facility. The Proposed Bank Facility will contain covenants relating to the Company's tangible net worth, debt to equity ratio and profitability. No assurance can be given that the Proposed Bank Facility will be entered into or that the Company will be able to use proceeds from such facility as indicated herein.

NOTE 11 -- GOING CONCERN:

     The Company's financial statements for the years ended December 31, 1997 and December 31, 1996 have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company expects to incur substantial expenditures to produce television programs and/or acquire distribution rights to television programs produced by third parties. The Company's working capital plus limited revenue from the licensing of its current inventory of television programs will not be sufficient to fund the Company's ongoing operations, including completing projects that the Company is contractually required to develop or produce.

                        TEAM COMMUNICATIONS GROUP, INC.

NOTE 12 -- GOING CONCERN: (CONTINUED)
     Management recognizes that the Company must generate additional resources to enable it to continue operations. Management's plans include the sale of additional equity securities. Towards this goal management has engaged an underwriter to assist in the initial public offering of the Company's common stock. However, no assurance can be given that the Company will be successful in raising additional capital. Further, there can be no assurance, assuming the Company successfully raises additional equity, that the Company will achieve profitability or positive cash flow.

======================================================

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................     3
Risk Factors..........................     8
Use of Proceeds.......................    15
Dividend Policy.......................    16
Capitalization........................    17
Dilution..............................    18
Selected Consolidated Financial
  Data................................    19
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    21
Business..............................    28
Management............................    35
Certain Transactions..................    39
Principal Shareholders................    41
Offering by Selling Securityholders...    42
Description of Securities.............    45
Shares Eligible for Future Sale.......    48
Underwriting..........................    50
Legal Matters.........................    52
Experts...............................    52
Additional Information................    53
Index to Consolidated Financial
  Statements..........................   F-1


--------------------------------------------
  UNTIL          , 1998 (25 CALENDAR DAYS
AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON
STOCK, WHETHER OR NOT PARTICIPATING IN THIS
DISTRIBUTION, MAY BE REQUIRED TO DELIVER A
PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN
ADDITION TO THE OBLIGATION OF DEALERS TO
DELIVER A PROSPECTUS WHEN ACTING AS
UNDERWRITERS AND WITH RESPECT TO THEIR
UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
============================================

======================================================
                                1,500,000 SHARES
                                  COMMON STOCK

                        TEAM COMMUNICATIONS GROUP, INC.
                         ------------------------------

                                   PROSPECTUS
                         ------------------------------

                              NATIONAL SECURITIES

                                  CORPORATION

                               COLEMAN & COMPANY
                                SECURITIES, INC.

                                          , 1998

======================================================

                                    PART II

EXHIBITS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Directors of the Company are presently entitled to indemnification as expressly authorized under Section 317 of the California General Corporation Law ("Section 317") and the Bylaws of the Company (which generally authorize the Company to indemnify its Agents where such indemnification is authorized by
Section 317). Section 317 provides a detailed statutory framework covering indemnification of any agent of a corporation who is threatened to be made a party to any legal proceeding by reason of his or her actions on behalf of the corporation.

     Article 5 of the Company's Articles of Incorporation (Exhibit 3.1) provides that a director will not be liable for monetary damages arising out of the director's breach of his or her fiduciary duties to the Company and the shareholders to the fullest extent permissible under the California law. Liability for breach of a director's fiduciary duty arises when the director has failed to exercise sufficient care in reaching decisions or otherwise attending to his responsibilities as a director and in other circumstances. Article V does not eliminate these duties; it only eliminates monetary damage awards occasioned by a breach of these duties. Accordingly, a breach of fiduciary duty is still a valid basis for a suit seeking to stop a proposed transaction from occurring. However, after a transaction has occurred, the shareholders do not have a claim against directors for monetary damages based on a breach of fiduciary duty, even if that breach involves negligence on the part of the directors. Additionally, as a practical matter, equitable remedies such as rescission may not be available after a transaction has already been consummated or in other circumstances.

     The Company intends to enter into indemnification agreements with the Company that attempt to provide the maximum indemnification allowed under the California law. The Indemnification Agreements will make mandatory indemnification which is permitted by California law in situations in which the Indemnitee would otherwise be entitled to indemnification only if the Board of Directors, the Shareholders, independent legal counsel retained by the Company or a court in which an action was or is pending made a discretionary determination in a specific case to award such indemnification. However, in part because the California law was only recently enacted, the extent to which the indemnification permitted by the California law may be expanded by indemnification agreements is unsettled and has yet to be the subject of any judicial interpretation.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses in connection with the issuance and distribution of the securities being registered are as follows (estimated except as noted):


SEC registration fee (actual)...............................  $  4,618.88
NASD filing fee (actual)....................................     1,874.00
Nasdaq SmallCap Market listing fee (actual).................    20,000.00
Printing and engraving expenses.............................   275,000.00
Legal fees and expenses.....................................   255,000.00
Accounting fees and expenses................................   125,000.00
Transfer agent and registration fees and expenses...........    10,000.00
Representatives' non-accountable expense allowance(1).......   187,500.00
Blue sky qualification fees and expenses....................    35,000.00
Miscellaneous...............................................    14,708.00
                                                              -----------
          Total.............................................  $928,700.88
                                                              ===========


---------------

(1) $215,625, if the Underwriters exercise the over-allotment option in full.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     1. A loan in the principal amount of $322,000 was made in January 1996 from AMAE Ventures, an affiliate of Mr. Wolfson, which was used by the Company for general overhead purposes and bears interest at 12%. This note is due on the earlier to occur of June 30, 1998 or the closing of the Offering. The holder of such note has the right to convert the principal amount into 3% of the Company's Common Stock on a fully diluted basis through the completion of the Offering, and has indicated that it intends to convert such note.

     2. Mr. Cayre and Mr. Levin have agreed, subject to documentation, that as of the closing of the Offering, Mr. Cayre will receive payment of $240,000 in respect of the amounts owed to him, and the remaining debt, subject to adequate collateralization (which may include cash collateral) shall be extended until June 30, 1998. Subject to the foregoing, Mr. Levin and Mr. Cayre have also agreed to restructure Mr. Cayre's investment in the Company. Mr. Cayre agreed that upon the closing of the Offering, Mr. Cayre's interest in the Company would be reduced to 164,874 shares of the Company's Common Stock by transferring to Mr. Levin 195,774 shares of the Company's Common Stock held by Mr. Cayre. In February 1996, in connection with a prior restructuring of this indebtedness, Mr. Cayre received options to purchase 48,743 shares of Common Stock of $.43 per share.

     3. In June 1996, South Ferry #2, L.P., an entity controlled by Mr. Wolfson's brother, advanced to the Company the sum of $500,000 in respect of "LoCoMoTioN" in consideration of which such entity received options to acquire 29,906 shares of Common Stock at $.43 per share. This loan bears interest at 10% and is due on the earlier to occur of June 30, 1998 or the closing of the Offering.

     4. The Chana Sasha Foundation, an entity controlled by Mr. Wolfson, extended the Company a $400,000 line of credit on a secured basis in November 1996, which credit line has been used and subsequently repaid by funds from the Company's operations In October 1996, Mr. Wolfson extended the Company approximately $400,000 of credit on a secured basis, which credit line has been used and subsequently repaid by funds from the Company's operations. Mr. Wolfson received 6,408 shares of the Company's Common Stock with respect to such extension of credit.

     5. The July 1996 proceeds from the sale of the note in the Total Recall Financing was used to acquire the rights to produce a television series based on the motion picture "Total Recall." This note, which was sold to ACA Equities, D&M Investments and Gilbert Karsentry, was secured by the Company's underlying rights to the "Total Recall" series, bears interest at 10% and is due on the earlier to occur of June 30, 1997 or the closing of the Offering. The holders of this note have agreed to extend the maturity date through June 30, 1998. In addition, the holders of this note received an aggregate of 53,403 shares of common stock, warrants to acquire 14,954 shares of Common Stock at an exercise price of $.43 and a 13% net profit participation in the Company's interest in the series. As of the date hereof, $1,200,000 has been repaid in respect to this obligation. Mr. Wolfson received 8,544 shares of the Company's Common Stock and 2% of the net profits of the series with respect to the Total Recall Financing.

     6. The Company commenced two private placements under Rule 506 of Regulation D of its Secured Notes in February and in May, 1996. In February 1996, the Company sold to 14 accredited investors $900,000 in principal amount of secured promissory notes which bear interest at 12% and are due upon the earlier to occur of the closing of the Offering or June 30, 1998. These notes were sold to the following investors: Matthew and Barbara Geisser, Central Scale Co., Vijaya Kani Rehala, Vijay-Kumar Rekhala, M.D., United Congregation Mesorah, Samuel Marinelli, Mildred Geiss, Jon Kastendieck, Bank Leumi-Affida Bank, Cooperative Holding Corporation, Aaron Wolfson, Abraham Wolfson, Arielle Wolfson, and LEVPOL. Between June and November 1996, the Company sold to 22 accredited investors $975,000 in principal amount of secured notes which bear interest at 10% and are due at the earlier of this Offering or June 30, 1998. These notes were sold to the following investors: Wellington Corporation, Crescent Capital Company, LLC, Arthur Steinberg IRA Rollover, Robert Steinberg IRA Rollover, Robert Ram Steinberg, A Partnership, Heiko Theime, Alpha Ventures, Tuch Family Trust, Third World Trust Company LTD, Alfred Ross, Fred Chanowski, Allen Goodman, Felix Paige, Rogal America, Mark Levine, Joseph Sullivan, Robert Gopen, Colony Financial Services, John Carberry, Daniel and Thalia Federbush, and Michael Berlin. An aggregate of 198,659 warrants to purchase a like number of shares of Common Stock at an exercise price of $.43 per share were issued in connection with such private placements. The holders of these notes have waived all conversion rights with respect thereto.

     7. During 1996, the Company issued 21,362 warrants (10,681 to William Nesmith and 10,681 to Michael Sposato) exercisable at $1.07, 20,934 warrants exercisable at $0.43 to Bristol Capital, 33,000 warrants, 13,000 of which were issued at $1.00 and 20,000 of which were issued at $2.50, to Joseph Farber and 2,349 warrants exercisable at $0.43 to Robert Dorfman. The Company also issued to Bristol Capital 2,777 shares of Common Stock. The warrants and shares were issued in connection with consulting services provided to the Company, such services relating primarily to advice regarding obtaining additional financing and the structuring of securities issued by the Company, none of which were directly or indirectly related to the Offering. The Company recognized $5,000 in compensation related to these warrants during the year ended December 31, 1996. In 1995, the Company issued 10,000 warrants exercisable at $1.00 to Bruce P. Vann, Esq., for his services as legal counsel to the Company.

     8. In October 1996, the Company obtained a loan from Affida Bank in the amount of $300,000 and, in connection therewith, issued warrants to acquire 29,191 shares of Common Stock at an exercise price of $.97 per share.

     9. In January, February and March 1997, the Company completed the sale of $969,000 of convertible secured notes to 13 accredited investors (the "February 1997 Notes") pursuant to Rule 506 of Regulation D as promulgated under the Securities Act. Each of the foregoing notes are secured, pro-rata and pari passu, by liens on substantially all of the Company's assets, except that the February 1997 Notes are junior to the prior notes. An aggregate of 193,970 warrants to purchase a like number of shares of Common Stock at an exercise price of $1.00 per share were issued in connection with such placements. The February 1997 Notes were sold to the following investors: Alan Parness, Arab International Trust Co., Duck Partners, LP, Gary and Paula Wayton, Michael Rosenbaum, RMK Financial LLC, Robert Bain, Robert Frankel, Roger Triemstra, Roland McAbee, Swan Alley Limited, and Van Moer Santerr & Cie.

     10. In March, April and May, 1998 the Company arranged for short term loans of $1,642,000 from eight accredited investors. The notes issued pursuant to such loans were sold to the following investors: HighBridge Fund Ltd., Nick Kahla, David Tresley, Arab Commerce Bank, Charles Santerre, Philippe de Cock de Rameyen, Anders Ulegard and Kevodrew Realty Inc.

     The above securities were offered by the Registrant in reliance upon an exemption from registration under either (i) Section 4(2) of the Securities Act as transactions not involving any public offering, or (ii) Rule 701 under the Securities Act. No underwriters were involved in connection with the sales of securities referred to in this Item 15.

ITEM 27. (a) EXHIBITS


        1.0      Form of Underwriting Agreement(1)
        3.1      Articles of Incorporation(1)
        3.2      By-laws of the Company(1)
        4.1      Form of Warrant Agreement March 1996(1)
        4.2      Form of Warrant Agreement May 1996(1)
        4.3      Form of Warrant Agreement February 1997(1)
        4.4      Form of Convertible Note March 1996 and related Security
                 Agreement(1)
        4.5      Form of Convertible Note May 1996 and related Security
                 Agreement(1)
        4.6      Form of Convertible Note February 1997(1)
        4.7.1    Extensions relating to South Ferry #2, L.P. Indebtedness(1)
        4.7.2    Extensions relating to Certain February 1996 Convertible
                 Notes(1)
        4.8      Restated Joe Cayre Agreement(1)
        4.9      Agreement with AMAE Ventures, related note and Security
                 Agreement(1)
        4.10     Agreements re Total Recall Financing July 1996(1)
        4.11     Agreements re LoCoMoTioN Financing with South Ferry #2,
                 L.P.(1)
        4.12     1996 Employee Stock Option Plan(1)
        4.13     1996 Directors Stock Option Plan(1)
        4.14     Form of Financial Advisory Agreement between National
                 Securities Corporation and the Company(1)
        4.15     Specimen Certificate(1)
        4.16     Form of Representatives' Warrant(1)
        4.17     Venture Management Consultants LLC, December 1997 Promissory
                 Note(1)
        4.18     March, April and May Promissory Notes(1)
        5.1      Opinion and Consent of Kelly Lytton Mintz & Vann LLP(2)
        10.1     Agreement with Mel Giniger(1)
        10.2     Agreement with Beyond Distribution PTY. Limited(1)
        10.3     Interpublic Group of Companies Contract(1)
        10.4     Employment Agreement, dated as of January 1, 1997, between the Company and Drew Levin(1)
        10.5     Lease between the Company and TCW, amended as of March 20,
                 1998(1)
        10.6     Agreement with Alliance Production Ltd. re Total Recall(1)
        10.7     Interpublic -- Team Co-financing Agreement(1)
        10.8     Miramax Term Sheet(1)
        10.9     Agreement with Leucadia Film Corp.(1)
        10.10    Agreements with the Family Channel re Quake and Down Fall(1)
        10.11    Agreements with Discovery Communications, Inc., re Amazing
                 Tails II(1)
        10.13    Employment Agreement, dated as of January 20, 1997, amended as of October 4, 1997, between the Company and Paul
                 Yamamoto(1)
        10.14    Consulting Agreement, dated October 9, 1997, between the
                 Company and Joseph Cayre(1)
        11       Statement re: Computation of per share earnings(1)
        21       Subsidiaries of the Registrant(1)
        23.1     Consent of experts and named counsel(2) (consent of Kelly
                 Lytton Mintz & Vann LLP included in Exhibit 5.1)
        23.3     Consent of Bruce P. Vann, Esq. (Nominated Director)(1)
        23.4     Consent of Seth M. Willenson (Nominated Director)(1)
        24.4     Consent of Michael Jay Solomon (Nominated Director)(3)
        24       Power of Attorney(1)


---------------
(1) Previously filed.
(2) Filed herewith.
(3) To be filed by amendment.

ITEM 28. UNDERTAKINGS

     The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the California General Corporation Law, the Articles of Incorporation of the Registrant, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim of or indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes that:

          (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement."

          (2) That, for the purpose of determining any liability under the Securities Act, each such posteffective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

                                   SIGNATURES


     In accordance with the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 10 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Los Angeles, State of California, on this 17th day of June, 1998.


                                          Team Communications Group, Inc.

                                          By:        /s/ DREW LEVIN
                                            ------------------------------------
                                            DREW LEVIN
                                            Chairman of the Board, President,
                                            and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 10 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                   CAPACITY                    DATE
                      ---------                                   --------                    ----
                   /s/ DREW LEVIN                          Chairman of the Board,         June 17, 1998
-----------------------------------------------------    President, Chief Executive
                     DREW LEVIN                             Officer and Director

                          *                                       Director                June 17, 1998
-----------------------------------------------------
                    PAUL YAMAMOTO

                 /s/ MICHAEL LATINER                       Senior Vice President,         June 17, 1998
-----------------------------------------------------       Finance and Secretary
                   MICHAEL LATINER


*By:         /s/ DREW LEVIN
     ---------------------------------
                DREW LEVIN
             Attorney-in-Fact

                        TEAM COMMUNICATIONS GROUP, INC.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

          FOR THE PERIOD FROM FEBRUARY 27, 1995 TO DECEMBER 31, 1995,
                        THE YEAR ENDED DECEMBER 31, 1996
                      AND THE PERIOD ENDED MARCH 31, 1998

                                                                        1998
                                          -----------------------------------------------------------------
                                                                                      OTHER
                                            BALANCE      ADDITIONS    DEDUCTIONS   ADJUSTMENTS   BALANCE AT
                                          AT BEGINNING    CHARGED        FROM        DURING        END OF
              DESCRIPTION                  OF PERIOD     TO INCOME     RESERVE       PERIOD        PERIOD
              -----------                 ------------   ----------   ----------   -----------   ----------

Deducted from accounts receivable for
  doubtful accounts and returns.........    $63,800      $        0   $        0     $     0      $63,800

                                                                        1997
                                          -----------------------------------------------------------------

Deducted from accounts receivable for
  doubtful accounts and returns.........    $63,800      $1,115,600   $1,115,600     $     0      $63,800

                                                                        1996
                                          -----------------------------------------------------------------

Deducted from accounts receivable for
  doubtful accounts and returns.........    $     0      $   71,300   $   (7,500)    $     0      $63,800

                                                                        1995
                                          -----------------------------------------------------------------

Deducted from accounts receivable for
  doubtful accounts and returns.........    $     0      $   10,600   $  (10,600)    $     0      $     0

                               INDEX TO EXHIBITS


                                                                         SEQUENTIALLY
EXHIBIT                                                                    NUMBERED
NUMBER                             DESCRIPTION                               PAGE
-------                            -----------                           ------------
  1.0      Form of Underwriting Agreement(1)...........................
  3.1      Articles of Incorporation(1)................................
  3.2      By-laws of the Company(1)...................................
  4.1      Form of Warrant Agreement March 1996(1).....................
  4.2      Form of Warrant Agreement May 1996(1).......................
  4.3      Form of Warrant Agreement February 1997(1)..................
  4.4      Form of Convertible Note March 1996 and related Security
           Agreement(1)................................................
  4.5      Form of Convertible Note May 1996 and related Security
           Agreement(1)................................................
  4.6      Form of Convertible Note February 1997(1)...................
  4.7.1    Extensions relating to South Ferry #2, L.P.
           Indebtedness(1).............................................
  4.7.2    Extensions relating to Certain February 1996 Convertible
           Notes(1)....................................................
  4.8      Restated Joe Cayre Agreement(1).............................
  4.9      Agreement with AMAE Ventures, related note and Security
           Agreement(1)................................................
  4.10     Agreements re Total Recall Financing July 1996(1)...........
  4.11     Agreements re LoCoMoTioN Financing with South Ferry #2,
           L.P.(1).....................................................
  4.12     1996 Employee Stock Option Plan(1)..........................
  4.13     1996 Directors Stock Option Plan(1).........................
  4.14     Form of Financial Advisory Agreement between National
           Securities Corporation and the Company(1)...................
  4.15     Specimen Certificate(1).....................................
  4.16     Form of Representatives' Warrant(1).........................
  4.17     Venture Management Consultants LLC, December 1997 Promissory
           Note(1).....................................................
  4.18     March, April and May Promissory Notes(1)....................
  5.1      Opinion and Consent of Kelly Lytton Mintz & Vann LLP(2).....
 10.1      Agreement with Mel Giniger(1)...............................
 10.2      Agreement with Beyond Distribution PTY. Limited(1)..........
 10.3      Interpublic Group of Companies Contract(1)..................
 10.4      Employment Agreement, dated as of January 1, 1997, between the Company and Drew Levin(1)...............................
 10.5      Lease between the Company and TCW, amended as of March 20,
           1998(1).....................................................
 10.6      Agreement with Alliance Production Ltd. re Total
           Recall(1)...................................................
 10.7      Interpublic -- Term Co-financing Agreement(1)...............
 10.8      Miramax Term Sheet(1).......................................
 10.9      Agreement with Leucadia Film Corp.(1).......................
 10.10     Agreements with the Family Channel re Quake and Down
           Fall(1).....................................................
 10.11     Agreements with Discovery Communications, Inc., re Amazing
           Tails II(1).................................................

                                                                         SEQUENTIALLY
EXHIBIT                                                                    NUMBERED
NUMBER                             DESCRIPTION                               PAGE
-------                            -----------                           ------------
 10.13     Employment Agreement, dated as of January 20, 1997, amended as of October 4, 1997, between the Company and Paul
           Yamamoto(1).................................................
 10.14     Consulting Agreement, dated October 9, 1997 between the
           Company and Joseph Cayre(1).................................
 11        Statement re: Computation of per share earnings(1)..........
 21        Subsidiaries of the Registrant(1)...........................
 23.1      Consent of experts and named counsel(2) (consent of Kelly
           Lytton Mintz & Vann LLP included in Exhibit 5.1)............
 23.3      Consent of Bruce P. Vann, Esq. (Nominated Director)(1)......
 23.4      Consent of Seth M. Willenson (Nominated Director)(1)........
 24.4      Consent of Michael Jay Solomon (Nominated Director)(3)......
 24        Power of Attorney(1)........................................


---------------

(1) Previously filed.

(2) Filed herewith.

(3) To be filed by amendment.